Exhibit 10.44

California Proton Treatment Center

LOAN AND SECURITY AGREEMENT

between

CALIFORNIA PROTON TREATMENT CENTER, LLC,

(Borrower)

and

ORIX CAPITAL MARKETS, LLC,

(Agent)

and

ORIX CAPITAL MARKETS, LLC,

a Delaware limited liability company

and

VARIAN MEDICAL SYSTEMS INTERNATIONAL AG,

a Swiss corporation

(Lenders)

dated

September 30, 2011

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Schedule, Exhibits and Riders

Schedule 1.2	Definitions
Exhibit A	Legal Description
Exhibit B	Pending Suits
Exhibit C	Material Agreements
Exhibit D	Participation Agreements
Exhibit E	Note
Exhibit F	Form of Assignment and Acceptance Agreement
Rider 1.1.4	Extension
Rider 10.1(b)	Actions by Agent

iii

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”), which is dated as of September 30, 2011, is by and between Borrower, Agent and Lenders, as those terms are defined below, who, in consideration of the mutual covenants, conditions and agreements herein contained, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Parties and Basic Terms. The terms set forth below, as used in this Agreement, shall have the meanings given them in this Section.

1.1.1 Borrower and Guarantor.

(a) “Borrower” means: California Proton Treatment Center, LLC, a Delaware limited liability company.

(b) “Borrower’s Address” means: 4747 Executive Drive, Suite 590, San Diego, California 92121, Attention: Jeffrey L. Bordok. Facsimile No. (858) 875-2660.

(c) “Borrower’s Counsel” means: Locke Lord Bissell & Liddell LLP, Whit Roberts, Esq.

(d) “Borrower’s Counsel’s Address” means: 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201. Facsimile No. (214) 756 -8659.

(e) “Guarantor” means: Collectively, Jeffrey L. Bordok, an individual residing in Minden, Douglas County, Nevada, and James Thomson, an individual residing in Corona del Mar, Orange County, California.

1.1.2 Agent and Lenders.

(a) “Agent” means: ORIX Capital Markets, LLC, a Delaware limited liability company, in its capacity as agent for Lenders, and any successor agent appointed hereunder.

(b) “Lenders” means: ORIX Capital Markets, LLC, a Delaware limited liability company, and Varian Medical Systems International AG, a Swiss corporation, and their successors and assigns, and those other lenders from time to time party hereto (each, a “Lender”).

(c) “Agent’s Address” means: 1717 Main Street, Suite 1100, Dallas, Texas 75201, Attention: Michael J. Moran. Facsimile No. (214) 237-2018.

(d) “Lenders’ Counsel” means: Drinker Biddle & Reath LLP, Michael E. Mermall, Esq.

(e) “Lenders’ Counsel’s Address” means: 191 N. Wacker Drive, Suite 3700, Chicago, Illinois 60606. Facsimile No. (312) 569-3448.

1.1.3 The Property.

(a) “Facility” means: the Land, the Improvements, the Proton System, and all other equipment, fixtures, machinery and personal property now or hereafter owned by or leased to Borrower.

(b) “Facility Lease” means: That certain Lease and Management Services Agreement by and between Borrower, as lessor, and Provider, as lessee, dated as of June 11, 2010, demising the Facility to Provider.

(c) “Ground Lease” means: That certain Ground Lease by and between Borrower, as lessor, and Ground Lessee, as lessee, dated as of September 30, 2011, demising the Facility to Ground Lessee.

(d) “Ground Sublease” means: That certain Ground Sublease by and between Ground Lessee, as sublessor, and Borrower, as sublessee, dated as of September 30, 2011, demising the Facility to Borrower.

(e) “Improvements” include the following: a to-be-built 103,500 square foot proton radiation treatment center, comprised of five (5) treatment rooms (two fixed-beam rooms and three gantry rooms), as more defined in Schedule 1.2.

(f) “Land” means: The approximately 9.356 acre parcel of land having a common address of 9965 Summers Ridge Road, San Diego, California 92121 and being legally described on attached Exhibit A.

(g) “Project” means: The acquisition of the Land, completion of site work on the Land, the construction and leasing of the Improvements, and the management and operation of the Facility as a proton radiation treatment center.

1.1.4 The Loan.

(a) “Amortization Commencement Date” means: July 1, 2014.

(b) “Amortization Conversion Fee” means: $826,500.

(c) “CapEx Holdback” means: A holdback from the proceeds of the Loan in the amount of $99,121,635.

(d) “Commitment Fee” means: $2,479,500.

(e) “Contingency Holdback” means: A holdback from the proceeds of the Loan in the amount of $2,576,147.

(f) “Default Rate” means: The per annum rate equal to the Interest Rate plus 500 Basis Points.

(g) “Development Fee Holdback” means: A holdback from the proceeds of the Loan in the amount of $1,972,594.

(h) “Exit Fee” means: (a) if a portion of the Loan Amount is prepaid, one percent (1.00%) of the amount prepaid, and (b) if the Loan is paid in full, whether by prepayment or upon maturity, one percent (1.00%) of the entire principal balance of the Loan then outstanding. Agent’s determination of the Exit Fee shall be, absent manifest error, conclusive and binding on Borrower. The Amortization Conversion Fee, if paid by Borrower in accordance with Section 2.3.1(b), shall be credited against the amount of the Exit Fee.

(i) “Holdbacks” means: Collectively, the CapEx Holdback, the Contingency Holdback, the Development Fee Holdback, the Insurance Holdback, the Interest Holdback, the O&M Holdback, the Operating Deficit Holdback, the Pre-Opening Expense Holdback, the Project Working Capital Holdback, the Real Estate Tax Holdback and the Working Capital Holdback, each a “Holdback”.

(j) “Initial Disbursement” means: The amount determined solely by Agent based upon the Loan Budget and approved closing costs and disbursements.

(k) “Insurance Holdback” means: A holdback from the proceeds of the Loan in the amount of $958,193.

(l) “Interest Holdback” means: A holdback from the proceeds of the Loan in the amount of $13,749,726.

(m) “Interest Rate” means: A per annum rate equal to LIBOR plus 625 Basis Points, except that during any Extension Term, the Interest Rate shall be a per annum rate equal to LIBOR plus 700 Basis Points; provided at no time shall the Interest Rate ever be less than eight and twenty-five hundredths percent (8.25%) per annum, and further provided that at no time during any Extension Term shall the Interest Rate ever be less than nine percent (9.00%) per annum. The Interest Rate shall be adjusted on the first day of each calendar month based upon LIBOR in effect on the second to last Business Day of the preceding month, except that if the last day of such month is a day on which The Wall Street Journal is not published or a day on which LIBOR is not published in The Wall Street Journal, then LIBOR for that month shall be LIBOR as published on the immediately preceding day on which The Wall Street Journal is published, provided that if The Wall Street Journal is no longer available as a source for determination of LIBOR, LIBOR will be determined from another readily available source selected by Agent in its sole discretion. In the event that no LIBOR shall be published, Agent (in its sole discretion) may substitute another rate approximating the LIBOR (which substitute rate may be reasonably adjusted by Agent) to the effect that such substitute rate will provide for an interest rate equivalent to the Interest Rate which would have been effective if the LIBOR were quoted, as determined by Agent (in its sole discretion). Agent’s determination of the Interest Rate shall be, absent manifest error, conclusive and binding on Borrower and each Lender.

(n) “Loan Amount” means: $165,300,000

(o) “Loan Budget” means: The sources and uses of the Loan Amount set forth on Exhibit A to the Closing Certificate of Borrower.

(p) “Maturity Date” means: September 30, 2015, subject to extension according to the terms of Rider 1.1.4 attached to this Agreement.

(q) “Minimum Amortization Payment” means: On each Scheduled Payment Date, an amount determined by Agent equal to the amount of principal that would be payable on the Amortization Commencement Date and each subsequent Scheduled Payment Date in order to amortize the outstanding principal balance of the Loan as of the Amortization Commencement Date over a 15 year period assuming an interest rate of eight and one-quarter percent (8.25%) per annum compounded monthly and assuming a 360 day year. Agent’s determination of the Minimum Amortization Payment shall be, absent manifest error, conclusive and binding on Borrower.

(r) “Minimum Interest Lookback Amount” means: (A) if a portion of the Loan Amount is prepaid on or before the Amortization Commencement Date, an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid from the Closing Date through and including the Amortization Commencement Date at the Interest Rate then in effect on the date of any such prepayment, over (ii) the actual amount of interest paid to Lenders in respect of the amount so prepaid, and (B) if the Loan is prepaid in full on or before the Amortization Commencement Date, an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the Loan Amount from the Closing Date through and including the Amortization Commencement Date at the Interest Rate then in effect on the date of any such prepayment, over (ii) the actual amount of interest paid to Lenders in respect of the Loan, less any amounts previously paid to Lenders as a Minimum Interest Lookback Amount pursuant to (A) above in connection with any previous prepayments. For purposes of determining the Minimum Interest Lookback Amount, only monthly interest paid at the Interest Rate shall be taken into account; no fees (including the Commitment Fee, the Amortization Conversion Fee and the Exit Fee), interest at the Default Rate in excess of the Interest Rate, late charges or similar charges or other amounts shall be included in the determination of the actual amount of interest paid. Agent’s determination of the Minimum Interest Lookback Amount shall be, absent manifest error, conclusive and binding on Borrower.

(s) “O&M Holdback” means: A holdback from the proceeds of the Loan in the amount of $655,289.

(t) “Operating Deficit Holdback” means: A holdback from the proceeds of the Loan in the amount of $2,421,571.

(u) “Pre-Opening Expense Holdback” means: A holdback from the proceeds of the Loan in the amount of $6,098,041.

(v) “Project Working Capital Holdback” means: A holdback from the proceeds of the Loan in the amount of $2,340,601.

(w) “Real Estate Taxes Holdback” means: A holdback from the proceeds of the Loan in the amount of $6,949,434.

(x) “Working Capital Holdback” means: A holdback from the proceeds of the Loan in the amount of $9,300,000, as may be increased pursuant to the terms of Section 2.2.2 or decreased pursuant to the terms of the last grammatical paragraph of Section 2.6.

1.1.5 Third Parties.

(a) “Broker” means: Collectively, Signet Development, Ltd., WFG Health Ventures, LLC and Cascada Capital.

(b) “General Contractor” means: The Haskell Company, a Delaware corporation.

(c) “Ground Lessee” means: ORIX Proton San Diego, LLC, a Delaware limited liability company.

(d) “Proton Equipment Vendor” means: Varian Medical Systems, Inc. or any other vendor approved by Agent.

(e) “Provider” means: Scripps Clinic Medical Group, Inc., a California professional medical corporation.

(f) “Title Company” means: Stewart Title Guaranty Company.

1.2 Additional Definitions. Schedule 1.2 attached to this Agreement sets forth additional defined terms and such terms are hereby incorporated in this Agreement and expressly made a part of this Agreement by this reference.

ARTICLE 2

TERMS OF THE LOAN

2.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth in this Agreement, Lenders agree to lend to Borrower and Borrower agrees to borrow from Lenders, from time to time, such sums as may be requested by Borrower, the total of which shall not exceed the Loan Amount to be used, as provided in this Agreement in conformance with the Loan Budget. Each and every of the obligations of Lenders under this Agreement are several, and no Lender shall be responsible in any case, event or circumstance for the failure of any other Lender to fund any portion of an Advance required to be funded by such other Lender.

2.2 Loan Disbursements.

2.2.1 Initial Disbursement. Upon satisfaction of all applicable conditions set forth in Section 3.1, each Lender will advance its Pro Rata Share of the Initial Disbursement. The actual amount of the Initial Disbursement shall be determined by Agent based on the Loan Budget. Borrower shall give Agent not less than four (4) Business Days prior written notice of the date Borrower desires to receive the Initial Disbursement.

2.2.2 Holdbacks. Advances from the Holdbacks shall be available for disbursement upon satisfaction of the applicable terms and conditions of this Agreement. Advances from each of the Holdbacks shall not exceed the amount of the applicable Holdback as set forth in Section 1.1 of this Agreement. Subject to Section 3.2.5, Borrower shall not, in the absence of prior written approval from Agent given in Agent’s sole and absolute discretion, reallocate funds in the Project Budget from one line item to another line item or from one Holdback to another Holdback. Notwithstanding anything contained herein to the contrary, commencing on the Amortization Commencement Date and except for the Working Capital Holdback, the Development Fee Holdback and the O&M Holdback, Borrower shall have no further right to request or receive any Advances from any other Holdback, and except for the Working Capital Holdback, the Development Fee Holdback and the O&M Holdback, Lenders shall have no further obligation to make any Advances from any other Holdback; provided that on the Amortization Commencement Date any undisbursed amounts of the Operating Deficit Holdback and the Pre-Opening Expense Holdback, if any, may, at Borrower’s written request, be allocated to the Working Capital Holdback.

(a) Lenders shall make Advances to themselves from the Interest Holdback solely for the payment of Accrued Interest in an aggregate amount equal to the Monthly Interest Deficiency, and, to the extent Revenues are insufficient therefor, the payment of the Amortization Conversion Fee and the Exit Fee.

(b) Lenders shall make Advances from the CapEx Holdback solely to pay for Approved CapEx Expenses.

(c) Lenders shall make Advances from the Insurance Holdback solely to pay Monthly Insurance Deposits and Premiums next due and payable to the extent Revenues are insufficient therefor.

(d) Lenders shall make Advances from the Real Estate Taxes Holdback solely to pay Monthly Tax Deposits and Impositions next due and payable to the extent Revenues are insufficient therefor.

(e) Lenders shall make Advances from the Development Fee Holdback for the payment to Borrower (or at Borrower’s direction) of a development fee (the “Development Fee”); provided, however, that any such Advances of the Development Fee Holdback to pay the Development Fee shall be subject to the following terms and conditions: (i) as part of the Initial Disbursement, there shall be an Advance from the Development Fee Holdback in the amount of $500,000; (ii) Borrower shall have the right to request an Advance from the Development Fee Holdback equal to $500,000 upon Agent’s confirmation that the second (2nd) payment milestone described in Appendix 2-B of the Proton System Purchase Agreement (extraction of beam from the cyclotron after installation in the Improvements) has been satisfied; (iii) Borrower shall have the right to request an Advance from the Development Fee Holdback equal to $500,000 upon Agent’s receipt of written certification from each of Borrower and the Proton Equipment Vendor that the Proton System is fully installed and operational in all respects (subject to the written confirmation of the Construction Consultant) and that Final Acceptance has occurred; (iv) Borrower shall have the right to request an Advance from the Development Fee Holdback equal to $359,857 at such time that, in any twelve (12) month period, at least 18,000 treatment fractions have been performed at the Facility; and (v) Borrower shall have the right to request an Advance from the Development Fee Holdback equal to the remaining undisbursed amount of the Development Fee Holdback at such time that, in any twelve (12) month period, at least 48,000 treatment fractions have been performed at the Facility, and, at such time and in addition to the undisbursed funds remaining in the Development Fee Holdback, Borrower shall have the right to request an Advance from the undisbursed funds remaining in the Contingency Holdback, if any, in an amount up to $1,500,000.

(f) Subject to the terms and provisions of Section 2.5.2, Lenders shall make a single Advance from the Operating Deficit Holdback solely to deposit the Operating Deficit Escrow Funds in the Operating Deficit Escrow Account as and when required under the Facility Lease and prior to delinquency under the Facility Lease, to the extent Revenues are insufficient therefor.

(g) Subject to the terms and provisions of Section 2.5.2, Lenders shall make a single Advance from the Pre-Opening Expense Holdback solely to deposit the Pre-Opening Escrow Funds in the Pre-Opening Expenses Escrow Account as and when required under the Facility Lease and prior to delinquency under the Facility Lease, to the extent Revenues are insufficient therefor.

(h) Subject to the terms and provisions of Section 2.5.2, Lenders shall make a single Advance from the Working Capital Holdback solely to deposit the Minimum Working Capital Amount in the Working Capital Escrow Account as and when required under the Facility Lease and prior to delinquency under the Facility Lease, to the extent Revenues are insufficient therefor.

(i) Lenders shall make Advances from the Contingency Holdback upon written request from Borrower, and with such accompanying documentation as Agent shall request, for the purpose of paying certain costs and expenses relating to the Project approved by Agent. Notwithstanding the foregoing, any amounts reallocated to the Contingency Holdback pursuant to Section 3.2.5 from line items constituting “soft costs” may be used only for “soft costs” relating to the Project, as reasonably determined by Agent.

(j) Lenders shall make Advances from the O&M Holdback solely to pay the Support Services Fees next due and payable to the extent Revenues and amounts then held in the O&M Reserve, if any, are insufficient therefor.

(k) Lenders shall make Advances from the Project Working Capital Holdback solely to pay Eligible Expenses to the extent Revenues are insufficient therefor.

2.3 Payments.

2.3.1 Interest and Principal.

(a) The principal balance of the Loan shall bear interest at the Interest Rate or, as applicable, the Default Rate. Interest shall accrue on the principal balance of the Loan, from time to time, based on a 360 day year and charged for the actual number of days outstanding. Commencing on the first Scheduled Payment Date, and on or before each Scheduled Payment

Date thereafter, Borrower shall pay to Agent, for the benefit of Lenders, in arrears, all Accrued Interest, and commencing on the first Scheduled Payment Date after the Amortization Commencement Date, and on or before each Scheduled Payment Date thereafter, Borrower shall pay to Agent, for the benefit of Lenders, in arrears, all Accrued Interest and the Minimum Amortization Payment.

(b) Borrower shall pay to Agent, for the benefit of Lenders, the Amortization Conversion Fee on the Amortization Commencement Date.

(c) Borrower shall pay to Agent, for the benefit of Lenders, all Indebtedness, including the entire outstanding principal balance of the Loan, all Accrued Interest, the Exit Fee, the Amortization Conversion Fee (if not yet paid) and the Minimum Interest Lookback Amount (if any) on the Maturity Date.

(d) Following the occurrence of an Event of Default, interest shall be computed at, and Borrower shall pay interest on the unpaid principal balance of the Loan at, the Default Rate. All other payments, reimbursements and other amounts due from Borrower to Lenders under the Loan Documents not paid when due shall bear interest at the Default Rate from the date when due until the date when received by Agent. Acceptance by Agent and payment by Borrower of interest at the Default Rate is not a permitted alternative to the full and timely payment of all amounts due and payable under the Loan Documents, shall not be construed as an agreement or privilege to extend the date of payment of the Indebtedness and shall not act as or constitute a cure of any Default or Event of Default and shall not limit or prejudice Agent’s or Lenders’ rights and remedies with respect to any such Default or Event of Default.

(e) Upon not less than thirty (30) days prior written notice to Agent, Borrower may prepay the Loan on any Scheduled Payment Date in whole or in part; provided that (1) if the principal amount is being prepaid in part, Borrower shall also pay to Agent, for the benefit of Lenders, the Minimum Interest Lookback Amount on such prepaid amount (if any) and the proportionate amount of the Exit Fee, and (2) upon any payment of the entire principal balance of the Loan, all other Indebtedness, including all Accrued Interest, the Minimum Interest Lookback Amount (if any), and the Exit Fee (if any) shall also be paid to Agent, for the benefit of Lenders, in full. Such notice shall specify the amount to be prepaid and the date on which such prepayment shall occur. All prepayments (other than mandatory prepayments, those described in Section 2.6 or a payment of the entire Loan balance) shall be in increments of $25,000.

(f) Unless otherwise specified in this Agreement, all amounts payable to Agent or any Lender shall be due and payable within ten (10) days after request or invoice.

2.3.2 Place and Manner of Payment; Application of Payments.

(a) The payment of all amounts due under this Agreement and the other Loan Documents shall be deemed received only when actually received by Agent in Dallas, Texas and shall be made in immediately available U.S. funds (or if Agent so elects, shall be made by ACH from the Blocked Account or other depository account approved by Agent). Payments received after 11:00 a.m. in said location shall be deemed received on the next day Agent is open for business. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.

(b) Agent will distribute or cause to be distributed to each Lender in same day funds (if Agent is in receipt of immediately available funds prior to 11:00 a.m. in Dallas, Texas on a Business Day, otherwise, the next day Agent is open for business) such Lender’s Pro Rata Share of the payments of principal and interest, and its Pro Rata Share of the payments of other sums, in like funds for the account of such Lender (if Agent subsequently determines that it distributed to a Lender an amount in excess of that Lender’s Pro Rata Share of any payment, Agent shall so notify such Lender and such Lender shall promptly refund such excess); provided, however, that Agent shall have the right to deduct from amounts due a Lender in default under its obligations under Section 10.5 the amount owing by such Lender pursuant to said Section 10.5 (which shall include, without limitation, interest and other charges as described in the Loan Documents) and pay the amount so deducted to itself, the other Lenders, or such other party as is entitled to such amount, as applicable. If a court of competent jurisdiction orders, at any time, that any amount received or collected in respect of the Loan must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to Borrower or other Borrower Party or paid to any other Person, then, notwithstanding any other provision of this Agreement, Agent shall not be required to distribute any portion thereof to Lenders and each Lender shall promptly on demand by Agent repay to Agent any portion thereof that Agent shall have theretofore distributed to such Lender together with any fees, charges or interest thereon at such rate, if any, as Agent shall have been required (or entitled, in the case of itself) to pay to Borrower or such other Person with respect thereto, without setoff, counterclaim or reduction of any kind. Acceptance by Agent of payments in other than immediately available funds or by ACH shall not constitute a waiver by Agent of its rights to insist that any subsequent payment be made in immediately available funds or by ACH. All amounts due from Borrower or any Borrower Party under the Loan Documents shall be payable without setoff, counterclaim or any other deduction whatsoever.

(c) Except as provided above in this Section and in Section 10.16, each Lender’s interest in the Loan relative to the receipt of payments shall be of equal priority with the interest of each other Lender.

(d) Each borrowing of proceeds of the Loan and each payment or prepayment by Borrower with respect to principal, interest, fees or other amounts due and owing from Borrower hereunder to Lenders shall (except as to certain fees) be made in accordance with each Lender’s Pro Rata Share, but Borrower shall not be required to break down and make separate payments or prepayments of principal, interest or other amounts due and owing to each of the individual Lenders, and instead shall aggregate and remit payments or prepayments to Agent only, who shall then be solely responsible for allocating and distributing the aggregate amount so received from Borrower among the individual Lenders in accordance with their respective Pro Rata Shares. Borrower’s remitting payment to Agent in such manner shall constitute payment to all Lenders for all purposes under the Notes and the other Loan Documents.

2.3.3 Late Payment Fee. If any payment due on any Scheduled Payment Date or any other amount due hereunder is not made within five (5) days of the Scheduled Payment Date, or, as applicable, five (5) days (or such earlier time as may be specified herein) after request for payment by Agent, Agent, at its option and in addition to any other remedy available to Lenders, may impose a late payment fee, for the account of Lenders, in order to defray the expense incurred in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment, which Borrower covenants to pay upon demand calculated at the rate of five percent (5%) of the amount of such delinquent payment or deposit. Without limiting the foregoing, any late payment fee shall be paid without prejudice to the right of Agent or Lenders to collect any other amounts provided to be paid upon an Event of Default, including without limitation any other amounts due at the Default Rate, or to declare a default hereunder under any of the other Loan Documents, or exercise any other available right or remedy.

2.4 Legal Interest.

2.4.1 Savings. In the event the interest (including, without limitation, at the Default Rate) or other payments required to be made under the Loan Documents or otherwise, shall at any time exceed the Legal Limits, all such sums paid by Borrower or any guarantor(s) or indemnitor(s) for the period in question that exceed the Legal Limits, automatically and without further documentation or action by Borrower, any guarantor(s) or indemnitor(s) or Lenders, shall be applied to the Indebtedness, in such order and manner as Agent may elect, but only to the extent that it does not violate the Legal Limits, or if the Indebtedness has been repaid in full and Borrower and Guarantor have performed and satisfied all of the other Obligations, then each Lender shall refund its Pro Rata Share of any such excess to Borrower. In no event whatsoever shall the amount of interest paid or agreed to be paid to Lenders pursuant to this Agreement, the Notes or any of the other Loan Documents exceed the Legal Limits. Neither Borrower nor any guarantor, endorser or surety nor their heirs, legal representatives, successors or assigns shall have any action against Agent or Lenders for any damages whatsoever arising out of the payment or collection of any amounts that exceed the Legal Limits, and all such claims and causes of action are hereby indefeasibly waived and released.

2.4.2 Default Interest; Late Payment Fee. Borrower acknowledges that the occurrence of any Event of Default will (a) require Agent and Lenders to incur additional expense in servicing and administering the Loan, and (b) result in loss to Lenders of the use of the money due and impede Lenders in meeting its other financial and loan commitments. Borrower further acknowledges that the damages caused thereby will be extremely difficult and impractical to ascertain. Accordingly, Borrower agrees that (i) any late payment fee and/or Default Interest imposed on Borrower under this Agreement is not a penalty but represents the reasonable estimate of Agent, Lenders and Borrower of a fair compensation for the loss that may be sustained by Agent and Lenders due to the failure of Borrower to make timely payments, and (ii) the accrual of interest at the Default Rate is a reasonable estimate of the damage to Agent and Lenders in the event of such default, regardless of whether there has been acceleration of the Indebtedness.

2.5 Deposits and Reserves.

2.5.1 Tax and Insurance Deposits. On or before the Closing Date Borrower shall (a) pay all Impositions and Premiums then due and payable or due and payable within sixty (60) days after the Closing Date and (b) deposit with Agent, for the benefit of Lenders, an amount sufficient, when added to the Monthly Tax Deposits and Monthly Insurance Deposits to be collected prior to the dates when Impositions and Premiums next become due and payable, to pay such Impositions and Premiums no less than sixty (60) days in advance. On each Scheduled Payment Date, Borrower shall deposit with Agent, for the benefit of Lenders, the Monthly Tax Deposit and the Monthly Insurance Deposit. Provided no Event of Default exists and all terms and conditions of this Agreement relative to the making of Advances have been satisfied, Borrower shall be entitled to Advances of the Insurance Holdback and the Real Estate Taxes Holdback to make the payments required under this Section 2.5.1, but only to the extent that Revenues available in accordance with Section 2.6 are insufficient to make such payments.

2.5.2 Facility Lease Escrow Accounts. On the Closing Date, Borrower shall establish with Agent (or Agent’s designee) the Operating Deficit Escrow Account, the Pre-Opening Expenses Escrow Account and the Working Capital Escrow Account (collectively, the “Escrow Accounts” and each, an “Escrow Account”), into which funds shall be subsequently deposited therein in accordance with this Agreement. Each of the Escrow Accounts shall be established as a separate non-interest bearing account with Agent (or Agent’s designee) which shall not be commingled with other funds of Agent. Agent (or Agent’s designee) shall also establish subaccounts of each of the Escrow Accounts which shall be ledger or book entry accounts (such subaccounts are referred to herein as “Subaccounts” and each, a “Subaccount”). All Revenues available pursuant to Section 2.6 shall be used to fund the Subaccount for the Operating Deficit Escrow Account in an amount equal to the Operating Deficit Escrow Funds, the Subaccount for the Pre-Opening Expenses Escrow Account in an amount equal to the Pre-Opening Escrow Funds, and the Subaccount for the Working Capital Escrow Account in an amount equal to the Minimum Working Capital Amount, in each instance regardless of whether the Facility Lease then requires such funding (provided, however, that after such time as any such Escrow Account has been funded in accordance with the terms set forth below, Revenues available pursuant to Section 2.6 that would otherwise be used fund the Subaccount for any such previously funded Escrow Account shall instead be used to fund any such Escrow Account directly). Borrower shall provide written notice to Agent, no later than five (5) Business Days prior to the date that each Escrow Account is required to be established pursuant to the Facility Lease, of the date such Escrow Account is to be funded pursuant to the Facility Lease and the amount required to be deposited therein (each, an “Escrow Funding Notice”). Provided that so long as no Default, Event of Default or Cash Trap Event shall have occurred and be continuing, Agent (or Agent’s designee) shall, prior to the required funding date set forth in any such Escrow Funding Notice, transfer all funds contained in the applicable Subaccount into the applicable Escrow Account. Notwithstanding the foregoing, as and when required under the Facility Lease and prior to delinquency under the Facility Lease, and after taking into account all funds then on deposit therein and in the applicable Subaccount, Borrower shall deposit with Agent (or Agent’s designee) for immediate deposit by Agent in the applicable Escrow Account (i) the Operating Deficit Escrow Funds required to be held in the Operating Deficit Escrow Account, (ii) the Pre-Opening Escrow Funds required to be held in the Pre-Opening Expenses Escrow Account, and (iii) the Minimum Working Capital Amount required to be held in the Working Capital Escrow

Account (Borrower agrees that it shall not elect to deliver to Provider the Working Capital Letter of Credit described in Section 5.7 of the Facility Lease). Subject to Borrower’s satisfaction of all the terms and conditions contained herein relating to Advances and provided that Borrower delivers to Agent such accompanying documentation as Agent shall request, Borrower shall be entitled to (1) a single Advance of the Operating Deficit Holdback to cause the then existing balance of the Operating Deficit Escrow Account (and/or its Subaccount) to contain all of the Operating Deficit Escrow Funds when required under the Facility Lease, (2) a single Advance of the Pre-Opening Expense Holdback to cause the then existing balance of the Pre-Opening Expenses Escrow Account (and/or its Subaccount) to contain all of the Pre-Opening Escrow Funds at any time prior to when such funds are required under the Facility Lease, and (3) a single Advance of the Working Capital Holdback to cause the then existing balance of the Working Capital Escrow Account (and/or its Subaccount) to contain all of the Minimum Working Capital Amount when required under the Facility Lease. To the extent required under the Facility Lease, Revenues available pursuant to Section 2.6 shall be used to fund all additional amounts of the Operating Deficit Escrow Funds, Pre-Opening Escrow Funds and Minimum Working Capital Amount as and when required, and prior to delinquency, under the Facility Lease, and to the extent that Revenues available pursuant to Section 2.6 are insufficient to fully fund all such additional amounts, Borrower shall deposit with Agent for immediate deposit by Agent in the applicable Escrow Account, all such additional amounts as and when required, and prior to delinquency, under the Facility Lease. For the avoidance of doubt and notwithstanding anything contained in this Agreement to the contrary, until such time as Agent (or Agent’s designee) shall have transferred funds contained in a Subaccount into the applicable Escrow Account pursuant to an Escrow Funding Notice, prior to the date that each Escrow Account is required to be established and funded pursuant to the Facility Lease, all funds deposited with or paid to Agent pursuant to this Section 2.5.2 (including, without limitation, any Advance from any Holdback designated for the funding of any Escrow Account) or Section 2.6 with respect to the establishment, funding or replenishment of any Escrow Account shall be held in the Subaccount for the applicable Escrow Account and shall not be held directly in the applicable Escrow Account.

Provided that all conditions set forth in the Facility Lease with respect to the disbursement of funds held in the applicable Escrow Account have been satisfied and that Borrower delivers to Agent such accompanying documentation as Agent shall request:

(a) funds held in the Operating Deficit Escrow Account shall be disbursed into the Operating Account within three (3) Business Days of Borrower’s request for the purpose of paying certain costs and expenses relating to the Project in accordance with Section 5.6 of the Facility Lease, provided, however, that if any disbursement from the Operating Deficit Escrow Account causes the then remaining funds in the Operating Deficit Escrow Account to be less than the Minimum Working Capital Amount, Borrower shall immediately deposit with Agent, for immediate deposit by Agent in the Operating Deficit Escrow Account, all additional amounts necessary to keep and maintain an amount not less than the Minimum Working Capital Amount in the Operating Deficit Escrow Account;

(b) funds held in the Pre-Opening Expenses Escrow Account shall be paid to Borrower or disbursed into the Operating Account (as applicable and in accordance with Section 5.9 of the Facility Lease) within three (3) Business Days of Borrower’s request for the purpose of paying certain costs and expenses relating to the Project in accordance with Section 5.9 of the Facility Lease; and

(c) funds held in the Working Capital Escrow Account shall be disbursed into the Operating Account within three (3) Business Days of Borrower’s request for the purpose of paying certain costs and expenses relating to the Project in accordance with Section 5.7.1 of the Facility Lease, provided, however, that if any disbursement from the Working Capital Escrow Account would cause the then remaining funds in the Working Capital Escrow Account to be less than the Minimum Working Capital Amount, Borrower shall immediately deposit with Agent, for immediate deposit by Agent in the Working Capital Escrow Account, all additional amounts necessary to keep and maintain an amount not less than the Minimum Working Capital Amount in the Working Capital Escrow Account.

2.5.3 Replacement Reserve. Beginning on the first Scheduled Payment Date after March 1, 2013 and on each Scheduled Payment Date thereafter, Borrower shall deposit with Agent in immediately available funds, one-twelfth (1/12) of the Replacement Reserve Amount, which Agent shall hold as the Replacement Reserve. Subject to Borrower’s satisfaction of all the terms and conditions contained herein relating to Advances, Borrower, at its option, may request an Advance from the Replacement Reserve to pay for costs and expenses incurred by Borrower in connection with capital improvements, repairs and replacements performed at the Property, such Advance to be approved by Agent.

2.5.4 Marketing Reserve. Beginning on the first Scheduled Payment Date after March 1, 2013 and on each Scheduled Payment Date thereafter, Borrower shall deposit with Agent in immediately available funds, one-twelfth (1/12) of the Marketing Reserve Amount, which Agent shall hold as the Marketing Reserve. Subject to Borrower’s satisfaction of all the terms and conditions contained herein relating to Advances, Borrower, at its option, may request an Advance from the Marketing Reserve to pay for costs and expenses incurred by Borrower in connection with the marketing, advertising and promotion of the Facility, such Advance to be approved by Agent, such approval not to be unreasonably withheld, conditioned or delayed.

2.5.5 Collateral Reserve. The Collateral Reserve shall be established as described in Section 2.6 and all funds held therein shall be held by Agent for the benefit of Lenders during the term of the Loan as additional collateral for the Indebtedness and shall not be available for Advances or disbursement to Borrower, except as specifically provided in Section 2.6.

2.5.6 O&M Reserve. The O&M Reserve shall be established as described in Section 2.6 and all funds held therein shall be held by Agent for the benefit of Lenders during the term of the Loan as additional collateral for the Indebtedness. On the Scheduled Payment Date immediately preceding the Support Service Start Date and on each Scheduled Payment Date thereafter, Borrower shall deposit with Agent, for the benefit of Lenders, the Monthly O&M Deposit to be held in the O&M Reserve. Provided that so long as no Default or Event of Default shall have occurred and be continuing, the O&M Reserve will be used for the payment of the Support Services Fees next due and payable and all other amounts that Borrower is required to pay pursuant to the O&M Agreement when they become due. Upon demand by Agent, Borrower shall deliver and pay over to Agent from time to time such additional sums to be held in the

O&M Reserve as are necessary to make up any deficiency in the amount necessary, as determined by Agent, to enable Agent to fully pay the Support Services Fees and all other amounts that Borrower is required to pay pursuant to the O&M Agreement as they become due and payable.

2.5.7 Holding of Deposits, Security Interest. All Deposits shall be held without any allowance of interest and may be commingled with other funds of Agent, except as specifically provided in this Agreement. At its sole election, Agent may cause all or a portion of the Deposits to be held by a depository designated by Agent in one or more accounts. A security interest within the meaning of the Code is hereby granted to Agent, for the benefit of Lenders, in and to all Deposits and all of Borrower’s right, title and interest therein are hereby assigned to Agent, for the benefit of Lenders, all as additional security for the Indebtedness and shall not be subject to the direction or control of Borrower. Agent shall not be liable for any failure to apply any Deposit or make any disbursement provided herein, in the absence of gross negligence or willful misconduct of Agent. Agent shall not be liable for any act or omission taken in good faith or pursuant to the instruction of any party. In the event of an Event of Default, Agent may at its option, without being required to do so, apply any portion of the Deposits, other than unforfeited tenant security deposits, to pay Indebtedness, including Charges, in such order and manner as Agent may elect. To the extent Deposits are used to pay Indebtedness, Borrower shall immediately upon demand by Agent, deposit with Agent an amount equal to the amount so used to replenish the funds held as such Deposit.

2.5.8 Use of Tax and Insurance Deposits. Provided no Default or Event of Default then exists, the Monthly Tax Deposits and the Monthly Insurance Deposits will be used for the payment of the Impositions and Premiums next due and payable when they become due. Upon demand by Agent, Borrower shall deliver and pay over to Agent from time to time such additional sums or such additional security as are necessary to make up any deficiency in the amount necessary, as determined by Agent, to enable Agent to fully pay the Impositions and Premiums as they become due and payable. If the funds so deposited exceed the amount required to pay Impositions and Premiums for any year, the excess shall be applied to subsequent Monthly Tax Deposits, as determined by Agent.

2.6 Blocked Account. No later than two (2) Business Days after Borrower’s receipt thereof, Borrower will cause all Revenues to be deposited into the Blocked Account and shall give irrevocable notices to Provider and other account debtors of Borrower or the Property to make all payments directly to the Blocked Account (and Borrower shall cause Provider to directly deposit those payments described in Sections 9(a)(i)(2), 9(a)(i)(3), 9(a)(i)(4)(ii) and 9(a)(i)(5) of the Multi-Party Agreement directly into the Blocked Account in accordance with the Multi-Party Agreement and shall not give any direction to Provider that is inconsistent with the foregoing). Prior to the occurrence of a Cash Trap Event and so long as no Cash Trap Event is continuing, each month Agent will disburse funds from the Blocked Account (by ACH or otherwise) in the following order of priority:

(a) first, to pay any unpaid Charges;

(b) next, subject to Borrower’s rights under Section 2.2.2(c) and (d), to Agent to make the required amount of the Monthly Tax Deposits and the Monthly Insurance Deposit;

(c) next, subject to Borrower’s rights under Section 2.2.2(j), commencing the month immediately preceding the Support Service Start Date and thereafter, to Agent in the amount of the required Monthly O&M Deposit to be held by Agent in the O&M Reserve;

(d) next, subject to Borrower’s rights under Section 2.2.2(a), to pay all Accrued Interest and, on and after the Amortization Commencement Date, any Minimum Amortization Payment then due and payable;

(e) next, subject to Borrower’s rights under Section 2.2.2(g), to Agent to be deposited in the Subaccount for the Pre-Opening Expenses Escrow Account until such Subaccount contains the full amount of the Pre-Opening Escrow Funds, regardless if then required under the Facility Lease;

(f) next, subject to Borrower’s rights under Section 2.2.2(f), to Agent to be deposited in the Subaccount for the Operating Deficit Escrow Account until such Subaccount contains the full amount of the Operating Deficit Escrow Funds, regardless if then required under the Facility Lease, and to the extent that Borrower is ever obligated to replenish the Operating Deficit Escrow Account in accordance with the terms of the Facility Lease, to Agent in an amount which shall be deposited in the Operating Deficit Escrow Account and when added to the funds then held therein shall cause the Operating Deficit Escrow Account to contain the full amount of the Operating Deficit Escrow Funds;

(g) next, subject to Borrower’s rights under Section 2.2.2(h), to Agent to be deposited in the Subaccount for the Working Capital Escrow Account until such Subaccount contains the full amount of the Minimum Working Capital Amount, regardless if then required under the Facility Lease, and to the extent that Borrower is ever obligated to replenish the Working Capital Escrow Account in accordance with the terms of the Facility Lease, to Agent in an amount which shall be deposited in the Working Capital Escrow Account and when added to the funds then held therein shall cause the Working Capital Escrow Account to contain the full amount of the Minimum Working Capital Amount;

(h) next, to Ground Lessee in the amount of all rent and other sums then due and payable to Ground Lessee under the terms of the Ground Sublease, and all accrued and unpaid amounts relating thereto;

(i) next, subject to Borrower’s rights under Section 2.2.2(k), to Borrower to pay Eligible Expenses;

(j) next, subject to the limitations regarding Excess Revenues set forth in the following paragraph, to Borrower.

The amounts described in clauses (a) through (i) above shall be due and payable on each Scheduled Payment Date whether or not Revenues, the Insurance Holdback, the Interest Holdback, the O&M Holdback, the Operating Deficit Holdback, Pre-Opening Expense Holdback, the Project Working Capital Holdback, the Real Estate Tax Holdback and the Working Capital Holdback are sufficient therefor. Borrower hereby grants to Agent, for the benefit of Lenders, a first priority security interest in the Blocked Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Agent and Lenders a perfected first priority security interest in the Blocked Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify, or permit the alteration or modification of, the Blocked Account. Agent shall have the sole right to make withdrawals from the Blocked Account and all costs and expenses for establishing and maintaining the Blocked Account shall be paid by Borrower. Upon the occurrence and during the continuance of a Cash Trap Event (and, if any such Cash Trap Event is an Event of Default, such Event of Default is waived by Agent in writing), all amounts deposited into the Blocked Account shall be disbursed by Agent, to the extent of available funds, in the order of priority described in clauses (a) through (i) of this Section 2.6, with any remaining funds to be held in the Collateral Reserve. Upon the discontinuance of all Cash Trap Events, disbursements of Revenues from the Blocked Account will be made in the order of priority described in clauses (a) through (j) of this Section 2.6 and all funds then held by Agent in the Collateral Reserve shall be, at Borrower’s election (to be exercised by written notice to Agent), either paid to Agent to be deposited in the Subaccount for the Working Capital Escrow Account (provided, that if the Working Capital Escrow Account has already been funded in accordance with the terms of this Agreement, such funds shall be deposited directly in the Working Capital Escrow Account) or, subject to the payment of the applicable Minimum Interest Lookback Amount (if any) and the applicable Exit Fee (if any), shall be applied to the then outstanding principal balance of the Loan; provided, however, that if none of the discontinued Cash Trap Events were set forth in subparagraphs (a), (b), (f), (i), (j) or (o) of the definition of “Cash Trap Event” then all funds then held by Agent in the Collateral Reserve shall be disbursed by Agent, to the extent of available funds, in the order of priority described in clauses (a) through (j) of this Section 2.6. Prior to the Amortization Commencement Date and except for Revenues deposited in the Collateral Reserve, deposited in the Working Capital Escrow Account (or its Subaccount) or applied to the outstanding principal balance of the Loan, in each case as described above in this paragraph, if there are Revenues remaining after the payments described in clauses (a) through (i) above have been made (such remaining Revenues, if any, are referred to herein as the “Excess Revenues”), then, so long as no Default or Event of Default or Cash Trap Event shall have occurred and be continuing, one-half (1/2) of all Excess Revenues shall be paid to Borrower not more than once in any thirty (30) day period until such time as Borrower has received Excess Revenues of $6,000,000 in the aggregate pursuant to this sentence. The amount of all Excess Revenues not paid to Borrower pursuant to the immediately preceding sentence shall be, at Borrower’s election from time to time (to be exercised by written notice to Agent), either paid to Agent to be deposited in the Subaccount for the Working Capital Escrow Account (provided, that if the Working Capital Escrow Account has already been funded in accordance with the terms of this Agreement, such funds shall be deposited directly in the Working Capital Escrow Account) or shall be paid to Agent to be applied to the Indebtedness, subject to the payment of the Minimum Interest Lookback Amount and the Exit Fee on the amounts so applied. For avoidance of doubt, (i) prior to the Amortization Commencement Date, Borrower shall not be entitled to receive more than $6,000,000 of Excess Revenues, (ii) after the Amortization Commencement Date all Excess Revenues shall be paid to Borrower, subject to all terms, conditions and provisions of this Agreement and the other Loan Documents, and (iii) there shall be no Excess Revenues until all amounts then due and payable to Ground Lessee under the terms of the Ground Sublease and all accrued and unpaid amounts relating thereto shall have been paid in full. If, pursuant to the terms of this paragraph any Excess Revenues or funds in the Collateral Reserve are either deposited in the Subaccount for the Working Capital Escrow

Account or directly in the Working Capital Escrow Account, then the undisbursed amount of the Working Capital Holdback shall be reduced by the amount so deposited.

In the event Borrower is entitled to implement the Revenue Sweep pursuant to the terms of Section 15.1.9 of the Facility Lease, Borrower agrees that it shall immediately do so and shall provide written notice thereof to Agent within five (5) Business Days of its implementation of the Revenue Sweep. For so long as Borrower is entitled to keep the Revenue Sweep in place pursuant to the terms of Section 15.1.9 of the Facility Lease, Borrower agrees that all amounts subject to the Revenue Sweep shall be deposited into the Blocked Account.

ARTICLE 3

CONDITIONS TO DISBURSEMENTS

3.1 Conditions to Initial Disbursement. Lenders’ obligation to close the Loan and make the Initial Disbursement is conditioned upon Borrower’s and Guarantor’s execution, delivery and performance, as applicable, each in form and substance satisfactory to Agent in its sole discretion, of the following:

3.1.1 Checklist. To the extent not otherwise listed in this Section 3.1, all items set forth on the Closing Checklist, as the same may be amended from time to time.

3.1.2 Loan Documents. Originals of such promissory notes, mortgages, deeds of trust, guaranties, pledges and other Loan Documents as Agent shall require shall have been executed and delivered to Agent and each Note to the applicable Lender.

3.1.3 Commitment Fee. Borrower shall have paid Agent, for the benefit of Lenders, the Commitment Fee.

3.1.4 Title. The Title Policy, in form satisfactory to Agent shall have been issued to Agent on behalf of Lenders.

3.1.5 Survey. Agent shall have received a current Survey.

3.1.6 Insurance. Agent shall have received evidence of compliance with the insurance requirements of the Loan Documents and evidence of the payment of all Premiums then due and payable for the then current policy period.

3.1.7 Environmental Reports. Agent shall have received a copy of the Environmental Site Assessment and any other Environmental Report required by Agent.

3.1.8 Zoning. Agent shall have received a Property Zoning Report prepared by The Planning and Zoning Resource Corporation or a similar research firm approved by Agent, letters or other evidence with respect to the Property from the appropriate Governmental Authority concerning compliance with building codes and zoning laws, if available, and the Title Policy shall have an ALTA 3.1 zoning endorsement, with coverage for parking.

3.1.9 Engineering Reports. Agent shall have received Engineering Reports.

3.1.10 Lien Search Reports. Agent shall have received search reports satisfactory to it with respect to uniform commercial code financing statements, tax liens, judgments, the OFAC lists and criminal backgrounds of all individual Guarantors or controlling owners of Borrower conducted by a search firm or firms acceptable to Agent with respect to the Property and, as applicable, each Borrower Party in such jurisdictions as Agent shall have reasonably requested.

3.1.11 Authority. Borrower shall have delivered or caused to be delivered to Agent copies, certified by an officer or other authorized Person of the applicable Borrower Party of: (i) all such Organizational Documents related to each Borrower Party, which is an entity in each case together with each amendment thereto and certified (as of a date reasonably near the Closing Date) by the applicable Secretary of State as being a true and correct copy; (ii) a certificate of the Secretary of State of the jurisdiction of each Borrower Party’s formation (dated reasonably near the Closing Date), certifying that each Borrower Party is duly formed and in good standing under the laws of the State of the jurisdiction of its respective organization; (iii) a certificate of the Secretary of State of the State in which the Property is located (dated reasonably near the Closing Date), stating that each Borrower Party is duly qualified and in good standing in such State; (iv) a certificate of Borrower (“Closing Certificate of Borrower”) signed by a duly authorized officer or other authorized Person (dated as of the Closing Date), certifying (A) as to the truth of the representations and warranties in all material respects contained in the Loan Documents to which such parties are a party, both before and after giving effect to the making of the Loan by Lenders and to the application of the proceeds therefrom, (B) that to Borrower’s Knowledge, no material event has occurred and is then continuing, or would result from the making of the Loan by Lenders or from the application of the proceeds therefrom, that constitutes or would constitute an Event of Default, and (C) certain exhibits and definitions referenced in the Loan Documents; (v) a certified copy of the SPE Agreement and Resolution and resolutions of each Borrower Party which is an entity approving the Loan, this Agreement, the Notes and each of the other Loan Documents to which such Borrower Party is or is to be a party, and of all documents evidencing other necessary partnership, limited liability company or corporate action and governmental and other third party approvals and consents, if any, with respect to the Loan, this Agreement, the Notes and each other Loan Document; and (vi) a notarized certificate of each of Borrower Party which is an entity certifying the names and true signatures of the Persons authorized to sign this Agreement, the Notes and each of the other Loan Documents to which such Borrower Party is or is to be a party and the other documents to be delivered hereunder and thereunder.

3.1.12 Opinions of Counsel. Agent shall have received legal opinions from Borrower’s Counsel with respect to: (i) the due organization and existence of each Borrower Party; (ii) the due execution, delivery, authority, and enforceability of the Mortgage, this Agreement, the Notes, the Environmental Indemnity, the Guaranty and each of the other Loan Documents to which any Borrower Party is a party; (iii) usury; (iv) knowledge of adverse claims or violations of Organizational Documents or material contracts of Borrower Parties which are entities; (v) local filing requirements with respect to perfection; (vi) Borrower’s status as a Single Purpose Entity and the SPE Agreement and Resolution; and (vii) such other matters as Agent may reasonably require. In addition, Agent shall have received a substantive non-consolidation opinion letter dated the date hereof delivered by Borrower’s Counsel in connection with the Loan.

3.1.13 No Material Adverse Change. Agent and each Lender shall be satisfied that, as of the Closing Date, there shall have been no change or development, since March 29, 2011, that has or will have a Material Adverse Effect on Borrower, Guarantor, Provider or Proton Equipment Vendor.

3.1.14 Multi-Party Agreement. Agent shall have received a fully executed original of the Multi-Party Agreement.

3.1.15 Appraisal. Agent shall have received an Appraisal satisfactory to Agent.

3.1.16 Financial Statements. Guarantor shall have provided the required financial statements of Guarantor for the fiscal year to date ending 2010, all of which statements shall be accompanied by a certificate of the Guarantor certifying that each such financial statement presents fairly in all material respects the financial condition or operating results, as applicable, of Guarantor and has been prepared in accordance with generally accepted accounting principles or Guarantor’s established accounting practices consistently applied. Guarantor shall have provided a personal unaudited financial statement of Guarantor for the most recent calendar year and a copy of Guarantor’s most recent filed federal tax return, which unaudited financial statement and filed federal tax return shall be accompanied by a certificate of Guarantor certifying that such unaudited financial statement and filed federal tax return are true and correct to the best of Guarantor’s knowledge and belief and further certifying that such financial statement presents fairly in all material respects the financial condition of Guarantor and has been prepared in accordance with Guarantor’s established accounting practices consistently applied.

3.1.17 No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Agent would enjoin, prohibit or restrain, or impose or result in a Material Adverse Effect upon, the making or repayment of the Loan or the consummation of the transactions contemplated hereby.

3.1.18 Payment of Agent and Lender Expenses by Borrower. Borrower shall have paid all Charges then due and payable.

3.1.19 Additional Information. Agent shall have received such other information and documentation with respect to each Borrower Party and its respective Affiliates, the Property and the transactions contemplated herein as Agent may reasonably request.

3.1.20 Site Inspections. Agent shall have performed or caused to be performed on its behalf, on-site due diligence reviews of the Property.

3.1.21 Borrower’s Equity. Agent shall be satisfied that Borrower’s cash equity in the Property is no less than $60,000,000 (“Borrower’s Equity”) and that Borrower’s Equity, plus the Loan Amount, are sufficient to pay all Project Costs.

3.1.22 Funding. Agent shall have received from each Lender such Lender’s Pro Rata Share of the Initial Disbursement.

3.1.23 Repayment of Bridge Loans. Borrower shall deliver evidence to Agent that all sums lent to Borrower by the Proton Equipment Vendor and all other lenders shall have fully repaid.

3.1.24 Other Requirements. Borrower shall have complied with such other closing requirements as Agent shall impose.

For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Initial Disbursement specifying its objection thereto and either such objection shall not have been withdrawn by notice to Agent to that effect or such Lender shall not have made available to Agent such Lender’s Pro Rata Share of the Initial Disbursement.

3.2 Advances.

3.2.1 All Advances. Each Advance shall be subject to satisfaction of each of the following conditions:

(a) Any request for an Advance shall be submitted to Agent on Agent’s form of request, not less than twenty (20) Business Days prior to the anticipated disbursement date for the Advance, and shall be accompanied by all evidence required to be approved by Agent as a condition to such Advance, including, with respect to the conditions set forth in clauses (d), (e) and (f) below, a certificate from an officer or authorized representative of Borrower approved by Agent stating that said conditions are then satisfied. No Advance will be made within less than ninety (90) days prior to the Maturity Date or after the Amortization Commencement Date.

(b) Lenders shall not be required to make more than one Advance (which may consist of disbursements of one or more of the Holdbacks) during any calendar month. Each monthly Advance shall be in a minimum amount of $25,000 or, if less, the remaining undisbursed amount of the applicable Holdback or any Reserve.

(c) Agent may, in its discretion, require an endorsement to the Title Policy, in form and content satisfactory to Agent, insuring, in effect, that such Advance has the same priority as the Initial Disbursement and that there has been no material adverse change in the condition of title to the Property, including the absence of any Lien or exception which is not a Permitted Exception, since the issuance of the Title Policy. In addition to the foregoing, if at any time Agent reasonably believes that any Advance is not secured or will or may not be secured by the Mortgage as a first and prior lien or security interest on the Land and the Improvements (subject only to the Permitted Exceptions), then Borrower shall, within ten (10) Business Days after written notice from Agent, do all things and matters necessary (including execution and delivery to Agent of all further documents and performance of all other acts which Agent deems necessary or appropriate) to assure to the satisfaction of Agent that any Advance previously made hereunder or to be made hereunder is secured or will be secured by the Mortgage as a first and prior lien or security interest with respect to the Land and the Improvements (subject only to the Permitted Exceptions).

(d) No actions, suits or proceedings shall then be pending nor have any been threatened against or which affect Borrower, Guarantor or the Property and no event or circumstance shall have occurred which could have a Material Adverse Effect on Borrower or Guarantor.

(e) No Default or Event of Default or Cash Trap Event shall have occurred and all representations and warranties set forth in this Agreement and in any other Loan Document shall be true and correct.

(f) All Loan Documents shall be in full force and effect.

(g) Agent shall have received from each Lender such Lender’s Pro Rata Share of each such Advance.

(h) Borrower shall pay Agent, for its sole benefit, a processing fee equal to $2,500 (which shall include the cost, if any, of any Construction Consultant in connection with each such Advance).

(i) Agent shall have received from Borrower such other information and documents (including, without limitation, confirmations, certificates or other assurances from the General Contractor, the Proton Equipment Vendor or the Provider) as may be requested or required by Agent.

3.2.2 Advances for Construction Projects. All Advances from the CapEx Holdback, the Replacement Reserve or the Contingency Holdback in respect of a Construction Project shall be subject to satisfaction, as determined by Agent, of each of the following conditions, in addition to the continuance of satisfaction of the conditions set forth in Section 3.2.1 above:

(a) All requirements of Section 5.2.1, 5.2.2, 5.2.3, and 5.2.4 shall have been satisfied. All Construction Contracts with respect to such Construction Project shall be in full force and effect, and Agent shall have approved any modifications to the Construction Documents to the extent required under the terms hereof.

(b) There shall be no substantial unrepaired damage to the Property by fire or other casualty or otherwise which is not in Agent’s judgment adequately covered by collectible proceeds of insurance which will be made available to Borrower by Agent for such purpose.

(c) All permits, licenses and approvals, including, without limitation, all environmental approvals, Proton System Approvals, Licenses and Building Permits necessary for the construction of the phase of the work being undertaken as contemplated by the Approved Plans have been obtained in form and substance satisfactory to Agent and that Borrower shall have complied with all Applicable Laws in all material respects, including all land use, building, subdivision, zoning and similar ordinances and regulations promulgated by any Governmental Authority and applicable to the construction of the phase of the work being undertaken and to permit construction to continue and be completed substantially in accordance with the timelines set forth on Exhibit D to the Closing Certificate of Borrower.

(d) All utilities and municipal services, including, without limitation, storm and sanitary sewers, required for such Construction Project shall be available at the Property and Borrower shall have the right to tie into such utilities and municipal services.

(e) Advances in connection with any Construction Project (other than Construction Work performed pursuant to the Proton System Purchase Agreement) shall be subject to the contractor retainages set forth in the General Contractor’s Agreement.

(f) The Construction Project, when completed in accordance with applicable Construction Documents, will be in compliance with all Applicable Laws and all consents or approvals required from third parties or any Governmental Authorities have been obtained or will be obtained at or prior to the time that such approvals are required.

(g) The Construction Consultant shall have approved the requested Advance confirming that the Construction Project completed to date is in substantial compliance with the Approved Plans and other Construction Documents and that the Construction Project is In Balance (Agent shall use commercially reasonable efforts to cause any Construction Consultant to approve or disapprove any such requested Advance as aforesaid in a diligent and prompt manner).

(h) All materials for such Construction Project included in any such Advance shall have been installed at the Property, or if not installed at the Property, meet all of the conditions set forth in Section 3.2.2(q).

(i) To the extent that additional permits, approvals or licenses for construction have been issued since the last construction disbursement, copies of such additional permits shall have been delivered to Agent.

(j) Borrower shall deliver to Agent a completed and itemized Application and Certificate for Payment (AIA Document No. G702) or similar form approved by Agent, containing the certification of the General Contractor or contractor or subcontractor to whom such payment is to be made, as applicable, and the Architect as to the accuracy of same, together with invoices relating to all items of Project Costs covered thereby and accompanied by a cost breakdown showing the cost of work on, and the cost of materials incorporated into, the Improvements to the date of such Application and Certificate for Payment. The cost breakdown shall also show the percentage of completion of each line item of the Project Budget (which shall be attached to each such Application and Certificate for Payment), and the accuracy of the cost breakdown shall be certified by Borrower and by the Architect. All such applications for payment shall also show all contractors and subcontractors, by name and trade, the total amount of each contract or subcontract, the amount theretofore paid to each subcontractor as of the date of such application, and the amount to be paid from the proceeds of the Advance to each contractor and subcontractor. Notwithstanding the foregoing, the Architect shall not be required to provide the certifications described above with respect to Construction Work performed pursuant to the Proton System Purchase Agreement.

(k) Contractors, subcontractors and materialmen shall have submitted such other sworn statements or affidavits and lien waivers in form and substance as Agent or the Title Company may require, along with payment receipts from all contractors, subcontractors, suppliers and materialmen, evidencing that they have been paid in full for all work performed and/or materials supplied to the date of the preceding Advance, except for contract retainages provided for in this Agreement.

(l) Those Construction Contracts designated by Agent (including subcontracts if the General Contractor is an Affiliate of Borrower or any Guarantor) shall have been collaterally assigned to Agent on Agent’s form and acknowledged by the applicable contractor.

(m) Within thirty (30) days after Agent’s written request, Borrower shall furnish an unconditional payment and performance bond in the amount of the General Contractor’s Agreement and such construction subcontracts as required by Agent, such bond(s) to be acceptable in form and substance to Agent in its sole discretion and issued by a surety authorized to do business in the State of California and otherwise acceptable in form and substance to Agent. If upon Substantial Completion Agent has not requested that Borrower furnish the payment and performance bond(s) described above, then so long as there is not a Deficiency in the CapEx Holdback, all funds in the CapEx Holdback that were allocated for the payment of such payment and performance bond(s) shall be reallocated by Agent, at Borrower’s written request, to the Contingency Holdback.

(n) No Deficiency then exists.

(o) Prior to the first Advance for Construction Work performed in connection with the Proton System Purchase Agreement after First Room Acceptance, Borrower shall deliver to Agent satisfactory evidence, and the Construction Consultant shall confirm in writing, that the Proton Equipment Vendor has obtained all clearances required for the clinical use of the Proton System from the U.S. Food and Drug Administration in accordance with Section 510(k) of the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

(p) Prior to any Advance for Construction Work performed by the Proton Equipment Vendor in connection with the Proton System Purchase Agreement, (1) Borrower shall deliver to Agent a written certification from each of Borrower and the Proton Equipment Vendor that the required conditions to satisfy the applicable payment milestone described in Appendix 2-B of the Proton System Purchase Agreement and for which an Advance is being requested have been fully and unconditionally satisfied, and (2) the Construction Consultant shall confirm in writing that (A) the conditions described in clause (1) above have been satisfied and (B) the then current phase of the installation, testing or commissioning of the Proton System is in accordance with the timelines set forth on Exhibit D to the Closing Certificate of Borrower.

(q) Lenders shall not be required to make any Advance for any materials, machinery or other Personal Property not yet incorporated into the Improvements (the “Stored Materials”), unless the following conditions are satisfied:

(1) Borrower shall deliver to Agent bills of sale or other evidence reasonably satisfactory to Agent of the cost of, and, subject to the payment therefor, Borrower’s title in and to such Stored Materials;

(2) The Stored Materials are identified as relating to the Property and Borrower, are segregated so as to adequately give notice to all third parties of Borrower’s title in and to such materials, and are components in substantially final form ready for incorporation into the Improvements within no more than sixty (60) days from the date on which such Stored Materials are received by Borrower;

(3) The Stored Materials are stored at the Property and are protected against theft and damage in a customary manner;

(4) The Stored Materials will be paid for in full with the requested Advance, and all lien rights or claims of the supplier will be released upon full payment;

(5) Agent has or will have upon payment with disbursed funds a perfected, first priority security interest in the Stored Materials to the extent the same are incorporated into or become appurtenant to the Improvements, or paid for out of proceeds of the Loan;

(6) The Stored Materials are insured for an amount equal to their replacement costs in accordance with Section 5.1.3;

(7) The aggregate cost of Stored Materials stored at the Property is approved by the Construction Consultant and, if required by Agent, the Construction Consultant shall certify that it has inspected such Stored Materials and they are in good condition and suitable for use in connection with the Project; and

(8) The cost of Stored Materials stored at the Property, in the aggregate at any time, is not more than $1,000,000.

3.2.3 Completion. Upon Completion of each Construction Project, and as a condition to any final Advance or Advance for the payment of retainage requested with respect to such Construction Project, Borrower shall deliver, or cause to be delivered to Agent, the following, each in form and substance satisfactory to Agent:

(a) Completed AIA Forms G704 (Certificate of Substantial Completion), or similar form approved by Agent, from each of the Architect and the General Contractor, and such other certificates of the Construction Consultant, the Architect and the General Contractor that Agent may require confirming that such Construction Project is Complete.

(b) If the Construction Project affected or altered any matter that would be reflected on a survey in addition to those items shown on the as-built foundation survey previously provided to Agent, a current as-built survey of the Property showing no building encroachments, certified to Agent and the Title Company and prepared in accordance with Agent’s then-current ALTA survey requirements.

(c) Temporary or permanent certificate(s) of occupancy, or other evidence acceptable to Agent, together with all other appropriate certificates and other documentation that Agent may require from, and as are customarily issued by, applicable Governmental Authorities, evidencing (i) compliance with all Applicable Laws, except for non-compliance which could not have a Material Adverse Effect, and (ii) that no petitions, actions or proceedings are pending or threatened which could reasonably be expected to materially alter or declare invalid any approvals, consents, permits or certificates for or relating to such Construction Project, or any part thereof.

(d) Upon Completion of all Construction Work to be performed pursuant to the Proton System Purchase Agreement, a written certification from (i) each of Borrower and the Proton Equipment Vendor that the Proton System is fully installed and operational in all respects (subject to the written confirmation of the Construction Consultant) and that Final Acceptance has occurred, (ii) Provider that the Facility is Substantially Complete (subject to the written confirmation of the Construction Consultant) and that Provider has accepted the Facility in accordance with Section 7.5 of the Facility Lease and (iii) Borrower that all Proton System Approvals have been obtained and are full force and effect, including, without limitation, written authorization from the California Department of Public Health to treat Patients at the Facility (subject to the written confirmation of the Construction Consultant).

(e) Current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of Borrower’s organization and/or the recorder’s office for the county in which the Property is located, against Borrower, as debtor, showing that no unterminated Uniform Commercial Code financing statements are filed or recorded against Borrower.

(f) Final sworn statements or affidavits and waivers of lien from contractors, subcontractors and materialmen as required by Agent or the Title Company.

(g) Such other items as Agent may reasonably require.

3.2.4 Payments. Agent may, in its sole discretion, make Advances relating to a Construction Project through the Title Company pursuant to a construction loan disbursement escrow agreement or directly to the General Contractor, the Proton Equipment Vendor or any subcontractor, material supplier or any vendor of fixtures, equipment, furniture, furnishings and other property.

3.2.5 Waiver and Reallocation. Agent may from time to time waive any condition or conditions to any Advances without such waiver or series of waivers constituting a course of dealing or any amendment to this Agreement or a prohibition against subsequent imposition of such condition or conditions or a waiver of any default. Agent may, in its sole discretion, reallocate funds in any Holdback to a different Holdback or to a new holdback or reserve and in connection with any such reallocation the Loan Budget shall be amended accordingly. Upon Borrower’s written notice to Agent, upon Completion of and payment in full for all matters covered by any line item within the CapEx Holdback (as substantiated by satisfactory evidence accompanying Borrower’s notice to Agent), any remaining undisbursed amounts allocated to that line item shall be reallocated to the Contingency Holdback, provided, however, that if any such requested reallocation exceeds the lesser of (x) five percent (5%) of the budgeted amount of such line item and (y) $100,000, any such reallocation shall be subject to Agent’s prior written approval (and Agent’s consent to any such reallocation shall not relieve Borrower from the obligation to obtain Agent’s consent to any further reallocation as required above).

3.2.6 Procedures for Advances. Agent shall, no later than ten (10) days prior to the date a requested Advance is to be made, (i) notify each Lender either by telephone or by electronic mail of the amount requested by Borrower, the amount approved by Agent, the portion of such Advance to be funded by such Lender (i.e., such Lender’s Pro Rata Share of the requested Advance) and the proposed date of such Advance (the “Advance Date”) and (ii) send to each Lender by electronic mail the form of request submitted by Borrower (without attachments). Each Lender shall fund to Agent, in immediately available funds, its Pro Rata Share of the requested Advance not later than 10:00 a.m. (Dallas time) on the applicable Advance Date. Upon Agent’s receipt of each Lender’s Pro Rata Share of such Advance, the amount so received by Agent shall, subject to the conditions of this Agreement, be made available to Borrower either by Agent’s depositing said amount by wire transfer of immediately available funds as directed by Borrower or pursuant to Section 3.2.4. Subsequent to the making of an Advance, Agent shall deliver to a Lender, within eight (8) Business Days of such Lender’s request, such material relating to the Advance as such Lender may reasonably request. Any decision by Agent to make an Advance, and its determination of the amount of such Advance and the portion of such Advance to be funded by each Lender shall be final, binding and conclusive upon all Lenders, if made in good faith, absent manifest error, and all Lenders shall fund its Pro Rata Share of the requested Advance as aforesaid under all circumstances.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Borrower represents and warrants that all statements set forth in this Article 4 are true as of the Closing Date and Borrower covenants that, except for those representations and warranties that relate to a specific date expressly set forth below, Borrower shall cause the same to remain true until all Indebtedness has been paid and satisfied in full.

4.1.1 The Property.

(a) The use and occupancy of the Property complies with all Applicable Laws and Operating Agreements, except for matters which, both individually and collectively, do not have a Material Adverse Effect. Borrower has not received any notice of any violation of or non-compliance with any Applicable Laws or Operating Agreements.

(b) Borrower has good, marketable and indefeasible fee simple title to the Land and Improvements, a good and marketable leasehold interest in the Land and Improvements pursuant to the Ground Sublease and has good and merchantable title to the other Collateral, and all such title and interest is free and clear of any lien, claim, restriction, security interest or encumbrance or other title matter, other than Permitted Exceptions, and Borrower shall warrant and defend against the claims of all Persons whomsoever (i) its title to the Land and the Improvements and every part thereof and (ii) the validity and priority of the Lien of the Mortgage, subject only in each case to Liens permitted under the Loan Documents (including Permitted Exceptions). Neither Ground Lessee nor Borrower is in default under the Ground Sublease and no party thereto has exercised any right to terminate the Ground Sublease.

(c) The Property is in good condition, order and repair in all respects material to its intended use, operation and value as a proton radiation treatment center. To the Borrower’s Knowledge, there exist no structural or other material defects or damages in the Property, whether latent or otherwise, which will materially impair the value of the Property or the construction of Improvements. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would, alone or in the aggregate, adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(d) The Property is comprised of a single tax parcel, or group of contiguous tax parcels, which is or are separate and apart from any property not owned by Borrower, for real estate tax purposes, and no part of the Land or the Improvements is or shall be jointly assessed with any portion of the Collateral that may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes that may be levied against such personal property shall be assessed or levied or charged to the Land or the Improvements.

(e) The Property has water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Property and public streets, all of the foregoing adequate and sufficient for the intended use and operation of the Facility as a proton radiation treatment center, and all of the foregoing comply with all Applicable Laws. All public utilities necessary for the full use and enjoyment of the Property are located in the public right-of-way abutting the Property or in or through a recorded irrevocable easement in favor of the Property, and all such utilities are connected so as to serve the Property without passing over other property (or, if not, such services are readily available and will be connected to the Property by Completion), except to the extent that such utilities are accessible to the Property by virtue of a recorded irrevocable easement or similar agreement or right. All roads necessary for the use of the Facility as a proton radiation treatment center have been completed or will be completed upon Completion of all Construction Work to be performed pursuant to the General Contractor’s Agreement and are either part of the Property (by way of deed or recorded easement) or dedicated to public use and accepted by all Governmental Authorities.

(f) No part of the Property has been taken by the power of eminent domain or condemnation nor is any proceeding for such a taking pending, or to Borrower’s Knowledge, threatened. There has not been committed by or on behalf of Borrower or, to Borrower’s Knowledge, any other person involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of its obligations under any of the Loan Documents to which Borrower is a party.

(g) As of the Closing Date, no part of the Property is located within an area designated as a “flood plain” or “flood hazard area” according to applicable flood plain and flood control surveys, except as shown on the Survey delivered to Agent at Closing.

(h) Except for Construction Projects approved by Agent which are being conducted pursuant to the terms of this Agreement, the Property, including all Improvements, and all grading, seeding and landscaping and all other on-site and off-site improvements have been completed in substantial compliance with all Applicable Laws, and have been fully equipped and paid for and is in good condition, order and repair in all respects material to its current and intended uses and to Borrower’s Knowledge, there are no material defects or damage thereto.

(i) The Improvements constructed to date have been constructed in substantial accordance with the Approved Plans and have been inspected and approved by all necessary municipal authorities, and the Property, including the Improvements, is in compliance in all material respects with all Applicable Laws and with all requirements of applicable insurance carriers. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would, alone or in the aggregate, adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(j) Except for the agreements listed on Exhibit C, there are no Material Agreements applicable to or binding upon Borrower, the Property or the ownership, management, operation, leasing or use thereof. Borrower has delivered to Agent true, correct and complete copies of all agreements listed on Exhibit C. Each Material Agreement is in full force and effect and is valid and enforceable in all material respects, subject in each case to Insolvency Laws and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Neither the execution and delivery of the Loan Documents to which Borrower is a party, its performance thereunder, the recordation of the Mortgage, nor the exercise of any remedies by Agent, will adversely affect Borrower’s rights under any Material Agreement.

(k) (i) The Property is not subject to any Leases or other use or occupancy licenses or agreements other than the Facility Lease; (ii) the Facility Lease is in full force and effect and has not been amended or modified in any way (other than pursuant to the Multi-Party Agreement); (iii) to Borrower’s Knowledge, Provider has no offset right, claim or defense to the enforcement of the Facility Lease; (iv) Provider has not made any claim against Borrower under the Facility Lease which remains outstanding, there are no defaults on the part of Borrower under the Facility Lease, and to Borrower’s Knowledge, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (v) there is no present default by Provider under the Facility Lease and no notice of termination has been issued under the Facility Lease; (vi) Borrower is the sole owner of the entire lessor’s interest in the Facility Lease, and except pursuant to the Loan Documents, has not otherwise pledged, assigned or encumbered any of its interest in the Facility Lease; (vii) the Facility Lease is the valid, binding and enforceable obligation of Borrower and Provider, subject in each case to Insolvency Laws and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (viii) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Facility Lease; (ix) other than the right of first refusal contained in Section 17.2 of the Facility Lease (which right is subordinate to the Loan Documents pursuant to the Multi-Party Agreement), the Facility Lease does not contain any option to purchase or right of first refusal to purchase the Property or any part thereof; (x) neither the Facility Leases nor the Revenues (or any portion thereof) have been assigned or pledged except to Agent, for the benefit of Lenders; (xi) no other Person has any interest in the Facility Lease except Borrower and Provider; and (xii) no brokerage commissions remain unpaid or will become due and payable with respect to the Facility Lease, including upon any expansion of the premises or any renewal or extension thereof.

(l) The Operating Budget represents a full, complete, accurate and good faith estimate of all Revenues, Impositions, operating expenses, capital expenditures and reserves relating to the ownership and operation of the Property for the time periods reflected in said Operating Budget.

(m) With respect to the Property, the Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on Borrower’s fee simple title to, and Borrower’s leasehold interest in, the Property, subject only to Permitted Exceptions; and (ii) perfected security interests in and to, and perfected collateral assignments of, all personal property of Borrower (including the Facility Lease), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Exceptions.

(n) The Permitted Exceptions do not and will not materially adversely affect or interfere with: (i) the intended use or operation, of the Property or any portion thereof; (ii) the security intended to be provided by the Mortgage; (iii) Borrower’s ability to repay the Notes or pay any other amounts due under the Loan Documents; or (iv) any Borrower Party’s ability to perform its obligations under any other Loan Document in accordance with the terms of the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents (other than mechanics or materialmens liens for work or materials performed or supplied the costs for which are not yet past due or which are being contested in a manner permitted by this Agreement). Nothing in this Section 4.1.1 may be relied on by the Title Company issuing any policies covering the Property. No Person other than Borrower owns any interest in any payments due under the Facility Lease that is superior to or of equal priority with Lenders’ interest therein.

(o) All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under Applicable Laws have been paid in full or deposited with the Title Company for payment upon recordation of the deeds effecting such transfer. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Laws in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, and the Liens intended to be created thereby, have been paid or will be deposited with a the Title Company for payment upon recordation of the Mortgage.

(p) Borrower has delivered to Agent true, correct and complete copies of all agreements and other instruments under which it or any of its Affiliates or any other Person have rights or obligations in respect of Borrower’s acquisition, operation, ownership, management or lease of the Property.

(q) To Borrower’s Knowledge there are no pending or proposed special or other assessments for public improvements or other matters affecting the Property, nor, to Borrower’s Knowledge, are there any contemplated improvements to the Property that are likely to result in such special or other assessments.

(r) Borrower has delivered to Agent a true, correct and complete copy of the General Contractor’s Agreement and the General Contractor’s Agreement is in full force and effect and each party thereto is in compliance in all material respects with their obligations under the General Contractor’s Agreement. The work to be performed by the General Contractor under the General Contractor’s Agreement includes the work delineated by the Approved Plans. All work on the Project that has heretofore been completed, if any, has been completed in accordance with the Approved Plans in all material respects and in a good and workmanlike manner and free of any defects and in accordance with all Applicable Laws.

(s) The Approved Plans comply with all Applicable Laws and the requirements of the Facility Lease and the Proton System Purchase Agreement, and have been approved by the General Contractor, the Provider, the Proton Equipment Vendor and each Governmental Authority as is required for the construction and development of the Project. Borrower is not aware of any event or condition which may necessitate any changes in the Approved Plans in order to complete the construction and development of the Project as contemplated by the Approved Plans and in accordance with the Facility Lease, the Proton System Purchase Agreement and the timelines set forth on Exhibit D to the Closing Certificate of Borrower. Borrower is not aware of any event or condition which could prevent the construction of the Project from being completed in accordance with the timelines set forth on Exhibit D to the Closing Certificate of Borrower.

(t) Borrower has delivered to Agent a true, correct and complete copy of the Project Budget. The Project Budget accurately reflects all Project Costs. Borrower is not aware of any event or condition which could prevent the construction of the Project from being completed in accordance with the Project Budget.

(u) Borrower has obtained, or will obtain at such times as are necessary to continue the construction authorized thereby, all licenses, permits and approvals, including, without limitation, building permits and approvals necessary for the construction of the Improvements pursuant to and in accordance with the Approved Plans or any part thereof or the commencement or continuance of construction thereof, as the case may be, including but not limited to, where appropriate, all required environmental permits (collectively, the “Building Permits”). All Building Permits are in full force and effect and are not subject to any revocation, amendment, release, suspension, forfeiture or the like. Borrower is not in violation of any of the terms, provisions, covenants or conditions of any of the Building Permits. Borrower has delivered to Agent true, complete and correct copies of all Building Permits. Borrower has obtained all approvals from, and has given all such notices to, and has taken all such other actions with respect to such Governmental Authority as may be required under Applicable Laws for the commencement of the construction of the Improvements.

4.1.2 Ownership Structure, Power and Authority.

(a) All of the information regarding Borrower set forth in Section 1.1.1 of this Agreement is true and correct. Borrower is duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California. Borrower is a Single Purpose Entity and the SPE Agreement and Resolution has not been rescinded, revoked, nullified, abrogated, terminated, superseded, in full or in part, or any amended or modified. Borrower has no indebtedness for borrowed money other than the Indebtedness and the Permitted Indebtedness.

(b) Exhibit B to the Closing Certificate of Borrower accurately depicts the ownership structure of Borrower. Each Borrower Party has the requisite authority to execute, deliver and carry out the terms and provisions of this Agreement, the Loan Documents, the Multi-Party Agreement, the Ground Lease, the Ground Sublease and other documents to be executed and delivered by Borrower and Guarantor, as applicable, pursuant to this Agreement. This Agreement constitutes, and the Loan Documents, the Multi-Party Agreement, the Ground Lease, the Ground Sublease and other documents to be executed and delivered pursuant to this Agreement, when executed and delivered pursuant hereto, will constitute, the duly authorized obligations of the party or parties, other than Agent or Lenders, executing the same.

(c) True and complete copies of the Organizational Documents have been furnished to Agent, and there are no other agreements, oral or written, relating to any Borrower Party as regards the ownership and governance of any Borrower Party. The Organizational Documents were duly executed and delivered, are in full force and effect, and are binding upon and enforceable in accordance with their terms. No breach exists under the Organizational Documents and no act has occurred and no condition exists or after giving effect to this Agreement and the Loan Documents will exist, which, with the giving of notice or the passage of time, or both, would constitute a breach under or violate the Organizational Documents.

(d) All consents, approvals or authorizations of or declarations, registrations or filings with any Governmental Authority or nongovernmental person or entity, including any creditor, member, partner or shareholder, as applicable of any Borrower Party, required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents, other than the recordation of the Mortgage and the filing of Financing Statements, have been obtained except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have a Material Adverse Effect on any Borrower Party or the prospect of repayment of the Indebtedness.

(e) No Borrower Party is insolvent and there has been no: (i) assignment made for the benefit of the creditors of any of them; (ii) appointment of a receiver for any of them or for the property of any of them; or (iii) Insolvency Proceeding instituted by or against any of them or is subject to any Bankruptcy Action; nor is there any threat of any of the foregoing.

(f) Borrower and Guarantor are in compliance with all Material Agreements to which they are a party and there is no default under any Material Agreement, and to Borrower’s Knowledge, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default. Neither Borrower nor Guarantor is in default under any other agreement to which Borrower or Guarantor is a party, except for any default which could not have a Material Adverse Effect on Borrower or Guarantor or the prospect of repayment of the Indebtedness or performance of the Obligations. No notice of default has been delivered by Borrower or Guarantor to any other party to a Material Agreement. The execution and delivery of the Loan Documents and the performance by Borrower and each Guarantor of their respective obligations under the Loan Documents: (i) do not violate any Applicable Laws; and (ii) do not conflict with, are not inconsistent with, and will not result, in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind which creates, represents, evidences or provides for any Lien, upon any of the assets of Borrower or Guarantor, or any other indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower or Guarantor, is a party or by which Borrower or Guarantor, may be bound.

(g) Except as set forth on Exhibit B attached hereto there are no actions, suits or proceedings pending or, to Borrower’s Knowledge, threatened against or affecting any Borrower Party or the Property before any court or any governmental, administrative, regulatory, adjudicatory or arbitrational body or agency of any kind, including, without limitation, suits, actions or proceedings under the Racketeer Influenced and Corrupt Organizations Act of 1970, as amended, or any Healthcare Laws.

(h) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA; the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans.

(i) None of (i) any Borrower Party; (ii) any person or entity Controlling or Controlled by Borrower or Guarantor; (iii) any person or entity having a beneficial interest in Borrower or Guarantor, to the extent not a publicly held entity; (iv) any person or entity for whom Borrower is acting as agent or nominee in connection with this transaction; (v) any of the foregoing persons’ or entities’ partners, members, shareholders or other equity owners and none of their respective employees, officers, directors, representatives or agents; or (vi) to Borrower’s Knowledge, any tenant of the Project, is a Prohibited Person. None of the funds of any Borrower Party have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

(j) Except for agreements approved by Agent, there are no agreements between Borrower, on the one hand, and any of its Affiliates or Affiliates of Guarantor, on the other hand.

(k) No Material Adverse Effect has occurred in the operations or financial condition of Borrower or Guarantor since the date the last financial statements of Borrower were delivered to Agent.

(l) All financial data and statements prepared by or on behalf of Borrower and the Property and delivered to Agent prior to the date hereof (i) are true, complete and correct, in all material respects; (ii) accurately represent in all material respects the financial condition or operating results, as applicable, of Borrower or Guarantor and the Property as of the date of such reports; and (iii) have been prepared in accordance with accounting principles consistently applied which have been approved by Agent. Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, that are known to it and that are reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements and operating statements.

(m) Borrower and Guarantor have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and have paid all amounts of taxes shown thereon to be due (including interest and penalties) and all other taxes (including intangible fees, assessments and other governmental charges or taxes) owing (or necessary to preserve any Liens in favor of Agent and Lenders), by Borrower and Guarantor, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained. No extension of time for assessment or payment by Guarantor of any federal, state or local tax is in effect.

(n) Neither Borrower nor any Affiliate of Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

(o) Borrower (i) has obtained or has caused to be obtained all Licenses required as of the Closing Date by, and accomplished all filings, notifications, registrations and qualifications with (or obtained exemptions from any of the foregoing from), and (ii) will obtain (or will cause to be obtained), during the course of each Construction Project as and when required, all Licenses, and accomplish all filings, notifications, registrations and qualifications with (or obtain exceptions from any of the foregoing from), all applicable Governmental Authorities required for Borrower to legally own, develop, construct and manage the Property and to conduct its business. All such Licenses are or will be, valid and in full force and effect, and are not, or will not be, subject to any pending or, to Borrower’s Knowledge, threatened, administrative or judicial proceeding to revoke, cancel or declare any of such Licenses invalid. No default or violation exists with respect to any of such Licenses in a manner that could have a Material Adverse Effect, and no event has occurred which constitutes, or, to Borrower’s Knowledge, with due notice or lapse of time or both may constitute, a default under, or a violation of, any of such Licenses that could have a Material Adverse Effect.

(p) Borrower (i) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than its probable liabilities, including the maximum amount of Borrower’s contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out Borrower’s business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of its obligations).

(q) Borrower has not purchased any portion of the Property with proceeds of any illegal activity.

4.1.3 The Loan.

(a) To Borrower’s Knowledge, the interest and other fees and charges to be received by Agent and Lenders under this Agreement and the Loan Documents constitute lawful interest and are neither usurious nor illegal.

(b) The Loan Budget represents a full, complete, accurate and good faith estimate of all uses of the Loan proceeds.

(c) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan other than the Broker(s), if any.

(d) No information contained in this Agreement, the other Loan Documents to which it is a party, or any written statement furnished by or, to Borrower’s Knowledge, on its behalf pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made. To Borrower’s Knowledge, there is no condition, fact, circumstance or event which has not been disclosed to Agent that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise could have a Material Adverse Effect. To Borrower’s Knowledge, Borrower has disclosed to Agent all material facts and has not failed to disclose any material fact that would cause any representation or warranty made herein to be materially misleading.

(e) No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purpose prohibited by Applicable Laws or by the terms and conditions of this Agreement or the other Loan Documents.

(f) Each Loan Document to which it is a party constitutes such Borrower Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to Insolvency Laws and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower Party, including the defense of usury, nor would the operation of any of the terms of the Loan Documents to which any Borrower Party is a party, or the exercise of any right thereunder, render the Loan Documents to which any Borrower Party is a party unenforceable, subject to Insolvency Laws and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and no any Borrower Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto. There exists no Default, Event of Default or Cash Trap Event.

4.1.4 Environmental Matters.

(a) The Property complies with all Environmental Laws.

(b) Since Borrower’s acquisition of the Property, and to Borrower’s Knowledge prior to such time, no spill, release or discharge of any Hazardous Substances has occurred on or about the Property nor, to Borrower’s Knowledge, is there any threat of a spill, release or discharge.

(c) Borrower has not used the Property, nor permitted the Property to be used, to treat, dispose, refine, produce, store, handle, transfer, process or transport any Hazardous Substance (other than Hazardous Substances which were used in the ordinary course of the business of the Facility and which were stored, handled, used, transferred and transported in compliance with all Environmental Law), and, to Borrower’s Knowledge, no such use of the Property was made by any predecessor in interest or any other individual or entity.

(d) No equipment on the Property contains polychlorinated biphenyls.

(e) No underground storage tank is located on the Property.

(f) No asbestos is located on the Property.

(g) The Property does not contain any facility subject to reporting under Section 312 of the federal Emergency Planning and Community Right-to-Know Act of 1986 or any federal regulations promulgated thereunder.

(h) Borrower has truthfully and fully provided to Agent, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to it and that is contained in its files and records, including but not limited to any reports relating to Hazardous Substances.

(i) There is no Environmental Claim pending or, to Borrower’s Knowledge, threatened with respect to the Property.

(j) No Liens are presently recorded with the appropriate land records under or pursuant to any existing Environmental Law with respect to the Land or the Improvements and, to Borrower’s Knowledge, no Governmental Authority has commenced taking or is in the process of taking any action to subject the Land and the Improvements to Liens under any existing Environmental Law.

4.1.5 Additional Representations and Warranties.

(a) (i) All cost reports (if any) and other reports of every kind whatsoever required by law or by written or oral contracts or otherwise to have been filed or made with respect to the Provider Operations have been filed or made, and all such reports are, and all such future reports shall be, materially accurate and complete and not misleading in any material respects, (ii) Borrower shall not permit any cost reports (if any) to remain open or unsettled, (iii) there are no reimbursement or reimbursement-related claims, actions or appeals pending (and no claims or reports have been filed which should result in any such claims, actions or appeals) before any commission, board or agency including without limitation any intermediary or carrier, the Provider Reimbursement Review Board (as defined in 42 U.S.C. §1395oo) or the Administrator of CMS, with respect to any Governmental Health Program or claims for the Provider Operations, that, if determined adversely, would have a Material Adverse Effect, or, any disallowance by any commission, board or agency in connection with any audit of such cost reports that is not reflected on Borrower’s financial statements, and (iv) no validation review or program or corporate integrity review related to Borrower, Provider or the Provider Operations, or the consummation of the transactions contemplated in the Loan Documents, or related to the Facility, has been conducted by any commission, board or agency in connection with a Governmental Health Program, and to Borrower’s Knowledge, no such reviews are scheduled, pending or threatened against or affecting Borrower, Provider, the Provider Operations, or the Facility, or the consummation of the transactions contemplated hereby.

(b) Without limiting the generality of any other representation or warranty made herein, Borrower states that (i) Borrower and/or Provider, each of their respective Affiliates and each of their respective officers, directors, employees and contractors (other than contracted agencies) (collectively, “Subject Persons”) in the exercise of their respective duties for the Provider Operations, is in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to health care matters (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute” and any analogous state anti-kickback statute and physician self-referral statute (collectively, “Healthcare Laws”), (ii) each of Borrower and Provider have maintained and do and will maintain in all material respects all records required to be maintained by the Food and Drug Administration, Drug Enforcement Administration, California Department of Public Health, State Boards of Pharmacy and Governmental Health Programs as required by the Healthcare Laws with respect to the Provider Operations, and there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws with respect to the Provider Operations, (iii) no Subject Person is currently, or has in the past been, subject to any federal, state, local governmental or private payor civil or criminal investigations, inquiries or audits involving and/or related to its compliance with Healthcare Laws, nor subject to any federal, state or private payor inquiry, investigation, inspection or audit regarding its activities, including without limitation, an inquiry or investigation of any Person having “ownership, financial or control interest” in such Subject Person (as that phrase is defined in 42 C.F.R. §420.201 et seq.) involving compliance with Healthcare Laws, and (iv) no Subject Person or no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in a Subject Person: (v) has had a civil monetary penalty assessed against it, him or her pursuant to 42 U.S.C. §1320a-7a; (w) has been excluded from participation in a Governmental Health Program; (x) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518; (y) has been involved or named in a complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq., or under or pursuant to any analogous state false claims law, or (z) is currently the subject or target of any investigation by a Governmental Authority of an alleged violation of Healthcare Laws, in each case that could reasonably be anticipated to materially and adversely affect Provider, the Provider Operations, Borrower or the Project.

(c) Borrower states that (i) Borrower and Provider have such permits, licenses, franchises, certificates and other approvals or authorizations as are necessary under Applicable Laws to own their respective properties as of the Closing Date, and will obtain and maintain all such permits, licenses, franchises, certificates and other approvals or authorizations as and when required to conduct the Provider Operations and to receive reimbursement under Medicare, Medicaid, and such other Governmental Health Programs in which any such Person or the Facility participates (including reimbursement for each and every separately-licensed unit of the Facility), (ii) Borrower nor Provider is currently subject to, nor has been subject to in the last two (2) years, suspension, revocation, renewal or denial of its participation in any Governmental Health Program, and (iii) there currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Governmental Health Program certifications or state or local licensure of Borrower or Provider, and which, with respect to Provider only, affect or could affect the Project or could adversely affect Provider’s operations at the Facility.

(d) Borrower states that (i) Exhibit D sets forth an accurate, complete and current list of all participation agreements with (x) Governmental Health Programs and (y) private health maintenance organizations, Blue Cross and Blue Shield plans, insurance programs, preferred provider networks and self-insured employers or any management service organizations of any such self-funded employers (collectively, “Non-Governmental Payors”) with respect to the Provider Operations, (ii) the participation of Borrower, Provider and the Facility in each Non-Governmental Payor program is not subject to or, to Borrower’s Knowledge, threatened with, revocation, suspension, termination, probation, restriction, or limitation, and no reasonable basis currently exists to believe that any such action will occur in the future, and (iii) no Non-Governmental Payor has given notice to Borrower or Provider of non-renewal of any such arrangement.

(e) Borrower states that to the extent that and for so long as Borrower or Provider is a “covered entity” within the meaning of HIPAA, such Person (i) shall undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of Borrower or Provider to be HIPAA Compliant (as defined below); (ii) shall develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) shall implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person is and remains HIPAA Compliant. Without limiting the generality of the foregoing, Borrower states that each such Person maintains a business associate agreement with each “business associate” as that term is defined in the Privacy Rule (as herein referenced). For purposes hereof, “HIPAA Compliant” shall mean that such Person (x) is and shall be in material compliance with each of the applicable requirements of HIPAA and the so-called “Privacy Rule” and “Security Rule” promulgated thereunder, as the same are and have been amended from time to time, on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (y) is not, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any Governmental Authority) that could result in any of the foregoing or that could reasonably be expected to materially and adversely affect the Provider Operations or Borrower’s or Provider’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by Borrower or Provider of the then-effective provisions of HIPAA, and no reasonable basis currently exists to believe that such Person will become subject to any such action.

(f) Borrower states that (i) Borrower or Provider, as the case may be, are and will be the lawful owners of any certificates of need (if any) or any other Licenses for the ownership and operation of the Facility, (ii) to Borrower’s Knowledge, in the event that Agent or Lenders acquires any of the Property through foreclosure or otherwise, neither Agent nor Lenders, nor any purchaser of the Property (through a foreclosure or otherwise), must obtain a certificate of need from any applicable state healthcare regulatory authority or agency (other than giving such notice required under the applicable state law or regulation) prior to applying for and receiving a license to operate the Facility as it is intended to be operated and certification to receive Governmental Health Program payments for Patients having coverage thereunder, provided that neither the services offered at the Facility nor the number of treatment rooms operated would be changed.

(g) Borrower states that Borrower, and to Borrower’s Knowledge, no previous owner of the Property has received any funding in connection with the Property under the federal Hill-Burton Act, 42 U.S.C. Section 291 et seq.

(h) Borrower states that the Property and the Provider Operations are not subject to, and Borrower shall indemnify and hold Agent and Lenders harmless from and against, any liability in respect of amounts received by Borrower for the purchase or improvement of the Property or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, including the Hill-Burton Act.

(i) Borrower states that, except as shown on Exhibit B, there are no pending or, to Borrower’s Knowledge, any threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against any Borrower Party or Provider that could affect the Facility or Provider Operations.

(j) Borrower states that (i) neither Borrower nor Provider is a party to any labor union or collective bargaining agreements and to Borrower’s Knowledge is in compliance with all Applicable Laws respecting employment and employment practices, including, without limitation, laws, regulations, and judicial and administrative decisions relating to wages, hours, conditions of work, collective bargaining, health and safety, payment of social security, payroll, withholding and other taxes, worker’s compensation, insurance requirements, as well as requirements of ERISA and the Consolidated Omnibus Budget Reconciliation Act, (ii) there is no (x) unfair labor practice complaint pending or, to Borrower’s Knowledge, threatened against Borrower or Provider before the National Labor Relations Board or any court nor any pending or, to Borrower’s Knowledge, threatened sexual harassment, or wrongful discharge claim with respect to any employee of Borrower or Provider, (y) labor strike, dispute, slowdown, or stoppage pending or, to Borrower’s Knowledge, threatened against Borrower or Provider, or (z) representation petition, respecting the employees of Borrower or Provider filed or threatened to be filed with the National Labor Relations Board.

4.2 Reliance Upon Representations and Warranties. All representations and warranties made in this Agreement or in any certificate or other document delivered to Agent by or on behalf of Borrower or Guarantor or any Authorizing Entity shall be true and correct when made and throughout the term of the Loan as if they were made continuously throughout such term and shall be deemed to have been relied upon by Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Agent or Lenders or on any of their behalf, and shall survive the making of the Initial Disbursement and each Advance. Each request for an Advance shall constitute the remaking and reaffirmation of all such representations and warranties. Borrower acknowledges that the Initial Disbursement and each Advance is intended to be made by Agent and Lenders in reliance upon the performance of all of the terms and conditions contained herein and upon the continuing truth and accuracy of the representations, warranties, acknowledgments and agreements herein contained or otherwise made in writing to Agent.

ARTICLE 5

COVENANTS

5.1 Covenants. Borrower shall perform the following covenants, fully and faithfully, at all times until the Indebtedness has been paid in full and all Obligations fully satisfied.

5.1.1 Financial. On or before the third (3rd) Business Day after Provider is obligated to deliver any such item, Borrower shall deliver to Agent all items that Provider is obligated to deliver pursuant to Section 4.2.1, 24.2 and 24.5 of the Facility Lease (and Borrower

shall strictly enforce its rights receive all such items in accordance with the Facility Lease). In addition to the foregoing, but without duplication, Borrower shall deliver (or cause to be delivered) to Agent each of those items described in subsections (a) – (e) below.

(a) Within twenty (20) days after each calendar month, Borrower shall furnish Agent with a copy of (i) Borrower’s statement of income for the applicable month and year-to-date showing all Revenues, accrued real estate taxes and all items of operating expense, capital expenditures and reserves paid with Revenues, (ii) Borrower’s then current balance sheet, (iii) Borrower’s cash flow statement for the applicable month and year-to-date, (iv) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property, together with an explanation of any variances, and (v) upon the treatment of Patients at the Facility, Patient throughput for the applicable month (including the number of fractions performed at the Facility and for which types of medical conditions, and collections from the treatment of Patients by payor type) with a comparison to the Operating Budget, together with an explanation of any variances. Until Completion of all Construction Work to be performed pursuant to the Proton System Purchase Agreement and the General Contractor’s Agreement, a written report (including an explanation of all variances described therein) setting forth (1) the current status of the installation and/or commissioning of the Proton System and (2) (A) any changes, modifications, amendments or supplements to, or variations from, the Approved Plans, the Project Budget and/or the timelines set forth on Exhibit D to the Closing Certificate of Borrower, whether or not the same are permitted to be made without Agent’s consent, since the date of the last report and (B) all Project Costs incurred for the applicable month and in the aggregate, by line item, with a comparison of the budgeted Project Costs and the actual Project Costs, by line item.

(b) Borrower shall prepare and submit to Agent such other financial statements and reports as Agent may reasonably require. All financial statements shall be in a format approved by Agent and certified as true, correct, and complete and not misleading as to Borrower’s financial condition or such other matters contained in any such statement and reports by an officer or authorized representative of Borrower approved by Agent. The monthly financial statements shall certify that there are no pending claims against Borrower or, if any such claims exist, the nature and amount of each such claim, and the amount of any Governmental Health Program recoupments or recoupments of any third-party payor being sought, requested, claimed, or threatened against Borrower. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied.

(c) No later than thirty (30) days after the end of each calendar quarter Borrower shall furnish Agent with a copy of Borrower’s quarterly financial statements for the prior calendar quarter, and no later than April 30 of each year Borrower shall furnish Agent (i) with a copy of Borrower’s annual financial statements for the prior calendar year, including, with respect to both quarterly and annual statements, a statement of the income and expenses for Borrower and the Facility, cash flow statement and balance sheet and statement of profit and loss for Borrower and the Facility which financial statements shall be audited by McGladrey & Pullen, LLP, or another independent certified public accounting firm approved by Agent and (ii) a certificate from an officer or authorized of Borrower approved by Agent that there is no Default, Event of Default or Cash Trap Event.

(d) No later than October 5th of each year, Borrower shall prepare (or cause to be prepared) and shall deliver to Agent for Agent’s review and approval the proposed Budget for the Facility for the succeeding calendar year, along with all documentation made available to the Joint Operating Committee with respect to any such proposed Budget. In addition, Borrower shall submit to Agent for Agent’s review and approval any proposed modification or amendment to any Budget, along with all documentation made available to the Joint Operating Committee with respect to any such proposed modification or amendment. Borrower acknowledges and agrees that Agent’s approval rights with respect to any proposed Budget and with respect to any proposed modification or amendment to any Budget, which shall be exercised by Agent in good faith and shall be in Agent’s sole and absolute discretion, are set forth in Section 14 of the Multi-Party Agreement, and the parties hereto agree that in addition to the foregoing, to the extent that either the Joint Operating Committee (in accordance with the Facility Lease) or Agent (in accordance with both this subsection (d) and Section 14 of the Multi-Party Agreement) have not approved a proposed Budget, then the last sentence of Section 24.3.1 of the Facility Lease shall be operative. Any Budget, once approved by Agent, shall constitute the Operating Budget for the period covered by said Budget. Borrower shall not approve, nor suffer or permit the approval of, any Budget (or any changes to any Budget) described in the Facility Lease without the prior written approval of Agent.

(e) No later than April 30 of each year, Borrower shall cause each Guarantor to submit to Agent financial statements containing statements of income and expenses for the previous year and assets and liabilities as of the last day of the previous year. Each Guarantor shall certify their individual respective statements as true, correct and complete in all materials respects and not misleading as to their individual financial condition.

(f) Agent shall have the right at any time and from time to time to audit the financial information provided by Borrower and any Guarantor pursuant to the terms of this Agreement in accordance with the then customary audit policies and procedures of Agent using auditors selected by Agent. The Agent shall pay for the cost of its auditors; provided, however, if (A) such audit shall have been commenced during a Default, Event of Default or Cash Trap Event, or (B) such audit reveals a material discrepancy from the information previously provided to Agent, Borrower shall pay the out-of-pocket costs and expenses of such audit.

(g) Borrower shall keep and maintain separate books and records with respect to the Property. Borrower will allow Agent, its representatives or agents, at any time during normal business hours and upon reasonable prior notice, access to all books and records of Borrower, including Borrower’s books of account and all supporting and related vouchers or papers kept by or on behalf of Borrower or its representatives or agents in connection with maintenance, ownership, operation or leasing of the Property, such access to include the right to make extracts or copies thereof. At Agent’s request, Borrower shall also cause all of the financial information, statements, certificates and reports required to be delivered to Agent pursuant to this Section 5.1.1 to be delivered to Agent in electronic format.

5.1.2 Impositions.

(a) Subject to Section 2.5.8, Borrower shall pay all Impositions before the same become delinquent and upon written request, shall furnish to Agent duplicate receipts for such payment. Unless Agent has paid such Impositions directly on Borrower’s behalf, Borrower shall furnish to Agent evidence that all Impositions are paid at least five (5) Business Days prior to the last date for payment of such Impositions and before imposition of any penalty or accrual of interest.

(b) Notwithstanding the foregoing, so long as no Event of Default or monetary Default has occurred and is then continuing, Borrower may in good faith, with reasonable diligence and at Borrower’s sole cost and expense contest the validity or amount of any Impositions, provided that:

(i) such contest prevents or suspends the collection of the Contested Taxes and the sale or forfeiture of all or any part of the Property to satisfy the payment of the Contested Taxes; and

(ii) Borrower notifies Agent in writing of Borrower’s intent to contest before any Contested Taxes have been increased by any interest, penalties or other costs; and

(iii) Borrower has deposited with Agent to be held by Agent, together with the sums provided in subsection (c) below, a sum of money which taken with the deposits already held by Agent pursuant to subsection (c) below is sufficient in Agent’s sole judgment to pay the amount of the Contested Taxes, including interest and penalties, and Borrower shall increase such deposits upon demand by Agent whenever Agent deems such additional deposit necessary to cover the cost of additional interest and penalties.

(c) If Borrower fails to pursue the proceeding for the Contested Taxes with reasonable diligence or if Borrower fails to deliver to Agent the additional deposits required in this subsection (c), Agent may, at Agent’s option, apply such additional deposits to the payment of all or any portion of the Contested Taxes, including all penalties and interest. If the amount of the additional deposits is insufficient to pay the Contested Taxes together with all interest and penalties, Borrower shall upon demand deposit an amount sufficient to make such payment of the Contested Taxes in full. Provided no Event of Default then exists and Borrower has notified Agent in writing that Borrower has obtained a final disposition of the Contested Taxes, together with an official tax bill for such Contested Taxes, Agent shall use the funds on deposit with Agent, together with the Monthly Tax Deposits relating to such Contested Taxes, to pay the Contested Taxes in full.

5.1.3 Insurance.

(a) Until the Indebtedness is fully paid and all obligations of Agent and Lenders under the Loan Documents have been finally terminated, all of the Collateral shall be kept at all times insured against loss and damage by such hazards, casualties and contingencies in such amounts, subject to such deductibles, and for such periods as may from time to time be reasonably required by Agent. All insurance shall be written in policies and by insurance companies approved by Agent. All policies of insurance and renewals thereof shall contain standard noncontributory lender or mortgagee clauses or loss payable clauses in favor of Agent, for the benefit of Lenders, and their successors and assigns and shall name Agent, for the benefit of Lenders, and their successor and assigns as an additional insured and shall provide for at least thirty (30) days’ prior written notice of modification (including cancellation) to Agent without cost to Agent, and Agent shall be endorsed onto all such policies as a cancellation recipient, as well as a waiver of subrogation endorsement and such other endorsements as Agent shall require. All policies of insurance and renewals thereof shall contain such further endorsements as Agent may require, in form and content acceptable to Agent. Without limiting the generality of the foregoing, all policies of insurance shall be in amounts and have deductibles (if any) approved by Agent and contain clauses or endorsements to the effect that no act or negligence of Borrower, or anyone acting for Borrower or of any tenant under any Lease or other occupant, or failure to comply with the provisions of any policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way effect the validity or enforceability of the insurance insofar as Agent and Lenders are concerned. Copies of all policies of insurance and original certificates of insurance on ACORD forms acceptable to Agent, together with evidence of fully paid premiums, shall be delivered to Agent as issued at least thirty (30) days before the expiration of old policies and shall be held by Agent until all Obligations have been fully paid and performed and all obligations of Agent and Lenders under the Loan Documents finally terminated. Upon request by Agent, Borrower, at its sole cost and expense, shall furnish to Agent evidence of the replacement cost of the Property that is satisfactory to Agent. In case of any transfer of title to the Property either resulting from an exercise of remedies under or pursuant to the Mortgage or in lieu of such remedies, complete title to all policies of insurance required by this Agreement and to all prepaid or unearned premiums thereon shall pass to and vest in the grantee or other transferee of the Property. Agent and Lenders shall not, by reason of accepting, rejecting, approving or obtaining insurance, incur any liability for payment of losses.

(b) Without in any way limiting the generality of the foregoing, Borrower covenants and agrees to maintain the following insurance coverage: (i) all risk of physical loss or special perils coverage insurance, for an amount equal to not less than one hundred percent (100%) of the full replacement cost of the Improvements and fixtures located on the Property, written on a replacement cost basis and with endorsements covering replacement cost (without depreciation), building ordinances/enforcement of law (including demolition and increased cost of construction, which building ordinance coverage endorsement shall be in such amount as Agent may reasonably require), vandalism, malicious mischief, terrorist acts, building collapse, boiler and machinery, sewer back up; (ii) rent loss and/or business interruption insurance in an amount equal to not less than the projected gross revenue from the Property for twelve (12) months, less any allocable charges and expenses which would not continue during the period of restoration; (iii) commercial general public liability and property damage insurance with a broad form coverage endorsement for an amount as reasonably required from time to time by Agent but not less than an aggregate amount of Ten Million Dollars ($10,000,000.00) and an occurrence limit of not less than Five Million Dollars ($5,000,000.00) combined single limit; (iv) flood insurance with coverages reasonably acceptable to Agent; (v) earthquake insurance with coverages acceptable to Agent; (vi) insurance covering pressure vessels, pressure piping and machinery, if any, and all major components of any centralized heating or air-conditioning systems located in the Improvements, in an amount satisfactory to Agent, such policies also to insure against physical damage to the Improvements arising out of peril covered thereunder; and (vii) such other insurance that may be required from time to time by Agent. All insurance policies shall be issued by an insurer licensed to do business in the jurisdiction in which the Property is located and which has a rating of at least “AA” by Standard & Poor’s and a rating of A:X or better in the current Best’s Insurance Reports. In addition to the requirements of this

Section 5.3, Borrower shall cause Agent to be named as an additional insured under Provider’s professional liability insurance described in Section 12.1.10 of the Facility Lease, and Borrower shall deliver to Agent a copy of such policy of insurance and original certificates of insurance on ACORD forms acceptable to Agent, together with evidence of fully paid premiums, at least thirty (30) days before the expiration of the then current policy.

(c) At all times prior to Completion of the Improvements and the Facility, and in connection with any other Construction Project (if required by Agent), Borrower shall have delivered to Agent a so-called Builder’s Risk Completed Value non-reporting form insurance policy for one hundred percent (100%) of the replacement value of the completed Improvements and Facility (including, without limitation, one hundred (100%) percent of the replacement cost value of all improvements and betterments, but excluding foundations and any other improvements not subject to physical damage) and shall include, without limitation, coverage for loss by testing, collapse, theft, flood, and earth movement. Such insurance policy shall also include coverage for: (i) loss suffered with respect to materials, equipment, machinery, and supplies whether on-site, in transit, or stored off-site and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property unless required to be insured by any contractor or subcontractor, and coverage for damage caused by “War” or the acts of terrorists, whether certified or uncertified; (ii) soft costs (including delayed opening) that are recurring costs, which shall include, without limitation, delayed opening loss of income/revenue coverage for a period of recovery of not less than eighteen (18) months commencing from the date the Improvements and the Facility were to be completed as approved by Agent in its sole discretion, as well as costs to reproduce plans, specifications, blueprints and models in connection with any restoration following a casualty; (iii) demolition, debris removal and increased cost of construction, including, without limitation, increased costs arising out of changes in applicable laws and codes; and (iv) operation of building laws.

(d) If at any time a dispute arises with respect to replacement cost, Borrower agrees to provide at Borrower’s expense, an insurance appraisal prepared by an insurance appraiser approved by Agent, establishing the full replacement cost in a manner satisfactory to the insurance carrier.

(e) Subject to Section 2.5.8, Borrower shall pay or cause to be paid, in a timely manner, all Premiums. At least thirty (30) days prior to the expiration of any policy of insurance, Borrower shall furnish to Agent renewal insurance policies (or Evidence of Commercial Property Insurance on ACORD 28 and a Certificate of Liability Insurance on ACORD 25) as required by this Agreement and the other Loan Documents.

(f) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Agent, for the benefit of Lenders, is included thereon as the loss payee and an additional insured as applicable, under a standard mortgagee clause acceptable to Agent and such separate insurance is acceptable to Agent.

(g) Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent, on behalf of Lenders, may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interest in the Property. This insurance may, but need not, protect Borrower’s interests. The coverage Agent purchases may not pay any claim Borrower makes or any claim that is made against Borrower in connection with the Property. Borrower may later request Agent to cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance required to be provided under this Agreement, Borrower will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness and shall bear interest at the Default Rate. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

(h) Borrower shall cooperate with Agent in all respects in obtaining for Agent on behalf of Lenders the benefits of any insurance proceeds lawfully or equitably payable in connection with the Property, and Agent shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including attorneys’ fees and disbursements, and, if necessary to collect such proceeds, the expense of an appraisal on behalf of Agent in case of a fire or other casualty affecting the Property or any part thereof) out of such insurance proceeds.

5.1.4 Leases.

(a) Without the prior written consent of Agent which may be granted or withheld in Agent’s sole and absolute discretion, Borrower shall not (i) enter into any Lease, (ii) modify, amend, renew, extend or terminate any Lease, (iii) accept any payment on a Lease for more than one month in advance of its due date, (iv) enter into any ground lease of the Property, or (v) accept the surrender of any Lease. At Agent’s request, Borrower shall cause the tenant under any Lease (other than the Facility Lease) to execute a subordination and attornment agreement in form and substance satisfactory to Agent. Borrower shall provide Agent with a copy of a fully executed original of each Lease executed subsequent to the Closing Date promptly following its execution. No later than sixty (60) days after the Closing Date, Borrower shall deliver written notice to Provider under the Facility Lease (a copy of which shall be delivered to Agent contemporaneously with its delivery to Provider) adding Agent, at Agent’s Address, as an additional required notice party of Borrower (as Manager) under Section 27.6 of the Facility Lease.

(b) Borrower shall (i) observe and perform (A) all obligations of the lessee under the Ground Sublease in full compliance with all provisions thereof and (B) all obligations of the lessor under all Leases and the Ground Lease in full compliance with all provisions thereof, and (ii) enforce all terms, provisions, covenants and conditions contained in the Leases, the Ground Lease and the Ground Sublease. Borrower will not suffer or permit any breach or default to occur in any of Borrower’s obligations under the Ground Sublease, the Ground Lease or any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement thereunder, including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the tenant. Borrower shall promptly notify Agent in writing in the event of a default under the Ground Sublease, the Ground Lease or a Lease and, notwithstanding the foregoing, Borrower shall deliver to Agent a complete copy of each notice of default Borrower delivers in connection with the Ground Sublease, the Ground Lease or the Facility Lease at the same time as and whenever Borrower delivers any such notice of default. Borrower will not waive any rights under the Ground Sublease, the Ground Lease or any of the Leases and will enforce the obligations of tenants under and guarantors of the Leases, including amendments approved by Agent. Borrower has not and shall not assign or pledge any Leases or the right to receive any payments thereunder except as permitted in this Agreement.

(c) Borrower shall deliver to Agent all tenant security deposits (if any), including letters of credit, which security deposits Agent shall hold pursuant to Section 2.5.7, subject in each case to the rights of the applicable tenant to the return of such security deposit in accordance with the applicable Lease. Upon forfeiture of any security deposit, the amount thereof shall be applied to the Indebtedness. All lease termination payments or fees shall be paid to Agent and shall be applied to the Indebtedness.

(d) Borrower shall deliver to Agent a complete copy, within two (2) Business Days of its receipt, of all (i) Construction Warranty Breach Notices, Equipment Default Notices and notices of Equipment Failure delivered to Borrower pursuant to Article VII of the Facility Lease, (ii) Budget Impasse Notices delivered to Borrower pursuant to Section 24.4.2(a) of the Facility Lease, (iii) Scripps Standards Notices delivered to Borrower pursuant to Section 24.4.2(b) of the Facility Lease, (iv) notices received pursuant to the Facility Lease which relate to any fact, circumstance or condition which could result in a Manager Event of Default if not remedied in accordance with the Facility Lease, (v) notices received pursuant to Sections 8.2.2, 8.5.2, 8.5.4, 9.6.2, 13.9 or 24.5(v) of the Facility Lease, (vi) default notices received by Borrower under the Ground Sublease, and (vii) notices terminating the Facility Lease or the Ground Sublease, exercising or purporting to exercise any right to terminate the Facility Lease or the Ground Sublease, or suspending or ceasing the performance of obligations under the Facility Lease or the Ground Sublease.

(e) Borrower shall deliver to Agent a complete copy of each notice Borrower delivers in connection with the Facility Lease at the same time as and whenever Borrower delivers any such notice, including, without limitation, any notice delivered by Borrower pursuant to Sections 8.2.2, 8.5.3, 8.17, 9.6.1, 13.2.1, 13.3, 13.9, 15.1.1, 15.1.9, 15.7 or 25.3 of the Facility Lease.

(f) In the event of a Performance Decline (as that term is defined in the Facility Lease) (i) Borrower shall take all action necessary under the Facility Lease to reserve its rights with respect to any such Performance Decline, (ii) Borrower shall, within five (5) Business days after its receipt thereof, deliver to Agent a copy of any corrective plan submitted to Borrower pursuant to Section 25.3 of the Facility Lease, and (iii) in the event Borrower has the right to terminate the Facility Lease pursuant to Section 25.3 of the Facility Lease, any decision by Borrower with respect to such termination right shall be subject to Agent’s prior consent.

5.1.5 Operations.

(a) Borrower shall comply, and shall cause Provider to comply (in accordance with the Facility Lease), with all Applicable Laws with regard to the Property, the Project, the Provider Operations and the Facility. Without limiting the foregoing, Borrower shall obtain and maintain, or cause to be obtained and maintained, those registrations, licenses, certifications, approvals, permits, and regulatory clearances (including any required certificates of need and certificates of exemption) (collectively, “Proton System Approvals”) required for (i) the manufacture, sale, transport, delivery, installation and commissioning of the Proton System and any subsequent modifications and additions thereto, (ii) the clinical personnel, including physicians who specialize in radiation oncology, to operate the Proton System at the Facility to provide treatment to Patients, (iii) clinical commissioning and ongoing clinical operation of the Proton System and the Facility, (iv) disposal of irradiated materials, and (v) possession, use and installation of radiation-generating machines. Borrower shall deliver to Agent evidence of its compliance with the foregoing upon Agent’s request.

(b) At all times, Guarantor and the Board of Managers shall be in charge of executing Borrower’s business plan and shall exercise operational and management control, including day-to-day business decisions, with respect to the Property and the Project, except for those duties to be performed by Provider under the Facility Lease. In addition to the foregoing, Borrower agrees that until the expiration of the Ramp-Up Period (i) Jeffrey L. Bordok shall personally devote not less than twenty-five percent (25%) of his professional responsibilities to the Project and (ii) Sarah Hutchinson, Executive Vice President of Sponsor (or another qualified person acceptable to Agent), shall devote thirty-three percent (33%) of her professional responsibilities to the Project. Borrower shall not engage the services of a property manager, enter into any property management agreement or terminate or replace any property manager or property management agreement without, in each case, Agent’s prior written consent. After the expiration of the Ramp-Up Period, Borrower shall cause the Proton System to remain fully operational and able to provide treatments to Patients so as to prevent a Material Adverse Effect and to operate the Property in conformance with the then current Operating Budget. Subject to Section 2.5.6, Borrower shall pay all Support Services Fees and all other amounts that Borrower is required to pay pursuant to the O&M Agreement before the same become delinquent and upon written request, shall furnish to Agent duplicate receipts for such payment. Unless Agent has paid such Support Services Fees and all other amounts that Borrower is required to pay pursuant to the O&M Agreement directly on Borrower’s behalf, Borrower shall furnish to Agent evidence that all such amounts are paid at least five (5) Business Days prior to the imposition of any penalty or accrual of interest.

(c) All Personal Property shall continue to be located on the Land. Borrower shall not, without the prior written consent of Agent, sell, assign, transfer, remove or permit to be removed from the Land or the Improvements any of the Personal Property, provided, so long as no Event of Default exists, Borrower may sell or otherwise dispose of the Personal Property when obsolete, worn out, inadequate, unserviceable or unnecessary for use in connection with the Project, but only upon replacing the same with other Personal Property at least equal in value and utility to the Personal Property that is disposed, and provided further that the priority and perfection of Lenders’ security interest is fully preserved in such replacement Personal Property. Borrower shall, from time to time, on request of Agent, deliver to Agent an inventory of the Personal Property in reasonable detail. All Personal Property, and all replacements thereof, substitutions therefor or additions thereto, at all times, shall be kept and maintained free and clear of Liens, except for Permitted Exceptions. Borrower shall, upon demand, execute and deliver to Agent such financing statements and other documents in form satisfactory to Agent, and will do all such acts and things as Agent may at any time, or from time to time, reasonably request or as may be necessary or appropriate to establish and maintain Lenders’ first perfected security interest in the Personal Property, free of any Liens, except for Permitted Exceptions.

(d) Borrower shall: (i) promptly repair, restore or rebuild any Improvements now or hereafter on the Land which may become damaged or be destroyed, such restored or rebuilt Improvements to be of at least equal value and substantially the same character as prior to such damage or destruction, provided that any Loss Recoveries relating to such damage or destruction have been released to Borrower under the terms of this Agreement to effectuate such repairs or restoration, but regardless of whether such Loss Recoveries are sufficient for such repairs or restoration are available or sufficient for the purpose; (ii) keep the Property in good condition and repair and in good working order and without waste, (iii) pay all operating costs for the Property and immediately pay when due any indebtedness which may be secured by a Lien, and upon request deliver to Agent satisfactory evidence of the discharge of such Lien, subject to any right Borrower may have hereunder to contest such Lien; (iv) complete within a reasonable time any Improvements now or at any time in process of construction upon the Property (except that the Construction Work to be performed pursuant to the General Contractor’s Agreement and the Proton System Purchase Agreement shall be Completed in accordance with the timelines set forth on Exhibit D to the Closing Certificate of Borrower); (v) comply with all requirements of all covenants, easements and restrictions of record with respect to the Property and the use thereof; (vi) not make any alterations (nor take any steps in preparation thereof, including, without limitation, ceasing marketing activities) to the Property or demolish any portion of the Improvements or repairs and replacements without Agent’s prior written consent, except as required by Applicable Law, repairs the cost of which do not exceed $100,000 (provided that the aggregate cost of all repairs, whether or not consented to by Agent, does not exceed $500,000) or in connection with the Construction Work to be performed pursuant to the General Contractor’s Agreement or the Proton System Purchase Agreement; (vii) not suffer or permit any change in the general nature of the use or occupancy of the Property, without Agent’s prior written consent; (viii) not initiate, seek or acquiesce in any zoning reclassification, change or variance without Agent’s prior written consent; (ix) provide and thereafter maintain adequate parking areas within the Property as may be required by Applicable Laws, together with any sidewalks, aisles, streets, driveways and sidewalk cuts and sufficient paved areas for ingress, egress, and right of way to and from the adjacent public thoroughfares necessary or desirable for the use thereof, and observe and comply with any conditions necessary to preserve and extend any and all rights, licenses, permits (including, without limitation, zoning variances, special exceptions and nonconforming uses), privileges, franchises and concessions that are applicable to the Property and the use and occupancy of the Property; (x) not cause or permit, or file for, any resubdivision of the Land prior to satisfaction of all requirements of Applicable Laws and without Agent’s prior written consent, and not cause or permit the use of the Property for any non-conforming use under Applicable Laws; (xi) not grant, create, permit, amend or modify any easements, licenses, covenants, conditions, encumbrances or declarations affecting the Property; (xii) operate the Property and the Project in conformity with the Operating Budget then in effect; (xiii) promptly perform and observe all agreements required to be performed by it under all Material Agreements; (xiv) give Agent notice of any default under Leases and Material Agreements; (xv) not amend any document which is a Permitted Exception without in each case Agent’s prior written consent; (xvi) not permit the use of the Land by the public in such a manner that might make possible a claim of adverse use or possession or any implied declaration, easement or other right; and (xvii) promptly correct all defects (other than of an immaterial nature that do not affect the use of the Improvements for their intended purpose or their value) in the Improvements or any departure from the Construction Documents (except for non-material deviations therefrom that do not adversely affect the use of the Improvements for their intended purpose or their value) not previously approved by Agent to the extent required hereunder (and Borrower agrees that the making of any Advance whether before or after such defects or departures are discovered by, or brought to the attention of, Agent shall not constitute a waiver of Agent’s right to require compliance with this covenant).

(e) Borrower shall cause Provider to (in accordance with the Facility Lease), engage in business of performing the Provider Operations and Borrower shall, and shall cause Provider to, preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business. Without limiting the generality of the foregoing, Borrower shall cause the Facility to be and remain certified for participation in Medicare and Medicaid. Borrower shall not, and shall not permit any line of business to be conducted at the Facility, directly or indirectly, other than the Provider Operations. Borrower shall, and shall cause Provider to, take all necessary action to collect as promptly as possible all receivables from all Account Debtors and shall submit to each Account Debtor, promptly and diligently, all materials required by any such Account Debtor for payment. Borrower shall not, and shall not suffer, permit or allow Sponsor or any Affiliate of either Sponsor or Borrower, cause, facilitate or encourage any Executive Personnel (including, without limitation, the Medical Director of the Facility, the Facility’s chief physicist or any licensed physician engaged in the Provider Operations) to cease the performance of their services at the Facility. Borrower shall immediately notify Agent in writing if any Executive Personnel (including, without limitation, the Medical Director of the Facility, the Facility’s chief physicist or any licensed physician engaged in the Provider Operations) ceases the performance of their services at the Facility.

(f) Borrower shall, and shall cause Provider to, maintain all Licenses necessary to conduct the Provider Operations and in accordance with Applicable Laws, including participation in Governmental Health Programs, and shall take or cause to be taken any steps required to comply with any such new or additional requirements that may be applicable to the Provider Operations. If and as required, all Governmental Health Program cost reports will be properly and timely filed. Borrower will furnish to Agent, within five (5) days of receipt by Borrower or Provider, (i) a copy of any health care survey report related to licensure or certification (including, without limitation, each Medicare, Medicaid, Joint Commission and any other accreditation agency survey report), (ii) any statement of deficiencies pertaining to the Provider Operations, the Facility, or Borrower or Provider, and (iii) any and all notices from any licensing and/or certifying agencies that any license or permit relating to the operation of the Facility is being suspended or revoked (or threatens to do so) or that the Facility is being downgraded to a substandard category (or threatens to do so) or that any investigation or proceeding with respect to any such action is pending or threatened, and within the time period required by the particular agency for submission, Borrower shall submit or cause to be submitted to such agency and Agent a copy of the plan of correction with respect to any of the foregoing if such plan of correction is required by such agency issuing the statement of deficiency or notice. Borrower shall maintain, or shall cause Provider to maintain, all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws, including, but not limited to, records pertaining to patient trust funds.

(g) Borrower shall cause Provider to maintain on its behalf a corporate health care regulatory compliance program (“CCP”) which includes at least the following components and allows Agent, Lenders and/or any outside consultants from time to time to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding federal, state and local laws with an emphasis on prevention of fraud and abuse; (ii) the specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to immediately respond to detected violations of the CCP.

(h) For any contract or agreement between Borrower or Provider and any Account Debtor that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law (a “Government Contract”), Borrower shall comply, and shall cause Provider to comply, with the following covenants and procedures:

(i) Borrower shall give Agent written notice of Borrower’s or Provider’s execution of or receipt of an award of a Government Contract (within ten (10) days after such Government Contract is awarded or executed, whichever is earlier);

(ii) If requested by Agent, Borrower shall, or shall cause Provider to, execute and deliver to Agent, within ten (10) days of Agent’s request, a separate assignment of the Government Contract in form and content satisfactory to Agent and using forms provided by Agent;

(iii) Agent shall have the right to send to the Account Debtor in respect of such Government Contract such notices, and request such acknowledgments of the Account Debtor, as Agent deems necessary to cause such Account Debtor to recognize the assignment of the Accounts under such Government Contract and payment rights in respect thereof to Agent, as the first and only claim against such Accounts, in accordance with the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law. Borrower shall cooperate, and shall cause Provider to cooperate, with Agent in sending and procuring such notice and acknowledgment; and

(iv) Borrower shall not suffer or permit to exist, and shall cause Provider to not suffer or permit to exist, any notice or claim against Accounts under a Government Contract, other than notices and claims of Agent and Lenders.

(i) Borrower shall not make, suffer or permit, and shall cause Provider to not make, suffer or permit, any of the following to occur:

(i) with respect to any certificate of need or similar certificate, license, or approval issued by any Governmental Authority for the number of beds, treatment rooms and units in the Facility or any other License or rights thereunder: (A) any sale, transfer, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition, including any transfer all or any part of the Facility’s treatment rooms to another site or location, or (B) any rescission, withdrawal, revocation, amendment or modification of or other alteration of the nature, tenor or scope, including, but not limited to, any change to the Facility’s authorized treatment rooms capacity and/or the number of treatment rooms approved by the applicable Governmental Authority or state regulator; or

(ii) services other than those provided by or through the Proton System or otherwise related to such services at the Facility, without Agent’s prior written consent.

(j) Borrower shall cause Provider to: (i) perform the Provider Operations to Patients in compliance with ethical standards, laws, rules and regulations applicable to it or any facility or location it operates; (ii) assure that each of its employees and each employee of such facility or location has all required and appropriate licenses, credentials, approvals and other certifications to perform his or her duties and services for such location and that an adequate background check has been performed on each such employee; and (iii) maintain at the Facility the number of properly trained and licensed physicians and other staff that are necessary and appropriate to conduct the Provider Operations, each of whom shall perform proton therapy treatments only at the Facility and at no other competing facility.

(k) Borrower shall notify Agent within five (5) Business Days following the occurrence of any of the following facts, events or circumstances, whether threatened, existing or pending, together with such supporting data and information as shall be necessary to fully explain to Agent the scope and nature of the fact, event or circumstance, and shall provide to Agent within five (5) Business Days of Agent’s request, such additional information as Agent shall request regarding such disclosure:

(i) the existence of any event or circumstance that causes or will foreseeably cause any covenant, representation or warranty contained in this Agreement or any of the other Loan Documents to be breached or untrue, whether or not any time period for correction or remediation is available to Borrower or Provider. Without limiting the generality of the foregoing, Borrower shall furnish or cause to be furnished to Agent copies of all reports and correspondence Borrower or Provider sends or receives relating to any loss or revocation (or threatened loss or revocation) of any qualification described in this Section 5.1.5 or any other violation or possible violation of Healthcare Laws, including any voluntary disclosure by Borrower or Provider to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary or any state’s Medicaid program of a potential overpayment or any noncompliance matter relating to a Governmental Health Program or an agreement with a Non-Governmental Payor;

(ii) the initiation of any validation review, survey, investigation, program integrity review or reimbursement audits related to Borrower or Provider by any commission, board or agency in connection with the Medicare or Medicaid programs;

(iii) any charges of patient abuse or licensing violations involving Borrower, Provider, or any member of the medical staff of the Facility;

(iv) any voluntary termination of participation in a Governmental Health Program or Non-Governmental Payor program; or

(v) the existence of any event or circumstance that causes or will foreseeably cause a reduction, limitation, or restriction in the reimburse of or payment for Medical Services provided at the Facility under any Governmental Health Program or any Non-Governmental Payor agreement, which reduction, limitation, or restriction may have a Material Adverse Effect.

(l) If there shall occur any fact, event or circumstance for which Borrower is required to give Agent notice under Section 5.1.5(k) above, or if there shall occur any breach or alleged breach of HIPAA or any Healthcare Laws, Borrower shall take (or shall cause Provider to take) such action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by Applicable Laws, and shall thereafter diligently pursue the same to a favorable conclusion, all to the effect that the fact, event or circumstance giving rise to a Borrower’s notice obligation under Section 5.1.5(k), or the breach or alleged breach of HIPAA or any Healthcare Laws, shall be dismissed, rescinded, eliminated and otherwise cease to exist on that date which is the earlier to occur of (a) thirty (30) days after the date that Borrower became aware of such fact, event or circumstance, or (b) the expiration of any cure period given under Applicable Laws to cure any such breach. Provided that Borrower at all times in compliance with the foregoing covenants and diligently pursues and obtains the cure described above within the timeframe described above, the existence of any fact, event or circumstance for which Borrower is required to give Agent notice under Section 5.1.5(k), or the existence of a breach of HIPAA or any Healthcare Laws, shall not, in and of itself, constitute a breach of Borrower’s obligations hereunder unless the same shall in Agent’s good faith judgment:

(i) have a material adverse impact on a Borrower’s or Provider’s ability to accept, diagnose, treat, admit and/or retain Patients or perform the Provider Operations at the Facility;

(ii) if applicable, adversely affect Borrower’s, Provider’s or the Facility’s continued participation in the Medicaid or Medicare programs or any material Non-Governmental Payor agreement;

(iii) impair the likelihood that Accounts in general will be collected and paid in the normal course of Borrower’s or Provider’s business and upon the same schedule and with the same frequency as Provider’s recent collections history, or impair the value of any Accounts, Property or other Collateral as underwritten by Agent and Lenders on or about the Closing Date;

(iv) have occurred as a result of Borrower’s or Provider’s negligence, willful misconduct, willful breach of this Agreement or Healthcare Laws or failure to adhere to commercial reasonable standards of operations;

(v) give rise to any liability of Agent or Lenders under any Healthcare Law;

(vi) constitute a matter described in Section 5.1.5(i); or

(vii) otherwise have a Material Adverse Effect upon Borrower, Guarantor or Provider.

5.1.6 Prohibition on Conveyances and Liens.

(a) Borrower shall not: (i) assign or attempt to assign its rights under this Agreement and any purported assignment of this Agreement shall be void or (ii) suffer or permit (A) any change in the management (whether direct or indirect) of the Property, (B) any Transfer other than a Permitted Transfer or (C) any replacement of any Authorizing Entity without in each case the prior written consent of Agent.

(b) Without limiting the foregoing, should Borrower engage in or permit a Transfer, whether or not approved by Agent, including a Permitted Transfer, that would constitute or result in the occurrence of one or more non-exempt prohibited transactions under ERISA or the Internal Revenue Code, Borrower shall promptly (i) unwind any such Transfer upon notice from Agent or, at Agent’s option, assist Agent in obtaining such exemption(s) from the Employee Benefits Security Administration with respect to such Transfer as Agent may deem necessary or appropriate, and (ii) reimburse Agent for any expenses incurred by Agent to obtain any such exemptions. Borrower’s obligations under this subsection (b) shall survive the expiration of this Agreement and the other Loan Documents.

(c) Borrower shall not suffer or permit any mechanic’s or other lien or claim to be filed or otherwise asserted, other than the Second Lien Security Agreement, against the Property or the Collateral or any portion thereof and will promptly discharge the same if any claim for lien or any proceedings for the enforcement thereof are filed or commenced; provided, however, that so long as no Event of Default or monetary Default has occurred and is then continuing and Borrower has notified Agent in writing of its intent to contest such lien or claim, Borrower shall have the right to contest in good faith and with due diligence the validity of any such lien or claim upon furnishing to the Title Company such security or indemnity as it may require to induce the Title Company to issue an endorsement to the Title Policy insuring against all such claims, liens or proceedings; and provided further that Agent will not be required to make any further Advances unless any such mechanic’s or other liens or claims have been released or insured against by the Title Company to the sole satisfaction of Agent.

5.1.7 Single Purpose Entity/Change in Structure. Borrower:

(a) shall maintain its existence as a Single Purpose Entity;

(b) shall not, without the prior written consent of Agent in each case, cause or permit (i) any amendment, replacement or termination of its Organizational Documents or the Organizational Documents of any Authorizing Entity, (ii) the creation of any new membership, partnership or shareholder interests, as applicable, in Borrower or any Authorizing Entity, (iii) any dissolution, voluntary termination of its existence or involuntary termination of its existence, unless such involuntary termination is rescinded or Borrower’s existence is reinstated within thirty (30) days), (iv) any change in Borrower’s or any Authorizing Entity’s state of formation or name, (v) the sale, lease or disposition of all or substantially all of its assets, or (vi) any rescission, revocation, nullification, abrogation, termination, supersession, in full or in part, of, or any amendment or modification to, the SPE Agreement and Resolution;

(c) was and shall be organized solely for the purpose of acquiring, owning, developing, constructing, managing, operating, and financing the Property;

(d) has not engaged and shall not engage in any business unrelated to the acquisition, ownership, development, construction, management, operation and financing of the Property;

(e) has not had and shall not have any assets other than those related to the Property;

(f) shall have at least two Special Representatives, and has not caused or allowed and without the consent of all Special Representatives shall not cause or allow the Board of Managers to take any action described in Section 4.1(b) of Borrower’s Amended and Restated Limited Liability Company Agreement;

(g) has not, and without the unanimous consent of its Board of Managers and all Special Representatives, shall not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, take any Bankruptcy Action;

(h) has remained and shall remain solvent and shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(i) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of Borrower;

(j) has maintained and shall maintain its accounts, books and records separate from any other Person and will file its own tax returns;

(k) has maintained and shall maintain its books, records, resolutions and agreements as official records;

(l) except as contemplated in the Facility Lease, has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person (except pursuant to the Loan Documents);

(m) has held and shall hold its assets in its own name;

(n) has conducted and shall conduct its business in its name only, and has not and will not use any trade name, except as contemplated by the Facility Lease;

(o)(A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of other Person except as required by generally accepted accounting principles;

(p) has paid and shall pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;

(q) has observed and shall observe all limited liability company formalities;

(r) has and shall have no indebtedness other than unsecured trade payables in the ordinary course of its business which (1) do not exceed, at any time, $50,000 and (2) are paid within (30) days of the date incurred;

(s) has not and shall not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(t) has not and shall not acquire obligations or securities of its partners, members or shareholders;

(u) has allocated and shall allocate fairly and reasonably shared expenses, including shared office space;

(v) has not pledged and shall not pledge its assets for the benefit of any other Person except in connection with the Loan;

(w) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name to collect its funds or pay its expenses and such stationery, invoices and checks shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being Borrower’s agent;

(x) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(y) has maintained and shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(z) has not made and shall not make loans to any Person;

(aa) has not identified and shall not identify its members or any Affiliate of any of them, as a division or part of it;

(bb) has not entered into or been a party to, and shall not enter into or be a party to, any transaction with its members or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and which are approved by Agent;

(cc) has not had and shall not have any of its obligations guaranteed by any Affiliate except pursuant to the Loan Documents;

(dd) has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(ee) has complied and shall comply with all of the terms and provisions contained in its Organizational Documents, including, without limitation, the SPE Agreement and Resolution. The statements of facts contained in Borrower’s Organizational Documents are true and correct and will remain true and correct;

(ff) shall consider the interests of its creditors in connection with all limited liability company actions, as applicable and its Special Representatives shall owe duties to such entity as a stand-alone business entity, shall not consider the interests of the members or any direct or indirect beneficial owner of the members and shall consider the interests of Agent and Lenders;

(gg) shall provide in its Organizational Documents that upon the occurrence of a Bankruptcy Action, relief from the automatic stay arising under section 362 of the Bankruptcy Code shall automatically be granted in favor of Agent and Lenders, and their successors and/or assigns, and Borrower (a) shall consent to and not contest or oppose any motion made by Agent, on behalf of Lenders, for such relief and shall not seek to reinstate the automatic stay pursuant to section 105 or any other provision of the Bankruptcy Code, and (b) acknowledges and agrees that the occurrence or existence of an Event of Default under any of the Loan Documents shall, in and of itself, constitute “cause” for relief from the automatic stay pursuant to section 362(d)(1) of the Bankruptcy Code;

(hh) shall at all times have two (2) Special Representatives. In the event of the death, incapacity, resignation or removal of a Special Representative, a replacement Special Representative shall promptly be appointed and no action requiring the consent of the Special Representative shall be taken until a replacement Special Representative has been appointed. Any Special Representative appointed by Borrower must be reasonably acceptable to Agent. In addition, no Special Representative may be removed unless his or her successor satisfying the definition hereunder has been appointed; and

(ii) shall have two Special Members in accordance with the SPE Agreement and Resolution.

Notwithstanding Section 5.1.7(b) above, no later than one (1) year after the Closing Date, Borrower shall cause its Organizational Documents to be amended (such amendment being subject to Agent’s prior written approval) to provide that, without the additional consent or approval of the members of Borrower, Borrower’s Organizational Documents may be further amended solely by the Board of Managers to comply with any prospective lender’s requirements regarding Borrower’s status as a Single Purpose Entity.

At no time during the term of the Loan shall the size of the Board of Managers be increased and Borrower shall obtain Agent’s prior written approval of each replacement of any members of the Board of Managers who are currently executive management personnel of Sponsor. Further, neither the Board of Managers, nor any member of the Board of Managers, shall take any action (or facilitate, solicit or cause any action to be taken) to coerce or unduly influence the granting or withholding of consent by any of the Special Representatives in connection with any matter requiring the consent of the Special Representatives, provided that this provision will not prohibit Borrower from advocating its position with the Special Representatives without coercion or undue influence.

5.1.8 Environmental Matters. Borrower will:

(a) not install, use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Property, nor transport to or from the Property, any Hazardous Substance nor allow any other person or entity to do so except for routine cleaning supplies in customary amounts and any other Hazardous Substances required in the normal course of business of the operation of the Facility; provided that all such cleaning supplies and other Hazardous Substances shall be stored, generated, handled, used and disposed of in accordance with all Applicable Laws;

(b) keep and maintain the Property in compliance with, and shall not cause or permit the Property to be in violation of, any Environmental Law;

(c) give prompt notice to Agent of (i) any proceeding, investigation or inquiry commenced by any governmental authority with respect to the presence of any Hazardous Substance on, under or about the Property or the migration thereof to or from adjoining property; (ii) all claims made or threatened by any individual or entity against Borrower or the Property relating to any loss or injury allegedly resulting from any Hazardous Substance; (iii) the discovery by Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Property which might cause the Property or any part thereof to be subject to any restriction on the ownership, occupancy, transferability or use of the Property under any Environmental Law; and (iv) any written notice received (and Borrower shall promptly deliver to Agent a copy of such notice) by or on behalf of Borrower from any Governmental Authority with respect to any Hazardous Substance alleged to exist at or emanate from the Property;

(d) grant to Agent the right and privilege to: (i) join in and participate in, as a party if it so elects, any one or more legal proceedings or actions initiated with respect to the Property under any Environmental Law; and (ii) have all costs and expenses thereof (including without limitation Agent’s and Lenders’ reasonable attorneys’ fees and costs) paid by Borrower; and

(e) immediately give notice to Agent of any potential safety hazard or unsafe condition of which it becomes aware relating to or involving the Proton System and diligently correct or cause to be corrected any such condition that is found to exist.

5.1.9 Terrorism and Anti-Money Laundering.

(a) Borrower shall, and shall cause all Authorizing Entities to, comply with applicable federal anti-terrorism and anti-money laundering laws and regulations. All payments by Borrower to Agent or from Agent to Borrower will only be made in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(b) Borrower shall provide Agent, from time to time, with such information as Agent determines to be necessary or appropriate to comply with the anti-money laundering laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any Authorizing Entity or other person or entity controlling or controlled by Borrower or any person or entity having a beneficial interest in Borrower, from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(c) Borrower shall promptly notify Agent in writing should Borrower become aware of any change in the information set forth in these representations.

5.1.10 Anti-Forfeiture. Borrower represents and warrants to Agent and Lenders that there has not been committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any other Collateral or any monies paid in performance of Borrower’s obligations under the Loan Documents. Borrower shall not commit, permit or suffer to exist any act, omission, or circumstance affording such right of forfeiture. In furtherance thereof, Borrower hereby indemnifies Agent and Lenders and agrees to defend with counsel acceptable to Agent at Borrower’s sole cost and hold Agent and Lenders harmless from and against any loss, damage or injury (including without limitation attorneys’ fees and costs incurred by Agent and Lenders) by reason of the breach of the covenants and agreements or the representations and warranties set forth in this paragraph. Without limiting the generality of the foregoing, the filing of formal charges or the commencement of proceedings against Borrower or all or any part of the Collateral under any federal or state law for which forfeiture of the Property or any other Collateral or of any monies paid in performance of Borrower’s obligations under the Loan

Documents is a potential result, shall, at the election of Agent, constitute an Event of Default hereunder without notice or opportunity to cure.

5.1.11 Assumption in Non-Consolidation Opinion. Borrower and Advanced Particle Therapy LLC, a Nevada limited liability company shall each conduct its business so that the assumptions (with respect to each Person) made in that certain substantive non-consolidation opinion letter dated the date hereof delivered by Borrower’s Counsel in connection with the Loan, shall be true and correct in all respects.

5.2 Construction Projects.

5.2.1 Construction Documents. Borrower shall diligently and continuously pursue and Complete each Construction Project (and each component thereof) in compliance with the timelines set forth on Exhibit D to the Closing Certificate of Borrower, the Approved Plans, the Construction Documents and all Applicable Laws. Borrower shall not enter into, accept or permit any Change Orders (other than those Change Orders included in the definition of “General Contractor’s Agreement”) without first obtaining Agent’s written consent, except that Agent’s prior consent shall not be required for any Change Order for less than $100,000 provided that the aggregate value of all Change Orders, whether or not consented to by Agent, for the subject Construction Project does not exceed $250,000. Borrower shall to deliver to Agent and the Construction Consultant prior notice of all Change Orders, irrespective of whether the same require the prior approval of Agent pursuant to this Agreement. All Construction Contracts shall provide for a guaranteed maximum price and shall otherwise be in form and substance satisfactory to Agent. At Agent’s election, Borrower shall cause any or all Construction Contracts to be collaterally assigned to Agent. Borrower shall submit all Construction Documents to Agent for all Construction Projects. Borrower shall not amend, modify, terminate, release or waive any of its rights, or any duties or obligations of any other Person, under any Construction Documents. Borrower shall perform its obligations under the Construction Documents and shall enforce all of the terms of the Construction Documents. Except as otherwise expressly provided herein, Borrower shall not permit any deviations from the Approved Plans without Agent’s prior written consent.

5.2.2 Permits. Borrower shall pay for and obtain or cause to be paid for and obtained all permits, licenses and approvals required by Applicable Laws with regard to each Construction Project, whether necessary for commencement, completion, use or otherwise.

5.2.3 Contractors. Borrower shall obtain Agent’s approval of all contractors and all contracts and other Construction Documents for each component of the Construction Work. All Construction Documents for each component of the Construction Work shall be assigned to Agent, for the benefit of Lenders, as security for the Loan, which assignments shall be consented to by the applicable contractor(s). Each contractor or subcontractor performing any of the Construction Work shall be licensed by the appropriate state agency and shall provide Borrower with evidence of adequate liability insurance. Upon Agent’s request, Borrower shall provide written evidence that each contractor and subcontractor meets the requirements of this subsection. Agent hereby acknowledges that it is has approved the General Contractor and the General Contractor’s Agreement.

5.2.4 Deficiency. Borrower agrees that, if for any reason Agent concludes in its sole and absolute discretion that a Deficiency shall exist, regardless of how such condition may have been brought about, Borrower shall, within five (5) days after written request by Agent and prior to the disbursement of any further Advances or any other funds held by Agent, deposit the amount of the Deficiency in cash with Agent which deposit shall not bear interest. Such deposit shall first be fully utilized to pay Project Costs before any further Advance shall be made.

5.2.5 Consultants. At Borrower’s sole cost and expense (provided that in connection with any Advance, Borrower’s sole payment obligation with respect to any Construction Consultant shall be Borrower’s obligation pursuant to Section 3.2.1(h)), Agent shall have the right to employ a Construction Consultant with respect to each and every Construction Project. Borrower acknowledges that (i) any Construction Consultant will be retained by Agent to act as a consultant and only as a consultant to Agent in connection with the construction of the Improvements and shall have no duty to Borrower, (ii) no Construction Consultant shall in any event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Agent or Lenders, (iii) Agent reserves the right to make any and all decisions required to be made by Agent under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Agent under this Agreement and to accept or not accept any matter or thing required to be accepted by Agent under this Agreement, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by a Construction Consultant with respect thereto, (iv) Agent reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by a Construction Consultant to Agent or any other person or party, and (v) Agent reserves the right to replace any Construction Consultant with another construction consultant at any time and without prior notice to or approval by Borrower. Agent shall use commercially reasonable efforts to cause any Construction Consultant to respond diligently and promptly with respect to any matter which any such Construction Consultant has been engaged.

The fees of any Construction Consultant shall be paid by Borrower within thirty (30) days after billing therefor and expenses incurred by Agent on account thereof shall be reimbursed to Agent within thirty (30) days after request therefor, but neither Agent nor any Construction Consultant shall have any liability to Borrower on account of (i) the services performed by such Construction Consultant, (ii) any neglect or failure on the part of any Construction Consultant to properly perform its services or (iii) any approval by any Construction Consultant of construction of the Improvements. Neither Agent nor any Construction Consultant assumes any obligation to Borrower or any other Person concerning the quality of construction of the Improvements or the absence therefrom of defects.

5.2.6 Notices.

(a) Borrower shall deliver to Agent a copy, within three (3) Business Days of its receipt, of any default notice, notice of lien or demand for past due payment from any contractor, subcontractor or materialman and any notice received from the General Contractor or the Proton Equipment Vendor relating to any Construction Work or the Proton Equipment Vendor Documents, including, without limitation, any RFE Readiness Document, any notice delivered to Borrower pursuant to Sections 3.2, 6, 8.5, 11.2.1, 11.2.6.2, 16.2.1, 16.2.2, 18.3, 22.1, 24.3 and 26.4 of the Proton System Purchase Agreement, any notice delivered to Borrower pursuant to Sections 4.4, 6.2.1, 6.2.6.2, 7.4.1, 7.4.2, 8.3, 11.1 and 12 of the O&M Agreement, and any notice delivered to Borrower pursuant to Sections 4.1.1, 4.2.2, 10.1.1, 11.3.2 and 11.4.2 of the General Conditions to the General Contractor’s Agreement.

(b) Borrower shall deliver to Agent a complete copy of each notice Borrower delivers in connection with any Construction Work or the Proton Equipment Vendor Documents, at the same time as and whenever Borrower delivers any such notice, including, without limitation, any notice delivered by Borrower pursuant to Sections 3.2, 4.5.1, 6, 11.2.6.2, 16.1.1, 18.3, 22.1 and 26.4 of the Proton System Purchase Agreement, any notice delivered by Borrower pursuant to Sections 6.2.6.2, 7.3.1.1, 8.3, 11.1 and 12 of the O&M Agreement, and any notice delivered by Borrower pursuant to Section 8.1 of the Standard Form of Agreement of, and Sections 2.10.2, 3.1.3, 3.4.1, 6.3.1, 7.3.1, 10.1.1 and 11.2.2 of the General Conditions to General Contractor’s Agreement.

5.3 General Covenants.

5.3.1 Inspections. Borrower will cooperate with, and not in any way restrict or interfere with, Agent in arranging for any inspections, from time to time, of the Property or any portion thereof and each portion of any and all Construction Projects, by representatives of Agent, including the inspections and the tests described in Section 3 of the Environmental Indemnity. Borrower will, and will cause Provider, the General Contractor, all subcontractors, the Proton Equipment Vendor and all other Persons (and Agent shall have the right to directly communicate with any of the foregoing) to, cooperate with Agent and the Construction Consultant in arranging for any and all such inspections, including without limitation, to be present for the installation, testing and commissioning of the Proton System and to assist in ascertaining compliance of the Project and the Property with Applicable Laws and all Construction Documents.

5.3.2 Further Assurances. Borrower shall, from time to time, upon Agent’s request, execute, deliver, record and furnish, or cause to be executed, delivered, recorded and furnished, such documents, instruments, assignments and other items as Agent may reasonably deem necessary or desirable (i) to evidence, perfect, and maintain perfected, preserve and protects valid first liens upon the Collateral, (ii) to correct any errors of a typographical nature which may be contained in any of the Loan Documents, and (iii) to consummate fully the transaction contemplated under this Agreement, including, without limitation, the redelivery to Agent of any item previously delivered to Agent.

5.3.3 Interest Rate Agreements. In the event Borrower enters into any interest rate hedge agreement, interest rate cap agreement, interest rate collar agreement or similar agreements regarding all or any part of the Indebtedness, Borrower shall notify Agent that Borrower has entered into such an agreement and at Agent’s request shall assign such agreement, in the form and substance required by Agent, to Agent, for the benefit of Lenders, as additional security for the Loan.

5.3.4 Stamp Tax. If, by the laws of the United States of America, or of any state or political subdivision having jurisdiction over Borrower, any tax is due or becomes due in respect of the Loan, the granting of the Mortgage, or the terms of any of the other Loan Documents, Borrower shall pay such tax in the manner required by any such law. Borrower further covenants to reimburse Agent and Lenders for any sums which Agent or Lenders may expend by reason of the imposition of any tax on the issuance of the Notes made pursuant to this Agreement. Notwithstanding the foregoing, Borrower shall not be required to pay any income or franchise tax of Agent or Lenders.

5.3.5 Reports. Borrower shall deliver, or cause to be delivered, to Agent copies of all inspections, reports, test results and other material information prepared or received by any Borrower Party from time to time from its owners, agents, representatives, architects, engineers, Provider, the Proton Equipment Vendor or any other parties which in any way relate to the Property or the other Collateral or any part thereof.

5.3.6 Indemnity. Borrower shall indemnify Agent and Lenders and hold harmless Agent and Lenders from and against all claims, expense, judgment, suit, injury, damage, loss and liability of any and every kind whatsoever suffered, paid or incurred by reason of, in connection with or arising out of, directly or indirectly, (i) the Loan, including the administration thereof, this Agreement, the other Loan Documents and/or the Property or other Collateral, and the use or application of the Loan proceeds; (ii) the operation, construction, installation, commissioning, ownership, leasing, repair and/or maintenance of the Property or other Collateral, including inspection fees; (iii) any breach or violation by Borrower of its obligations under, or any misrepresentation by any Borrower Party contained in, this Agreement or the other Loan Documents; or (iv) any other action or inaction by, or matter which is the responsibility of, any Borrower Party. Borrower shall pay Agent and Lenders upon demand all claims, judgments, costs, liabilities, damages, losses and expenses (including court costs and reasonable attorneys’ fees) suffered, paid or incurred by Agent or Lenders as a result of any legal or other action arising out of matters described in clauses (i) through (iv) of the preceding sentence, but excluding in all instances any such matter arising as a result of Agent’s or any Lender’s gross negligence or willful misconduct. The provisions of this Section 5.3.6 shall survive repayment of the Indebtedness without restriction.

5.3.7 No Dividends or Distributions. Except for (i) operating Revenues available to Borrower under Section 2.6, if any, or (ii) dividends, distributions and payments expressly permitted by this Agreement (and subject to the terms, limitations and restrictions contained in this Agreement) or otherwise approved by Agent, Borrower shall not make or permit, and shall not be entitled to, any dividends, distributions or payments of any kind to any member of Borrower, Guarantor, or any Affiliate thereof, or any other Person. Under no circumstance shall Borrower make any such dividends, distributions or payments after the occurrence of an Event of Default, during the pendency of a Cash Trap Event or in the event there are any amounts then due and payable to Ground Lessee under the terms of the Ground Sublease or any accrued and unpaid amounts relating thereto.

5.3.8 Notice of Proceedings. Borrower shall promptly notify Agent of (i) each action, suit or proceeding threatened in writing, filed or commenced as a result of injury, damage or liability occurring in, on or about the Property, other than actions for insured claims of under

$100,000 which have been accepted by the insurance carrier without reservation of liability, and (ii) any other action, suit or proceeding against Borrower or Guarantor or otherwise involving the Property or other Collateral. Borrower shall, upon Agent’s request, at Borrower’s expense, resist and defend such actions, suits or proceedings, or cause the same to be resisted and defended by counsel designated by Borrower and approved in writing by Agent.

5.3.9 Appraisals. Agent shall have the right to obtain a new or updated Appraisal of the Property and the other Collateral (or any part thereof) from time to time. Borrower shall cooperate and cause Provider, the Proton Equipment Vendor and all other Persons to cooperate with Agent in this regard. If the Appraisal is ordered or obtained prior to the Closing Date or in order to comply with any applicable law or regulatory requirement, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Agent’s request.

5.3.10 Affiliate Transactions. Prior to entering into any agreement with an Affiliate pertaining to the Property, Borrower shall deliver to Agent a copy of such agreement, which shall be satisfactory to Agent in its sole discretion. If requested by Agent, such agreement shall provide Agent the right to immediately terminate such agreement (without cost, charge or penalty) upon Agent’s (or its designee’s) taking possession of the Property or acquisition of the Property through foreclosure, a deed in lieu of foreclosure, sale in accordance with the Code or otherwise. Borrower shall not enter into any oral agreements with an Affiliate pertaining to the Property.

5.3.11 Notice of Default. Borrower shall promptly upon acquiring knowledge thereof notify Agent in writing of (a) any default under any Material Agreement, (b) any change in the condition (financial or otherwise) of any Borrower Party that could be expected to have a Material Adverse Effect or materially impair its ability to comply with its obligations under this Agreement or any of the other Loan Documents, or (c) of the occurrence of any Default or Event of Default or the occurrence of any circumstance which would make any representation made in this Agreement or any other Loan Document untrue or constitute a breach of any warranty made in this Agreement or any other Loan Document in any material respect. Without the prior written consent of Agent which may be granted or withheld in Agent’s sole and absolute discretion, Borrower shall not terminate, surrender, amend or modify, or waive any rights or release any obligations under, any Material Agreement.

5.3.12 Estoppel Statement. After written request by Agent, Borrower shall within fifteen (15) Business Days furnish Agent with a statement, duly acknowledged and certified to Agent and Lenders, setting forth (i) the unpaid principal amount of the Loan, (ii) the date installments of interest and/or principal were last paid, (iii) that the Loan Documents to which Borrower is a party are valid, legal and binding obligations, subject to insolvency laws and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and have not been modified or, if modified, giving particulars of such modification, and (iv) such other matters as Agent may reasonably request. Any prospective purchaser, assignee or participant of any interest in the Loan shall be permitted to rely on such certificate. Borrower shall request and use reasonable good faith efforts to obtain for Agent, upon request, estoppel certificates from any tenant, Provider and the Proton Equipment Vendor in the form set forth on a form reasonably approved by Agent.

5.3.13 Place of Business. Borrower shall not change its executive office or its principal place of business without giving Agent at least thirty (30) days’ prior written notice thereof and promptly providing Agent such information as Agent reasonably requests in connection therewith.

5.3.14 Cooperate in Legal Proceedings. Borrower shall cooperate in all reasonable respects with Agent with respect to any proceedings before any court, board or other Governmental Authority that may in any way affect the rights of any Lender or Agent hereunder or under the other Loan Documents and, in connection therewith, permit any Lender or the Agent, at its election, to participate in any such proceedings.

5.3.15 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or material debt owed to it in connection with the Property, including any arising under any of the Leases and Material Agreements except (i) with respect to such Leases and Material Agreements, in accordance with and subject to the terms of this Agreement, and (ii) with Agent’s consent, with respect to other matters, for adequate consideration in the ordinary course of such Person’s business and on commercially reasonable terms, subject to other restrictions contained herein or in any other Loan Document.

5.3.16 Operating Obligations. Except for the Ground Sublease or as otherwise expressly permitted under this Agreement, Borrower shall not enter into, assume or permit to exist, any obligations for the payment of rent for any property (real, personal or mixed, tangible or intangible) under leases, subleases or similar arrangements as lessee other than operating leases, equipment leases and similar leases entered into in ordinary course of business for assets incidental to the management and operation of the Property which, in each case, would not constitute a Material Agreement.

5.4 Loss of Notes or other Loan Documents. Upon notice from Agent of the loss, theft, or destruction of any Note and upon receipt of an affidavit of lost note and an indemnity reasonably satisfactory to Borrower from Agent, or in the case of mutilation of any Note, Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note. If any of the other Loan Documents were lost or mutilated, Borrower agrees to execute and deliver replacement Loan Documents in the same form of such Loan Document(s) that were lost or mutilated.

ARTICLE 6

CASUALTIES AND CONDEMNATION

6.1 Agent’s Election to Apply Loss Recoveries on Indebtedness.

(a) Agent is authorized to collect and receive any and all Loss Recoveries. Subject to the provisions of Section 6.1(b) below, Agent may elect to collect, retain and apply to the Indebtedness all Loss Recoveries. Any Loss Recoveries remaining after repayment of the Indebtedness shall be paid by Agent to Borrower. Notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, Borrower, Agent and Lenders acknowledge and agree that any Loss Recoveries not used for the repair, restoration, construction, reconstruction or rebuilding of the Improvements and which would be paid to Borrower (and not applied against the Indebtedness) shall be subject to, and first be applied pursuant to, Section 3.3 of the Ground Sublease and Agent and Lenders agree to act in accordance therewith.

(b) Agent agrees to make available the Loss Recoveries for restoration of the Improvements if (i) no Default or Event of Default or Cash Trap Event exists, (ii) the entire amount of the Loss Recoveries is deposited with Agent, (iii) in Agent’s reasonable judgment, the amount of the Loss Recoveries available for restoration is sufficient to pay the full and complete costs of such restoration, or if not sufficient, Borrower has deposited with Agent an amount, which together with the amount of the Loss Recoveries available for restoration of the Improvements, in Agent’s reasonable judgment, will be sufficient to pay the full and complete costs of such restoration, (iv) in Agent’s reasonable judgment, the projected Revenue or income from the Property resulting from Provider Operations will not, following restoration, result in a Cash Trap Event described in and pursuant to clause (v) or (w) (whichever is applicable) of the definition of “Cash Trap Event” in Schedule 1.2 as a result of such casualty or condemnation, (v) the cost of restoration will not exceed thirty percent (30%) of the amount of the Loan funded as of the date of such casualty, (vi) in Agent’s sole determination and estimation upon completion of restoration the Loan Amount will not exceed seventy five percent (75%) of the fair market value of the Property, (vii) in Agent’s reasonable determination, the Property can be restored to an architecturally and economically viable project in compliance with Applicable Laws within one (1) year, (viii) Guarantor reaffirms in writing Guarantor’s obligations under the Loan Documents, and (ix) in Agent’s reasonable determination, such restoration will be completed not later than six (6) months prior to the Maturity Date (exclusive of any exercise of any Extension Option).

(c) In case of loss or damage by fire or other casualty, Borrower shall promptly give Agent and the insurance companies that have insured against such risks, notice of such loss or damage, and Agent is authorized:

(i) If a Default, Event of Default or Cash Trap Event has occurred and is continuing, to settle and adjust any claim under insurance policies which insure against such risks; or if no Default, Event of Default or Cash Trap Event then exists to participate in all negotiations regarding settlement and adjustment of claims under insurance policies and approve any settlement; or

(ii) to allow Borrower, with Agent’s consent, to agree with the insurance company or companies on the amount to be paid in regard to such loss; provided that Borrower shall not make any settlement with any insurance company without Agent’s consent.

(d) Borrower shall cooperate with Agent in all reasonable respects in obtaining for Agent the benefits of any insurance proceeds lawfully or equitably payable in connection with the Property, and Agent shall be reimbursed for all out-of-pocket expenses incurred in connection therewith (including attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an appraisal on behalf of Agent in case of a fire or other casualty affecting the Property or any part thereof) out of such as recoveries.

6.2 Borrower to Restore.

(a) In the event Agent does not elect to apply or does not have the right to apply the Loss Recoveries to the Indebtedness, as provided in Section 6.1 above, Borrower shall:

(i) Subject to Section 6.1(c) above, proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Loss Recoveries to be deposited with Agent;

(ii) In the event the Loss Recoveries and the available proceeds of the Loan are insufficient to assure Agent that all contemplated repairs or construction will be completed, promptly deposit with Agent any amount necessary to assure that such contemplated repairs or construction will be completed; and

(iii) Promptly proceed with the resumption of any affected Construction Project of the improvements and/or the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

(b) Any request by Borrower for a disbursement by Agent of Loss Recoveries and funds deposited by Borrower shall be treated by Agent as if such request were for an Advance with respect to a Construction Project, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an Advance with respect to a Construction Project and subject to any other reasonable disbursement conditions as Agent may impose. If Loss Recoveries shall exceed the amount necessary to complete the repair, restoration or rebuilding of the Improvements, such excess shall be applied on account of the Indebtedness irrespective of whether such Indebtedness is then due and payable. If Loss Recoveries shall be insufficient to fully pay for all costs necessary to complete the repair, restoration or rebuilding of the Improvements, the difference shall be treated as a Deficiency.

(c) No casualty, condemnation or application of Loss Recoveries shall excuse Borrower from complying with all Obligations under the Loan Documents.

(d) All Loss Recoveries not applied to the Indebtedness shall be held by Agent and shall be deemed to be Deposits.

(e) If Agent elects pursuant to the terms hereof to apply the Loss Recoveries to the Indebtedness, no payment of the Exit Fee or Minimum Interest Lookback Amount shall be due with respect to the amount so applied by Agent.

ARTICLE 7

DEFAULT

7.1 Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower fails (1) to pay within five (5) days of the date due any installment of principal or interest, (2) to pay all principal or interest due on the Maturity Date,

(3) to pay when due any other amount due Agent hereunder or under any other Loan Document, or (4) to make any deposit as and when required by Sections 2.5.1, 2.5.2, 2.5.3, 2.5.4, 2.6, 5.1.2(b) or (c), 5.1.4(c) or 5.2.4.

(b) Borrower breaches or defaults under any of the terms or provisions of Sections 2.6, 5.1.1, 5.1.2, 5.1.3, 5.1.5(d)(vi)-(xi), 5.1.5(e), (f), (i), (j), (k) or (l), 5.1.6(a), 5.1.6(c), 5.1.7, 5.1.9, 5.3.1, 5.3.7, or 5.3.13 of this Agreement; or

(c) Borrower breaches, defaults under or fails to keep or perform any agreement, undertaking, obligation, covenant, condition, term or provision of this Agreement other than those otherwise described in this Section 7.1, and such breach, default or failure continues for a period of thirty (30) days after written notice from Agent; provided that if Borrower has promptly commenced all appropriate actions to cure the default within such cure period and those actions are thereafter diligently and continuously pursued by Borrower in good faith, then such thirty (30) day cure period shall be extended for such period of time as may be reasonably required to effect a cure (but in no event more than ninety (90) days from the date of the default if the breach, default or failure is of a nature that it cannot be cured by the payment of money or cured within the cure period solely for reasons outside of Borrower’s control; provided, further, however, that notwithstanding anything contained herein to the contrary, in the case where any such breach, default or failure results in an immediate risk to health or safety, no cure period shall be provided; or

(d) any representation, warranty or certification, made or given pursuant to any Loan Document by or on behalf of Borrower or Guarantor or otherwise made by or on behalf of Borrower or Guarantor or any document delivered to induce Agent and Lenders to enter into this Agreement or make the Initial Disbursement or any Advance or in connection with or as contemplated by this Agreement, proves to be untrue or fraudulent in any material respect at any time when such representation, warranty or certification is made or deemed reaffirmed hereunder or such document is delivered; provided that if the circumstances causing such misrepresentation or warranty are capable of cure and Borrower is curing such circumstance, such representation and warranty continues to be untrue ten (10) days after written notice from Agent to Borrower (except that it shall be an immediate Event of Default without any notice to Borrower or an opportunity to cure if any such representation, warranty or certification was fraudulent when made, given or reaffirmed); or

(e) Borrower, Provider or the Proton Equipment Vendor shall fail to comply with any requirement of Applicable Law or of any Governmental Authority having jurisdiction within thirty (30) days after Borrower, Provider or the Proton Equipment Vendor has notice of such requirement or should have known of such requirement, except for failures which do not have a Material Adverse Effect; or

(f) Borrower enters into any secondary or additional financing agreements or arrangements of any kind whatsoever without the prior written consent of Agent; or

(g) except for delays occasioned by Force Majeure Events, Borrower fails to Complete the Improvements in accordance with the timelines set forth on Exhibit D to the Closing Certificate of Borrower (excepting any failure to meet any interim or intermediate construction dates or deadlines so long as in Agent’s reasonable judgment any such failure to meet any interim or intermediate construction dates or deadlines will not cause Borrower to fail to Complete the Improvements in accordance with the timelines set forth on Exhibit D to the Closing Certificate of Borrower) or, if the timelines set forth on Exhibit D to the Closing Certificate of Borrower contemplate Completion in phases, Borrower fails to achieve Completion of such phases in accordance with the timelines set forth on Exhibit D to the Closing Certificate of Borrower; or

(h) Borrower fails to deliver to Agent all written certifications described in Section 3.2.3(d) by May 15, 2014; or

(i) Provider fails to commence Provider Operations at the Facility by July 31, 2013, regardless of the occurrence of any Force Majeure Events; or

(j) there is an attachment, execution or other judicial seizure of any material portion of Borrower’s assets or the assets of Guarantor and such seizure is not discharged within thirty (30) days; or

(k) any order or decree is entered by any court of competent jurisdiction enjoining or prohibiting (1) Agent, Lenders, Borrower, Guarantor, or any thereof, from substantially performing any of such party’s obligations under this Agreement or any of the other Loan Documents, or (2) Provider or the Proton Equipment Vendor from substantially performing any of such party’s obligations under any Material Agreement to which they are a party, and any such order or decree is not stayed or vacated, or the proceedings out of which such order or decree arose are not dismissed, within thirty (30) days after the granting of such decree or order; or

(l) Borrower, any Authorizing Entity or Guarantor commences or acquiesces to an Insolvency Proceeding or is subject to any Bankruptcy Action; or

(m) all or a substantial part of the assets of Borrower, any Authorizing Entity or Guarantor are attached, seized, subject to a writ or distress warrant or are levied upon unless the same is released within sixty (60) days; or Borrower, any Authorizing Entity or Guarantor shall make an assignment for the benefit of creditors or Borrower shall not be generally paying its debts as they become or has admitted in writing to its inability to pay its debts as they become due; or

(n) the commencement of any involuntary petition in bankruptcy against Borrower, any Authorizing Entity or Guarantor or the institution against any of the foregoing of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of any of the foregoing which shall remain undismissed or undischarged for a period of sixty (60) days; or

(o) the dissolution, termination or merger of Borrower, any Authorizing Entity, or the death or incapacity of any Guarantor unless a substitute Guarantor has been accepted by Agent in its sole and absolute discretion within thirty (30) days thereafter; or

(p) one or more final, unappealable judgments are entered (i) against Borrower in amounts aggregating in excess of $250,000 or (ii) against Guarantor in amounts aggregating in excess of $250,000, and said judgments are not stayed or bonded over within thirty (30) days after entry; or

(q) subject to the contest rights expressly provided to Borrower in this Agreement, if Borrower or Guarantor shall fail to pay any debt owed by it or is in default under any agreement with Agent or any other party (other than a failure or default for which Borrower’s maximum liability does not exceed $150,000 and Guarantor’s maximum liability does not exceed $250,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto; or

(r) Borrower shall be prohibited or otherwise restrained by any Governmental Authority from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in, or there shall occur any change that has or will result in, a Material Adverse Effect, or either Provider or the Proton Equipment Vendor shall be prohibited or otherwise restrained by any Governmental Authority from conducting its business or contractual obligations at or relating to the Facility; or

(s) any of the assumptions contained in any substantive non-consolidation opinion, delivered to Agent by Borrower’s Counsel in connection with the Loan or otherwise hereunder, were not true and correct as of the date of such opinion; or

(t) if any voucher or invoice is fraudulently submitted by Borrower in connection with any Advance for services performed or for materials used in or furnished for the Property; or

(u) if at any time there shall occur with respect to the Facility the imposition by any Governmental Authority or the applicable state survey agency of sanctions in the form of either a program termination (that is not lifted or stayed within 30 days after issuance), temporary management of the Facility by any Governmental Authority, or facility closure, or if for any reason the Facility, Provider or the Proton Equipment Vendor is terminated or suspended (that is not lifted or stayed within 30 days after issuance) from participation in Medicare, Medicaid or any other federal or state health care or reimbursement program; or

(v) a state or federal regulatory agency or other any Governmental Authority shall revoke any license, permit, certificate or qualification pertaining to the Facility or necessary for the continued operation of the Facility or the Proton System, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of Borrower, Provider, the Proton Equipment Vendor or any other Person and Borrower fails to cause a replacement license, permit, certificate or qualification providing the same rights, privileges and benefits as the one so revoked to be issued within thirty (30) days following such revocation; or

(w) any Subject Person or any Person with an “ownership, financial or control interest” in a Subject Person (as that phrase is defined in 42 C.F.R. §420.201 et seq.) is excluded from participation in any Governmental Health Program or is convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518; or

(x) any rescission, revocation, nullification, abrogation, termination, supersession, in full or in part, of, or any amendment or modification to, the SPE Agreement and Resolution; or

(y) any of the Ground Lease, the Ground Sublease, the Facility Lease, the Multi-Party Agreement or the O&M Agreement is, without the prior consent of Agent, modified or amended for any reason (including, without limitation, in connection with any Bankruptcy Action), or is terminated for any reason or rejected in any Bankruptcy Action; or

(z) except for delays occasioned by Force Majeure Events, if at any time there shall be a cessation in construction of the Improvements for more than five (5) consecutive Business Days or more than ten (10) Business Days in any 30-day period, unless contemplated by Exhibit D to the Closing Certificate of Borrower; or

(aa) the occurrence of any material, adverse change in the business or operations of Provider or Scripps Health, a California non-profit public benefit corporation, that could, in Agent’s reasonable judgment, cause a Material Adverse Effect;

(bb) the occurrence of (i) any “Event of Default” under and as defined in any other Loan Document or (ii) any default or failure to keep or perform any agreement, undertaking, obligation, covenant, condition, term or provision of any other Loan Document or any Material Agreement which default or failure remains uncured beyond any applicable notice or grace period contained therein; or

(cc) except for delays occasioned by Force Majeure Events, the failure of any event described on Exhibit D to the Closing Certificate of Borrower to have occurred on or before the required date for such event as shown on such Exhibit.

7.2 Remedies.

7.2.1 Rights of Agent and Lenders. Upon the occurrence and during the continuance of any Event of Default, Agent, on behalf of Lenders, shall have the right (but not the obligation), in addition to all the remedies conferred upon Agent and Lenders by law or equity or by the terms of any of the Loan Documents, to do any or all of the following, from time to time and at any time, in any order as Agent determines in its sole discretion (subject to Section 10.3), independently, singularly, concurrently or successively, together or otherwise, with or without notice to Borrower:

(a) declare the Indebtedness to be, and the Indebtedness shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding;

(b) terminate Agent’s and Lenders’ obligations under this Agreement to extend credit of any kind or to make any Advance or disbursement, whereupon the commitment and obligations of Agent and Lenders to extend credit or to make any Advance hereunder shall terminate;

(c) enter upon, take possession of, and use the Property and all parts thereof, and all material, equipment and supplies therein, to the extent of Borrower’s interest therein, complete the Project and do anything which in Agent’s sole judgment is necessary or desirable to fulfill, pay, settle or compromise the obligation to Borrower hereunder and continue to operate the Property;

(d) use and apply any monies, reserves and/or letters of credit deposited by Borrower with Agent or otherwise held by or for the benefit of Agent or Lenders, to cure any such default or to apply on account of any Indebtedness; and

(e) exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Agent or Lenders by operation of law or in equity.

With respect to clause (c) above, Agent and its designees, representatives, agents, licensees and contractors shall be entitled to such entry, possession and use without the consent of any party and without any legal process or other condition precedent whatsoever. Borrower acknowledges that any denial of such entry, possession and use by Agent will cause irreparable injury and damages to Agent and Lenders and Agent and Lenders shall be entitled to injunctive relief to obtain such entry.

Without limiting the generality of the foregoing, Borrower agrees that upon the occurrence and during the continuance of an Event of Default (a) Agent shall not be subject to any “one action” or “election of remedies” law or rule, and (b) all liens and other rights, remedies or privileges provided to Agent shall remain in full force and effect until Agent has exhausted all of its remedies against the Collateral and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full. Nothing herein shall be construed as prohibiting Agent from seeking, and Agent reserves the right to seek, a deficiency judgment or preserve a deficiency claim to the extent that Agent deems the same necessary in connection with any foreclosure or similar proceeding.

7.2.2 Specific Remedies. In addition to, and without limiting any remedies of Agent and Lenders under this Agreement or applicable laws, Borrower covenants and agrees as follows:

(a) Following and during the continuance of an Event of Default, Borrower agrees to assist, and shall cause Provider to assist, and Borrower hereby unconditionally and irrevocably consents to and approves Agent in the appointment of a receiver or replacement provider or operator (and receiving any governmental approval therefor) for the Facility at Agent’s choosing in its sole discretion. If Borrower fails to comply with the provisions of this Section 7.2.2(a) for any reason whatsoever, Borrower hereby irrevocably appoints Agent and its designee as Borrower’s attorney-in-fact, with full power of substitution, for the purpose of taking such action as necessary to appoint a receiver or replacement provider or operator and obtain all governmental approvals therefor. The foregoing power of attorney is coupled with an interest and is irrevocable and Agent and Lenders may exercise their rights thereunder in addition to any other remedies which Agent or Lenders may have against Borrower as a result of a breach of the obligations contained in this subsection.

(b) In the event of the exercise by Agent or Lenders of any remedies in respect of the Facility following the occurrence and during the continuation of an Event of Default, including, but not limited to, foreclosure and/or appointment of a receiver or replacement provider or operator, Borrower hereby agrees to cooperate, and shall cause Provider to cooperate, with Agent to permit Agent to take any such actions necessary to protect its interests as well as to permit Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the governmental approvals for the Facility (or to become the owner of the existing governmental approvals for the Facility) and to the extent permitted by Applicable Laws to obtain any other provider agreements or governmental approvals then necessary or desirable for the operation of the Facility by Agent or its designee or receiver for their current use (including, without limitation, any applications for change of ownership of the existing governmental approvals or change of control of the owner of the existing governmental approvals, or the removal and replacement of Provider). To the extent permitted by Applicable Laws, in the event of foreclosure, receivership or other enforcement action by Agent, (x) Agent is hereby authorized (without the consent of Borrower or Provider) to submit any such applications, notices, documentation or other information which Borrower caused to be delivered to Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Agent may deem advisable to obtain, maintain, sell, limit, transfer or renew any governmental approvals in connection with the operation of the Facility for its current intended use, and Borrower agrees to cooperate and to cause Provider to cooperate with Agent in connection with the same and (y) Borrower, upon demand by Agent, shall take any action and cause Provider to take any action necessary or desirable, in Agent’s sole judgment, to permit Agent or its designee (including a receiver) to use, operate and maintain the Facility for its current use. If Borrower fails to comply with the provisions of this Section 7.2.2(b) for any reason whatsoever, Borrower hereby irrevocably appoints Agent and its designee as Borrower’s attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Agent’s sole judgment to permit Agent or its designee to undertake Borrower’s obligations under this Section 7.2.2(b), including obtaining any governmental approvals then required for the operation of the Facility by Agent or its designee for its current intended use. The foregoing power of attorney is coupled with an interest and is irrevocable and Agent may exercise its rights thereunder in addition to any other remedies which Agent may have against Borrower as a result of Borrower’s breach of the obligations contained in this subsection.

7.2.3 Attorney in Fact. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Property to do any of the following during the existence of an Event of Default: Complete any Construction Project or Construction Work in progress; use unadvanced funds remaining under the Notes or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes; make changes in the applicable Construction Documents which shall be necessary or desirable to Complete each such Construction Project or such Construction Work; take over and use any and all personal property contracted for or purchased by the, if appropriate, or dispose of the same as Agent sees fit; retain or employ new general contractors, subcontractors, architects, engineers and inspectors as Agent determines shall be required for said purposes; pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Property; execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with any Construction Project or Construction Work; take action and require such performance as it deems necessary under any of the bonds to be furnished by any contractor or subcontractor in connection with any Construction Project or Construction Work and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which Borrower might do in its own behalf; make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any Bankruptcy Action affecting any Authorizing Entity, the General Contractor, Provider or the Proton Equipment Vendor, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

7.2.4 Payments by Agent. All sums whatsoever paid or incurred by Agent or any Lender pursuant to Section 7.2 of any kind whatsoever, shall constitute Indebtedness and shall bear interest from the date of payment or incurrence until paid at the Default Rate. To the extent that any costs so paid or incurred by Agent in accordance with the terms hereof, together with all other Advances made by Lenders hereunder in accordance with the terms hereof. exceed the Loan Amount, such excess costs shall be paid by Borrower to Agent on demand, with interest thereon at the Default Rate until paid; and Borrower shall execute such notes or amendments to the Notes as may be requested by Agent to evidence Borrower’s obligation to pay such excess costs and until such notes or amendments are so executed by Borrower, Borrower’s obligation to pay such excess costs shall be deemed to be evidenced by this Agreement. In the event Agent takes possession of the Property and assumes control of such construction as aforesaid, Agent shall not be obligated to continue such construction longer than Agent shall see fit and may thereafter, at any time, change any course of action undertaken by it or abandon such construction and decline to make further payments for the account of Borrower whether or not the Project shall have been completed.

7.2.5 Automatic Acceleration. Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 7.1(l) and 7.1(n), all Indebtedness shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to any Borrower Party.

7.2.6 Failure to Clear Liens. If Borrower shall fail promptly to discharge any mechanics’ claim filed or otherwise asserted or to contest any such claim and to cause the Title Company to insure against such claim in the manner required by this Agreement, or, having commenced to contest the same, if Borrower shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such security or indemnity so required by the Title Company for its full amount, or, upon adverse conclusion of any such contest, if Borrower shall fail to cause any judgment or decree to be satisfied and lien to be released, then, and in any such event, upon giving notice to Borrower, Agent and Lenders may, but shall not be required to, (i) procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim, and (ii) effect any settlement or compromise of the same or furnish the security or indemnity required by the Title Company. Any amounts so expended by Agent or Lenders, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be paid by Borrower immediately upon Agent’s demand shall be added to the Indebtedness and shall bear interest until paid at the Default Rate.

ARTICLE 8

SECURITY AGREEMENT

8.1 Grant of Security Agreement. To secure payment of the Indebtedness and performance of the other Obligations, Borrower hereby grants to Agent, for the benefit of Lenders, a security interest in and to: (a) all funds of Borrower on deposit from time to time with Agent or any agent of Agent or on deposit in any depository account controlled by Agent, including, without limitation, all Deposits, and (b) all Personal Property and all replacements, substitutions and additions to such property described in this paragraph and all proceeds thereof.

8.2 Nature of Interest. Borrower hereby represents, warrants, covenants and agrees as follows:

(a) Borrower (being the Debtor as that term is used in the Code) is and will be the true and lawful owner of the Personal Property and has rights in and the power to transfer the Personal Property, free and clear of all liens, charges or encumbrances other than liens and encumbrances in favor of Agent and liens and encumbrances, if any, expressly permitted by the Loan Documents.

(b) The Collateral is to be used by Borrower solely for business purposes.

(c) The only persons having any interest in the Personal Property are Borrower, Agent and holders of interests, if any, expressly permitted hereby.

(d) No Financing Statement, other than Financing Statements showing Agent as the sole secured party, or with respect to liens or encumbrances, if any, expressly permitted hereby; covering any of the Personal Property or any proceeds thereof is on file in any public office except pursuant hereto.

8.3 Financing Statements.

(a) Borrower, at its own cost and expense, upon Agent’s demand, will furnish to Agent such further information and will execute and deliver to Agent such Financing Statements and other documents in form satisfactory to Agent and will do all such acts as Agent may request at any time or from time to time or as may be necessary or appropriate to establish and maintain a first priority perfected security interest in the Personal Property as security for the Indebtedness.

(b) Borrower will pay the cost of filing or recording such Financing Statements or other documents, in all public offices wherever filing or recording is deemed by Agent to be desirable. Borrower hereby irrevocably authorizes Agent at any time, and from time to time, to file in any appropriate jurisdiction any initial Financing Statements and amendments thereto that (i) indicate that Agent holds a valid security interest in all assets of Borrower (or words of similar effect), regardless of whether any particular asset comprised in the Personal Property falls within the scope of Article 9 of the Code, or as being of an equal or lesser scope or within greater detail, and (ii) contain any other information required by the Code, and in the case of a Financing Statement filed as a fixture filing or indicating Collateral as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Agent promptly upon request. Borrower further ratifies and affirms its authorization for any Financing Statements and/or amendments thereto, executed and filed by Agent in any jurisdiction prior to the date of this Agreement.

8.4 Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default, in addition to all the remedies available in this Agreement, the other Loan Documents, at law or in equity, Agent and Lenders shall have the remedies of a secured party under the Code, including, without limitation, the right to take immediate and exclusive possession of the Personal Property, or any part thereof, and for that purpose, so far as Borrower can give authority therefor, with or without judicial process, may enter (if this can be done without breach of the peace) upon any place which the Personal Property or any part thereof may be situated and remove the same in compliance with the applicable requirements of the Code; and Agent shall be entitled to hold, maintain, preserve and prepare the Personal Property for sale, until disposed of, or may propose to retain the Personal Property subject to Borrower’s right of redemption, if any, as provided in the Code. Agent may render the Personal Property unusable without removal and may dispose of the Personal Property on the Property. Agent may require Borrower to assemble the Personal Property and make it available to Agent for its possession at a place to be designated by Agent which is reasonably convenient to both parties. Agent will give Borrower at least ten (10) days’ notice of the time and place of any public sale of the Personal Property or of the time after which any private sale or any other intended disposition thereof is made. The requirements of reasonable notice shall be met if such notice is mailed, by certified United States mail or equivalent, postage prepaid, to Borrower’s Address at least ten (10) days before the time of the sale or disposition. Agent or Lenders may buy any or all of the Personal Property at any public sale. Agent or Lenders may buy any or all of the Personal Property at private sale if the Personal Property is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations. Any such sale may be held in conjunction with any foreclosure sale of the Land, the Improvements and any other Collateral. The net proceeds realized upon any such disposition, after deduction for the expenses of retaking, holding, preparing for sale, selling and the reasonable attorneys’ fees and legal expenses incurred by Agent and Lenders, shall be applied against the Indebtedness in such order or manner as Agent shall select. Agent will account to Borrower for any surplus realized on such disposition after the Indebtedness has been fully and finally satisfied in accordance with the applicable requirements of the Code.

(b) BY ITS EXECUTION HEREOF, TO THE EXTENT ALLOWED BY LAW, BORROWER EXPRESSLY WAIVES AND RELINQUISHES ANY RIGHT IT MAY HAVE TO REQUIRE AGENT OR LENDERS TO EXERCISE THEIR REMEDIES WITH RESPECT TO THE ITEMS DESCRIBED IN THIS ARTICLE 8 IN ANY MANNER OTHER THAN AS PROVIDED TO AGENT AND LENDERS IN SECTION 8.4(a) HEREINABOVE

INCLUDING SPECIFICALLY, ANY RIGHT OF BORROWER TO REQUIRE AGENT OR LENDERS TO UNDERTAKE A JUDICIAL HEARING OR PROCESS, A VALUATION HEARING OR ANY SIMILAR PROCEEDING.

8.5 General Security Agreement Provisions.

(a) The terms and provisions contained in this Article 8, unless the context otherwise requires, shall have the meanings and be construed as provided in the Code.

(b) To the extent permitted by applicable law, the security interest created hereby is specifically intended to cover all Leases between Borrower or its agents as lessor, and various tenants named therein, as lessee, including all extended terms and all extensions and renewals of the terms thereof, as well as any amendments to or replacement of the Leases, together with all of the right, title and interest of Borrower, as lessor thereunder.

(c) Borrower agrees that:

(i) Where Collateral is in possession of a third party, Borrower will join with Agent in notifying the third party of Agent’s interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent;

(ii) Borrower will cooperate with Agent and Lenders in obtaining control with respect to Collateral consisting of: deposit accounts, investment property, letter of credit rights and electronic chattel paper; and

(iii) Until all of the Obligations are paid and performed in full, Borrower will not suffer, cause or permit any change in Borrower’s legal status without Agent’s prior written consent.

ARTICLE 9

GENERAL PROVISIONS

9.1 Costs and Expenses. Borrower unconditionally agrees to pay all Charges within three (3) Business Days following written demand. In case of any Default, Borrower shall pay or cause to be paid all of Agent’s and Lenders’ costs and expenses, including attorneys’ fees in connection with the administration or enforcement of the Loan Documents, including, without limitation, those costs and expenses relating to: (a) the foreclosure of the Lien of the Mortgage or the exercise of the power of sale contained therein; (b) any sale pursuant the Code and/or the Bankruptcy Code (including, without limitation, a sale pursuant to Section 363 of the Bankruptcy Code); (c) any Insolvency Proceeding or Bankruptcy Action affecting any Borrower Party, Provider or the Proton Equipment Vendor; or (d) Agent’s or Lenders’ attempts to remedy or cure any such Default. In addition to, and without limiting the generality of, the foregoing, if at any time hereafter prior to repayment of the Indebtedness in full and all Obligations satisfied in full, Agent employs counsel, consultants or appraisers for advice or other representation, whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted, with respect to the Property or the marketing thereof or any of the Loan Documents, in connection with any consent, approval or amendment or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce any security interest or lien in any of the Collateral, or to enforce any rights of Agent or Lenders or any of Borrower’s obligations hereunder or those of any other person, firm or corporation which may be obligated to Agent or Lenders by virtue of this Agreement or any of the other Loan Documents heretofore or hereafter delivered to Agent by or for the benefit of Borrower to defend any litigation initiated by a third-party to which Agent or Lenders become a party, or in connection with any Insolvency Proceeding or Bankruptcy Action, then, in any such event, all of the reasonable fees and expenses arising from such services, and all expenses, costs and charges relating thereto, shall constitute additional Indebtedness, payable on demand and shall bear interest at the Default Rate. Agent and Lenders may make Advances at any time to reimburse Agent and Lenders for the foregoing costs and expenses. Wherever it is provided for herein that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, all legal fees and disbursements of Agent and Lenders, whether for outside firms, or for in-house counsel.

9.2 Effect of Inspections and Investigations. The authority herein conferred upon Agent, and any action taken by Agent, to inspect the Property, will be exercised and taken by Agent for its and Lenders’ own protection only and shall not be relied upon by any Borrower Party or any other Person for any purpose whatsoever and any action taken by Agent or Agent’s consultant (whether an environmental consultant, engineer, architect, or otherwise) to review any reports or to assess any matters in connection with the Property will be exercised and taken by Agent and by Agent’s consultant for their and Lenders own protection only and shall not be relied upon by any Borrower Party or any other Person for any purpose whatsoever; and neither Agent nor Agent’s consultant shall be deemed to have assumed any responsibility to any Borrower Party with respect to any such action herein authorized or taken by Agent, or Agent’s consultant or with respect to the Property, or prevention of mechanic’s and other liens from being claimed or asserted against the Property or review and assessment of environmental or any other matters. Any review, investigation or inspection conducted by Agent, any environmental, architectural, engineering or other consultants retained by Agent or any agent or representative of Agent or any Lender in order to verify independently Borrower’s satisfaction of any conditions precedent to Advances, Borrower’s performance of any of the covenants, agreements and obligations of Borrower or any other Borrower Party under the Loan Documents, or the validity of any representations and warranties made hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall neither affect nor constitute a waiver by Agent or Lenders of (i) any representations and warranties under this Agreement or any of the other Loan Documents or Agent’s or Lenders’ reliance thereon or (ii) Agent’s or Lenders’ reliance upon any certifications of Borrower required under this Agreement or any of the other Loan Documents or any other facts, information or reports furnished Agent hereunder or thereunder or otherwise in connection with the Loan. Neither Agent nor Lenders undertakes or assumes any responsibility or duty to any Borrower Party or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform any Borrower Party or any third party of (a) the existence, quality, adequacy or suitability of appraisals of the Property or any other Collateral, (b) any environmental report, or (c) any other matters or items, including, but not limited to, engineering, soils and seismic reports which are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Agent or Lenders is solely for the purpose of protecting Agent’s and Lenders’ rights under the Loan Documents, and shall not render such Agent or Lenders liable to any Borrower Party or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

9.3 Acquiescence not to Constitute Waiver of Requirements. Each and every covenant and condition for the benefit of Agent and Lenders contained in this Agreement or any of the other Loan Documents may be waived by Agent, provided, however, that, to the extent that Agent may have acquiesced in any noncompliance with any conditions precedent to the Initial Disbursement or any Advance, such acquiescence shall not be deemed to constitute a waiver by Agent or Lenders of any such conditions precedent with respect to any future disbursements of Loan proceeds.

9.4 Protective Advances. Agent and Lenders shall have the right, but not the obligation, to do any and all acts which Agent may deem reasonably necessary to assure the protection of the Collateral and the lien or charge of the Loan Documents, including, but not limited to, during the continuance of an Event of Default and in addition to the rights under Article 7 and Article 8 hereof and any remedies set forth in the other Loan Documents, the settlement, compromise or contest of any Lien or claim of Lien, the taking of possession of the Property and Completion of all Construction Work and the commencement of, appearance in, or defense of any action or proceeding purporting to affect the rights, obligations or duties of the parties hereto. Any expense paid or incurred (including attorneys’ fees and court costs), or any advance made by Agent or Lenders in such connection, shall be paid by Borrower to Agent upon demand. Such amounts as are advanced or expended by Agent or Lenders hereunder and any other amounts advanced by Agent or Lenders pursuant to this Agreement or any other the other Loan Documents shall constitute Indebtedness and shall bear interest from the date of advance or expenditure until repayment at the Default Rate.

9.5 Increased Costs. Borrower shall pay directly to a Lender such amounts as are necessary to compensate such Lender for Additional Costs resulting from any change after the date hereof in any applicable law or by any domestic or foreign court, which (i) subjects such Lender to any tax, duty or other charge with respect to the Loan or its Note, or changes the basis of taxation of any amounts payable to such Lender under the Loan or its Note (other than taxes imposed on the overall net income of such Lender), (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, (iii) imposes on such Lender any other condition affecting the Loan or its Note, or any of such extensions of credit or liabilities or (iv) imposes any capital adequacy requirements on such Lender by virtue of the Loan or the Notes. Such Lender will notify Borrower (with a copy to Agent) of any event occurring after the date hereof which would entitle it to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will use reasonable efforts to mitigate such Additional Costs, provided, however, that, in order for any such notice to be effective to impose on Borrower the obligation to pay any such amount, such notice must be delivered by Lender in question within ninety (90) days after such Lender should reasonably have been aware of the event giving rise to its entitlement to compensation. Any amount payable by Borrower under this Section 9.5 shall be paid within five (5) days of receipt by Borrower of a notice by a Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of a Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of such Lender’s right to demand payment of such amount for any subsequent or prior period.

9.6 Tax Liability. If, by reason of a change in any applicable tax, banking or lending laws or regulations occurring after the date hereof, (a) Borrower is required to make any deduction or withholding in respect of any taxes, duties or other charges from any payment due under the Loan Documents, (b) Agent or Lenders are charged with responsibility for the payment of all or any part of the Impositions or (c) the method of collecting Impositions is changed so as to affect Agent’s or Lenders’ rights under this Agreement or any other Loan Document, or the liens and security interests granted under the Loan Documents, then upon Agent’s demand Borrower shall pay to Agent the amount determined by Agent as necessary to fully compensate Agent and Lenders for all losses that Agent or Lenders may suffer as a result of such change; provided that if Agent determines that it may be unlawful to charge Borrower for such losses then Agent shall have the right to declare all Indebtedness to be fully due and payable not earlier than sixty (60) days from the date of such declaration.

9.7 Document and Recording Tax Indemnification. Borrower agrees to indemnify, defend and hold harmless Agent and Lenders from and against any claim that any documentary stamp or mortgage tax is due and payable in connection with the Loan or the execution, delivery or recording of the Loan Documents and to pay such taxes and expenses incurred by Agent or Lenders in connection therewith. Borrower may contest any determination that any such taxes are due, but shall pay any such taxes (including penalties and interest) when legally required. The indemnity obligations contained in this Section shall survive repayment of the Loan.

9.8 Assignments and Participations.

(a) Any Non-Delinquent Lender may, with the prior written consent of Agent, which shall not be unreasonably withheld or delayed, at any time or times and without Borrower’s consent, grant any Participation in its Pro Rata Share of the Loan to one or more Persons not an Affiliate of Borrower or Guarantor (each a “Participant”). In the event of any such grant by a Lender of a Participation to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and Agent shall have no obligation to communicate with, give any notice to, make any payment to or take any direction from, any Participant. Each Lender agrees for the benefit of Borrower that any agreement pursuant to which any Lender may grant a Participation shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, however, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver described in clauses (i) through (vii) of Section 9.16 without the consent of the Participant.

(b) Upon request by Borrower, each Lender agrees to provide Borrower with notice of all Participations sold by such Lender, which shall acknowledge and represent compliance with the above terms of this Section 9.8. Borrower agrees to provide all assistance reasonably requested by a Lender to enable such Lender to sell Participations as aforesaid, or make assignments of its interest in the Loan as hereinafter provided in this Section.

(c) Any Non-Delinquent Lender may, with the prior written consent of Agent, which shall not be unreasonably withheld or delayed, at any time or times and without Borrower’s consent, make a Loan Transfer to an Eligible Lender not an Affiliate of Borrower or Guarantor (such assignee, an “Assignee”) subject to the following conditions: (i) the aggregate amount of the Individual Loan Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall not cause or otherwise result in said assigning Lender’s remaining unassigned Individual Loan Commitment to be less than $5,000,000; (ii) the Assignee shall execute and deliver to Agent, for its approval, acceptance and recording in a register maintained by Agent, an Assignment and Acceptance Agreement, together with a processing and recordation fee of $5,000 for Agent’s own account; (iii) the principal amount of any assigned Individual Loan Commitment shall be not less than $5,000,000; (iv) each such Loan Transfer shall be to an Eligible Lender; and (v) the Assignee and/or the assigning Lender shall pay to Agent all of Agent’s reasonable costs and expenses incurred in connection with such Loan Transfer. Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance Agreement, (1) Assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder and (2) the assigning Lender thereunder shall to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under this Agreement arising from and after the date of such Assignment and Acceptance Agreement.

Notwithstanding anything contained in this Agreement to the contrary, ORIX Capital Markets, LLC, a Delaware limited liability company, as Lender and not Agent (“ORIX”), shall have the right, at its sole option, to cause Varian Medical Systems International AG, a Swiss corporation, and its successors, assigns and participants in its capacity as Lender (“Varian”), to make a Loan Transfer to ORIX (or its assignee or designee), at any time and from time to time, of all or any portion of Varian’s Individual Loan Commitment (whether funded or not). In the event ORIX elects to exercise its right to cause Varian to make a Loan Transfer to ORIX (or its assignee or designee), ORIX shall deliver written notice to Varian (with a copy to Agent) setting forth the amount of Varian’s Individual Loan Commitment that ORIX (or its assignee or designee) desires to purchase (a “Transfer Notice”), and in such event, Varian, as the assigning Lender, shall sell to ORIX (or its assignee or designee), as Assignee, that portion of Varian’s Individual Loan Commitment set forth in such Transfer Notice. The purchase price to be paid by ORIX (or its assignee or designee) to Varian for any such Loan Transfer shall be no less than that portion of the then outstanding principal amount of Varian’s Individual Loan Commitment set forth in the Transfer Notice and all interest accrued thereon prior to the date of the completion of the Loan Transfer, and shall exclude all fees (including, without limitation, the Exit Fee, the Amortization Conversion Fee and the Minimum Lookback Amount), costs, charges and other amounts payable after the completion of the Loan Transfer, as further described in the Assignment and Acceptance Agreement, which ORIX (or its assignee or designee) and Varian agree to execute within fifteen (15) Business Days of Varian’s receipt of ORIX’s written election notice. No later than one (1) Business Day after ORIX (or its assignee or designee) receives an originally executed counterpart of such Assignment and Acceptance Agreement, ORIX (or its assignee or designee) shall pay to Varian (in immediately available U.S. funds) the purchase price and such other sums as set forth in such Assignment and Acceptance Agreement. In addition to the foregoing, upon any exercise by ORIX of its rights contained in this paragraph, ORIX and Varian agree to comply with and perform all of the applicable covenants and agreements set forth in this Section 9.8. If Varian fails to execute the Assignment and Acceptance Agreement as set forth above, ORIX may exercise any remedies which ORIX may have as a result of a breach of the obligations contained in this paragraph. Varian and ORIX shall reasonably cooperate with each other, and shall do all things reasonably necessary or desirable, to affect the intent of this paragraph.

(d) By executing and delivering an Assignment and Acceptance Agreement, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance Agreement, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection or priority of any Lien granted by Borrower to Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or Guarantor or the performance or observance by Borrower or Guarantor of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of all Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance Agreement; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will be bound by and will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(e) Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender and Assignee, Agent shall, if such Assignment and Acceptance Agreement has been properly completed and is in substantially the form of Exhibit F attached hereto, accept such Assignment and Acceptance Agreement and give prompt notice thereof to Borrower. Until such time as Agent shall have accepted any such Assignment and Acceptance Agreement, Agent shall have no obligation to communicate with or accept or take into account any communication from any Assignee and Agent shall continue to deal solely and directly with any such assigning Lender in connection with the Loan, this Agreement and the other Loan Documents.

(f) In connection with the execution and delivery of each Assignment and Acceptance Agreement as provided for in this Section 9.8, the assigning Lender shall deliver to Agent the superseded Note or Notes and Agent shall deliver to Borrower for execution by Borrower, substitute notes, in the form of Exhibit E, in order to reflect the appropriate Individual Loan Commitment of the assigning Lender and Assignee after giving effect to such Assignment and Acceptance Agreement. Borrower hereby covenants and agrees to promptly execute said new Notes and to promptly return them to Agent so that Agent may deliver said new Notes to the appropriate Lenders; provided, however, Agent shall not deliver said new Notes unless and until the assigning Lender shall have delivered the superseded Note to Agent. The assigning Lender hereby appoints Agent as its attorney-in-fact (coupled with an interest) for the sole purpose of canceling the superseded Note and the assigning Lender hereby covenants and agrees that Agent shall not be liable for any action taken or omitted to be taken by Agent in connection therewith, unless caused by Agent’s own gross negligence or willful misconduct. Upon Borrower’s request, Agent shall stamp each superseded Note “SUPERSEDED” and shall attach each said superseded Note to, and each said superseded Note shall become a part of, the new Notes and Agent shall deliver said new Notes to the appropriate Lenders. All such new Notes shall constitute “Notes” and the obligations evidenced by such substitute notes shall constitute obligations secured by the Mortgage. In connection with Borrower’s execution of any such new Notes, Borrower shall deliver to Agent such evidence of the due authorization, execution and delivery of the substitute notes and any related documents as Agent and/or Assignee may reasonably request. Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Agent certification as to exemption from deduction, backup withholding and withholding of any United States federal income taxes in accordance with Section 10.13 and otherwise furnish to Borrower and Agent such forms, certifications, statements and other documents as either of them may reasonably request from time to time to evidence that such Assignee is entitled to receive any payments to be made to it hereunder without the withholding of any tax or increased liability for any Additional Costs.

(g) Borrower, Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Agent, be necessary or desirable in connection with assignments in accordance with the foregoing provisions of this Section.

(h) Borrower recognizes that in connection with a Lender’s selling of Participations or making of assignments, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, Guarantor or the Loan may be exhibited to and retained by any such Participant or Assignee or prospective Participant or Assignee. A Lender’s delivery of any financial statements and appraisals to any such Participant or Assignee or prospective Participant or Assignee shall be done on a confidential basis.

9.9 Cooperation. Borrower shall, and shall cause each of the other Borrower Parties to, fully cooperate with Agent and Lenders in connection with servicing the Loan, any Loan Transfer, Participation or any other financing created or obtained in connection with the Loan and, if Agent elects at any time, in connection with the creation of tranches of the Loan or splitting the Loan into separate Loans (in the aggregate amount of the Loan Amount) having different priorities, including signing new notes and amendments to this Agreement and the other Loan Documents evidencing such tranches or splitting of the Loan, provided that the Loan Amount, the Interest Rate, timing of payments by Borrower and other economic terms of the Loan shall not, taken as a whole, be changed as a result thereof. Without limiting the generality of the foregoing, Borrower shall, upon request, (a) provide additional information regarding the Project, Borrower, Guarantor, and any Affiliates of the foregoing (including, without limitation, additional appraisals, environmental reports, engineering reports and similar due diligence materials and updates), (b) supply such documentation, financial statements, and reports that may be required to comply with applicable securities and other laws and regulations, (c) make modifications to any of the Loan Documents and/or the Organizational Documents, (d) make revisions to existing legal opinions and deliver updated or additional legal opinions, (e) deliver updated and additional tenant estoppel certificates, subordination agreements and similar agreements, and (f) deliver updated certificates necessary or appropriate to effect such transaction, provided that no such modification, revision, additional documents or other action in connection with such cooperation shall materially increase the obligations or materially decrease the rights of Borrower under the Loan Documents. The costs of such cooperation, and providing such additional opinions, documents, revisions, modifications and actions, shall be borne by Borrower. At Agent’s request, Borrower Parties shall make such representations and warranties as of the date of any Loan Transfer or Participation as are customary in such transactions, and shall review and confirm any factual information or disclosures with respect to the Project, Borrower Parties and their respective Affiliates contained in any private placement memorandum, prospectus, registration statement or other offering materials relating to any Loan Transfer or Participation.

9.10 Disclosure of Information.

(a) Agent and Lenders shall have the right to make available to any party for the purpose of any Loan Transfer, Participation or any other financing created or obtained in connection with the Loan (including any prospective purchaser, any Rating Agency, any Governmental Authority and any prospective bidder at any foreclosure sale of the Property) any and all information that Agent or Lenders may have with respect to the Property, the Facility

Lease, any Borrower Party, or any other document or agreement in connection with the transaction represented by the Loan Documents, whether provided by Borrower, Guarantor or any third party or obtained as a result of any audits, environmental or other assessments, or otherwise. Borrower and Guarantor agree that neither Agent nor Lenders shall have any liability whatsoever as a result of delivering any such information to any third party, and Borrower and Guarantor, on behalf of itself and its successors and assigns, hereby releases and discharges Agent and Lenders from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party. Borrower and Guarantor each irrevocably waives any and all rights it may have under applicable state or federal law to prohibit disclosure, including but not limited to any right of privacy. Further Borrower and Guarantor acknowledge that such information may be transmitted via the internet or by email.

(b) Without limiting Section 9.10(a), all news releases, publicity or advertising by Borrower, Guarantor, or their Affiliates, through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, or to Borrower, Agent or Lenders, shall be subject to the prior written approval of Agent, such approval of Agent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, Borrower, Guarantor, and their Affiliates shall use commercially reasonable efforts to keep all information obtained in connection with the transaction described in this Agreement, confidential, except that any such party, as applicable, may disclose any such information (i) to its auditors, attorneys and other consultants in connection with the transaction described in this Agreement (each such recipient being informed of the confidential nature of such information and directed to keep the same confidential), (ii) to the extent required by any Applicable Law, and (iii) if such information is otherwise available to the public not through a breach hereof.

9.11 Notices. All Notices shall be in writing and shall be (a) delivered in person, in which event the Notice shall be deemed received when delivery (or refusal of receipt) is actually made, (b) sent by facsimile, in which event the Notice shall be deemed received on the date of transmission if transmission is confirmed before 4:00 p.m. Dallas time on a Business Day or if transmission is confirmed after 4:00 p.m. Dallas time, then on the next Business Day provided that the sender obtains electronic confirmation of receipt and that a copy of such Notice is also delivered pursuant to clause (a) or (c); or (c) sent by a nationally recognized overnight courier for next Business Day delivery, in which event the Notice shall be deemed received on the first Business Day after delivery to, and acceptance for delivery by, the courier. All such Notices shall be addressed to the party for whom the Notice is intended, with a copy to its attorney, at their respective Addresses indicated in Section 1.1 of this Agreement and if sent by facsimile such Notices shall be sent to the facsimile number set forth in Section 1.1. Either party may change its Address or facsimile number by giving written notice to the other in accordance with the foregoing notice provision.

9.12 No Waiver; Rights and Remedies Cumulative. No action by Agent or Lenders, including, without limitation, any course of conduct, course of dealings, statements or actions, and no failure by Agent or Lenders to (1) insist upon strict performance of any term, condition, covenant or agreement contained in any of the Loan Documents, (2) exercise, or delay by Agent or Lenders in exercising, any right, remedy, power or privilege under any of the Loan Documents, shall in any event operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under any of the Loan Documents preclude any other or further exercise thereof, or the exercise of any other right, remedy, power or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, any Note or any other Loan Document, Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Moreover, a waiver of one Default or Event of Default with respect to any Borrower Party shall not be construed to be a waiver of any subsequent Default or Event of Default with respect to such Borrower Party or any other Borrower Party or to impair any remedy, right or power consequent thereon. Upon the occurrence of an Event of Default, Agent shall have no obligation to accept any tender of any cure, or attempt to cure, by or on behalf of Borrower unless and until Agent receives written instructions from the Required Lenders, and Agent’s acceptance of any cure of an Event of Default shall not be deemed to be a waiver of Agent’s right to refuse acceptance of any future tender of any cure of, or attempt to cure, an Event of Default. The rights and remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any right or remedy provided by law. No notice to or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agent or Lenders to any other or further action in any circumstances without notice or demand.

9.13 Inurement. This Agreement and the Loan Documents shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns, provided that no assignment by Borrower shall be effective, except as provided herein.

9.14 Form of Documents. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Agent shall be in form and substance satisfactory to Agent.

9.15 Time is of the Essence. Time is hereby declared to be of the essence of this Agreement, the other Loan Documents and of every part, term and provision hereof and thereof, and each and every obligation hereunder and thereunder.

9.16 Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the entire agreement between the parties hereto, and no modification, waiver, amendment, discharge or change of this Agreement or any other Loan Document nor any provision hereof or thereof shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought (it being understood, however, that the signature of Agent, shall be sufficient to bind Lenders to any such modification, waiver, amendment, discharge or change); provided, however, that the foregoing shall not limit or otherwise affect a provision hereof or any other Loan Document pursuant to which Agent is authorized to consent to or approve of any matter without the need for any Lender approval; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders (subject, however, to the provisions of Section 10.16(d)), do any of the following: (i) reduce the principal of, or interest on, the Notes or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (ii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees due hereunder or under any other Loan Document; (iii) release any material portion of the Collateral or other collateral for the Loan; (iv) amend this Section 9.16 or Sections 9.8, 10.1 or 10.3; (v) release, in whole or in part, Guarantor; (vi) increase the Loan Amount; (vii) change the definition of “Required Lenders”; or (viii) change the amount of the Individual Loan Commitment of any Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment or Default shall constitute a change in the Individual Loan Commitment of any Lender) (the foregoing items (i) through (viii) are collectively known as “Major Decisions”). This Agreement supersedes any other agreement, oral or written, made by Lenders with or for the benefit of Borrower.

All communications from Agent to Lenders requesting Lenders’ determination, consent, approval or disapproval (1) shall be given in the form of a written notice to each Lender, (2) shall be accompanied by or include a description or copy of the matter or thing as to which such determination, approval, consent or disapproval is requested and (3) shall include Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within seven (7) Business Days (or three (3) Business Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Agent that it approves the recommendation or determination of Agent within the Lender Reply Period, such Lender shall be deemed to have disapproved such recommendation or determination.

If all Lenders are unable to reach an agreement with respect to a Major Decision within ten (10) Business Days after the expiration of the Lender Reply Period, then Agent shall thereafter have the right to take such steps as are necessary (including the right to declare a default or commence an enforcement action or proceeding) to preserve and protect the Collateral until such time as all Lenders have reached agreement with respect to any Major Decisions. Agent may consult with legal counsel and other experts and advisors selected by it and Agent shall not be liable for actions taken or omitted to be taken so long as such action or omission does not violate another provision of this Agreement and such action taken or omitted to be taken does not constitute willful misconduct or gross negligence.

9.17 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, AND TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE

WHERE THE LAND IS LOCATED SHALL APPLY TO THE CREATION, PERFECTION AND ENFORCEMENT OF ANY LIENS, SECURITY INTERESTS AND ENCUMBRANCES GRANTED OR CREATED BY THE MORTGAGE ON REAL PROPERTY LOCATED IN THE STATE WHERE THE LAND IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE INDEBTEDNESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE LAWS OF THE STATE OF NEW YORK SHALL APPLY TO ALL MATTERS RELATING TO THE CHARGING AND COLLECTION OF INTEREST AND FEES UNDER THE LOAN DOCUMENTS. THE FACT THAT PORTIONS OF THE LOAN DOCUMENTS MAY INCLUDE PROVISIONS DRAFTED TO CONFORM TO THE LAW OF THE STATE WHERE THE PROPERTY IS LOCATED IS NOT INTENDED, NOR SHALL IT BE DEEMED, IN ANY WAY, TO DEROGATE THE PARTIES’ CHOICE OF LAW AS SET FORTH HEREIN OR IN THE OTHER LOAN DOCUMENTS. BORROWER ACKNOWLEDGES AND AGREES THAT THE CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO AGENT AND LENDERS TO ENTER INTO THIS AGREEMENT AND TO MAKE THE LOAN.

9.18 Captions. The captions and headings of various Articles and Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof. References to any Section or Sections shall be deemed to refer to Sections of this Agreement unless otherwise indicated.

9.19 Counterparts. This Agreement and each of the other Loan Documents may be signed in multiple counterparts, each of which constitute an original and, taken together, shall constitute a single agreement.

9.20 Detached Signatures. Borrower certifies that Borrower’s Counsel has been delegated the power to authorize Agent, or Lenders’ Counsel, to attach signature pages of Borrower, Guarantor and if applicable any Affiliate of Borrower, to the final, compiled versions of each of the Loan Documents. Borrower further agrees that should any dispute arise as to which version of the Loan Documents is the “final” version, the computer files maintained by Lenders’ Counsel, including without limitation any records of e-mail communications, shall be conclusive except in the case of manifest error.

9.21 Partial Invalidity; Severability. If any of the provisions of this Agreement or the other Loan Documents, or the application thereof to any Person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the other Loan Documents, or the application of such provision or provisions to Persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and to this end, the provisions of this Agreement and all the other Loan Documents are declared to be severable. All covenants and agreements of Borrower and Guarantor shall be joint and several.

9.22 Definitions Include Amendments. Definitions contained in this Agreement and Schedule 1.2 which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Agent. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

9.23 Waiver of Damages. In no event shall Agent or any Lender be liable to any Borrower Party for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Agent or any Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower hereby unconditionally and irrevocably waives each and all claims for punitive, exemplary or consequential damages.

9.24 Claims Against Agent or Lenders. Neither Agent nor any Lender shall be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent within thirty (30) days after Borrower first had Knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or Lenders do not remedy or cure the default, if any there be, promptly thereafter. No Lender shall be liable for any act or omission of any other Lender or for any default on the part of any other Lender.

9.25 Offsets, Counterclaims and Defenses. Borrower hereby unconditionally and irrevocably waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent or any Lender or their agents or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of any Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

9.26 Set-Offs. In addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim Agent or any Lender may otherwise have, Agent and each Lender shall be entitled, but only with the prior consent of Agent, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of Agent’s or such Lender’s offices against any amount payable by Borrower to Agent or such Lender hereunder or under any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and (in the case of a Lender) Agent thereof; provided, however, that Agent’s or such Lender’s failure to give such notice shall not affect the validity thereof.

9.27 Relationship.

(a) The relationship between Lenders and Borrower shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Agent or Lenders to Borrower or any other party.

(b) Lenders agree and accept that Varian and Proton Equipment Vendor are and will be treated at all times under the Loan Documents as separate legal entities. No default by Proton Equipment Vendor of its obligations under the Proton Equipment Vendor Documents shall entitle Agent or any Lender to exercise any remedy or offset right against Varian or will in any way affect the rights of Varian as a Lender under the Loan Documents.

9.28 Agents. In exercising any rights under the Loan Documents or taking any actions provided for therein, Agent may act through its employees, agents or independent contractors as authorized by Agent.

9.29 Waiver of Marshaling of Assets. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshaling of the assets of Borrower, Guarantor, its members, if any, and others with interests in Borrower and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent or Lenders under the Loan Documents to a sale of any of the Collateral for the collection of the related debt without any prior or different resort for collection, or the right of Agent or Lenders to the payment of the related debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Mortgage, any equitable right otherwise available to Borrower which would require the separate sale of portions of the Property.

9.30 Conflict. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.

9.31 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transaction contemplated by this Agreement other than Broker. Borrower hereby indemnifies Agent and Lenders and holds Agent and Lenders harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by a financial advisors, brokers, placement agents or finders that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 9.30 shall survive the expiration and termination of this Agreement and the repayment o the Indebtedness.

9.32 No Third Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Agent, Lenders and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Agent, Lenders and Borrower, and no other person or entity shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Agent, in Agent’s sole discretion, Agent deems it advisable or desirable to do so.

9.33 No Obligation to Extend or Refinance. Borrower expressly acknowledges that, subject to extension according to the terms of Rider 1.1.4 attached to this Agreement, neither Agent nor Lenders are under any obligation whatsoever to extend or defer the Maturity Date or Borrower’s obligation to repay the Indebtedness in a manner entirely consistent with the schedule and requirements of this Agreement. Borrower further acknowledges that, subject to extension according to the terms of Rider 1.1.4 attached to this Agreement, neither Agent nor Lenders have made nor implied any agreement, commitment or understanding whatsoever to extend the Maturity Date or to provide refinancing of the Indebtedness (or any part thereof) upon the Maturity Date (or at any other time). Borrower expressly recognizes that the market for obtaining real estate financing including financing for properties similar in nature to the Property is volatile and uncertain and Borrower understands and agrees that the risk and obligation to pay the Indebtedness in accordance with the precise terms of this Agreement is the sole responsibility of Borrower and, in undertaking such responsibility, Borrower has taken into account the risks associated with the volatile market for credit availability.

9.34 Waiver of Jury Trial. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. AGENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER. BORROWER, AGENT AND LENDERS EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THE LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.

9.35 Consent To Jurisdiction. BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS AND UNCONDITIONALLY AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

OTHER LOAN DOCUMENTS SHALL BE LITIGATED SOLELY IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS. BORROWER HEREBY EXPRESSLY UNCONDITIONALLY AND IRREVOCABLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND BORROWER UNCONDITIONALLY AND IRREVOCABLY AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE BROUGHT, FILED AND LITIGATED BY BORROWER SOLELY IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS. BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.36 Definitional Provisions. All terms defined in Schedule 1.2 attached to and made a part of this Agreement or defined elsewhere in this Agreement shall, unless otherwise defined therein, have the same meanings when used in the Note, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement. The word “include(s)” when used in this Agreement and the other Loan Documents means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

9.37 Interpretation. With respect to all Loan Documents, whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The word “Obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations, as well as all obligations to perform acts or satisfy conditions. No listing of specific instances, items or matters in any way limits the scope or generality of any language in the Loan Documents. This Agreement and all of the other Loan Documents shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties. Unless otherwise expressly provided in this Agreement or the other Loan Documents, any matter requiring Agent’s or Lenders’ consent or approval shall be interpreted as requiring Agent’s or Lenders’ consent or approval in the exercise of its sole, absolute and arbitrary discretion, shall be final and conclusive, and any such consent or approval shall be in writing, unless otherwise specifically indicated.

9.38 Survival. This Agreement and all covenants, agreements, representations and warranties made herein, in the certificates delivered pursuant hereto and in the other Loan Documents shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Notes, and shall, unless a longer survival period is specified, continue in full force and effect so long as any of the Indebtedness is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement and the other Loan Documents shall inure to the benefit of the respective legal representatives, successors and assigns of Lenders.

9.39 Exculpation. Notwithstanding anything to the contrary contained in any of the Loan Documents with the exception of the Guaranty and the Environmental Indemnity delivered to Agent in connection with the Loan, neither Guarantor nor any Constituent Member (defined below) shall be personally liable, directly or indirectly, for the payment of the Indebtedness or any other liability evidenced by or created or arising under or in connection with this Agreement or any of the other Loan Documents, and neither Agent nor Lenders shall seek to enforce or recover any amounts, including any claims for indemnification, or any personal or deficiency judgment, against Guarantor or any Constituent Member, and Agent, Lenders and each of their successors and assigns hereby waive any such claims, recovery or liability. Nothing contained herein shall serve to affect, limit or waive the liability of Borrower or any Guarantor under the terms of the Guaranty or the Environmental Indemnity delivered to Agent in connection with this Agreement. As used herein, the term “Constituent Member” means (i) any direct or indirect partner, member, manager or affiliate of Borrower; (ii) any employee or agent of Borrower or any entities described in clause (i) above; and (iii) any shareholder, officer, director, partner, limited partner, member, manager, trustee, beneficiary, employee or agent of Borrower, Guarantor or any entity described in clauses (i) and (ii) above.

ARTICLE 10

AGENT; RELATIONS AMONG LENDERS

10.1 Appointment, Powers and Immunities of Agent.

(a) Each Lender hereby irrevocably appoints and authorizes Agent to act as its exclusive agent hereunder and under all other Loan Documents with such powers as are delegated to Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto, and to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are incidental thereto. Each Lender hereby irrevocably authorizes Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by Agent. Agent shall perform its obligations under this Agreement and the other Loan Documents in good faith according to the same standard of care as that customarily exercised by Agent in administering its own real estate loans, and Agent may take such action, or refrain from taking such action, as it shall deem, in its sole discretion, to be in the best interest of Lenders. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by Applicable Laws, and shall not by reason of this Agreement be a fiduciary or trustee for any Lender except to the extent that Agent acts as an agent with respect to the receipt or payment of funds, nor shall Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender. No implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Agent. Neither Agent nor any of its directors, officers, employees, agents, attorneys-in-fact or affiliates shall be responsible to Lenders for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of

Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any lien securing the obligations hereunder or thereunder or for any failure by Borrower or any Guarantor to perform any of its obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Agent nor any of its directors, officers, employees, agents, attorneys-in-fact or affiliates (collectively, the “Agent Releasees”) shall be liable or responsible to Lenders for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, and each Lender hereby irrevocably, unconditionally and fully releases the Agent Releasees from, and irrevocably, unconditionally and fully waives all claims against the Agent Releasees for, any and all claims, disputes, liabilities, damages, debts, liens, actions and causes of action of any and every nature whatsoever, known or unknown, whether at law, by statute or in equity, in contract or in tort, which any Lender has, may have or may claim to have, against the Agent Releasees arising out of or with respect to any and all transactions, events, or matters of any kind or character relating to the Loan, the Loan Documents, the Property or the other Collateral, except for those matters arising directly from Agent’s gross negligence or willful misconduct. All funds received by Agent on behalf of Lenders with respect to the Loan shall be held by Agent for the benefit of all Lenders, may be commingled with the general funds of Agent (other than the Blocked Account and the Escrow Accounts), and shall be distributed pursuant to the terms and provisions of this Agreement.

(b) Agent shall have all necessary power, right and obligation to take any and all action of the type specified in this Agreement or any other Loan Document as being within Agent’s or Lender’s rights, powers or discretion or, with respect to Major Decisions, in accordance with directions from all Lenders. In the absence of such directions, Agent shall have, and Lenders acknowledge that Agent shall have, the exclusive power and authority (but under no circumstances shall be obligated), in Agent’s sole and absolute discretion, to take any action (including, without limitation, those acts described on Rider 10.1(b) attached hereto and made a part hereof) or refrain from taking any action, except that with respect to Major Decisions the direction or consent of all Lenders is required and Agent shall not take action constituting a Major Decision absent such direction or consent. Any action or inaction pursuant to any such direction, discretion or consent shall be binding on all Lenders. Agent shall have no liability to any Person as a result of (i) Agent acting or refraining from acting in accordance with the directions of all Lenders, (ii) Agent acting or refraining from acting in accordance with the directions of the Required Lenders with respect to those matters described in Section 10.3(a) or (c), (iii) Agent acting or refraining from acting (with respect to a Major Decision or, except for those matters described in Section 10.3(a) or (c), any other matter) in the absence of instructions to act from all Lenders, whether or not Agent has discretionary power to take such action, (iv) Agent acting or refraining from acting (with respect to those matters described in Section 10.3(a) or (c)) in the absence of instructions to act from the Required Lenders, whether or not Agent has discretionary power to take such action, or (v) Agent taking discretionary action it is authorized to take under this Agreement, except to the extent that such is caused by its own gross negligence or willful misconduct.

(c) Agent shall have the exclusive power, right and obligation to communicate and otherwise deal with the Borrower Parties in connection with or related to the Loan and no Lender shall communicate, or deal directly, with any Borrower Party in connection with or related to the Loan. No Lender shall respond to any communication received by any such Lender from any Borrower Party in connection with or related to the Loan and any such Lender shall immediately forward and direct any such communication to Agent and notify Agent of the attempted communication by such Borrower Party. No Borrower Party shall communicate, or deal directly, with any Lender in connection with or related to the Loan, and all such communication shall be made and directed to Agent.

10.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone or electronic mail) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. Agent may deem and treat each Lender as the holder of its Note and interest in the Loan for all purposes hereof and shall not be required to deal with any Person who has acquired a Participation in the Loan from a Lender. As to any matters not expressly provided for by this Agreement or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with instructions signed by all Lenders, and such instructions of all Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders and any other holder of all or any portion of the Loan or Participation therein.

10.3 Defaults; Remedies.

(a) Agent shall not be deemed to have knowledge of the occurrence of a Default or of an Event of Default unless Agent has received written notice from a Lender or Borrower strictly in accordance with this Agreement specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Agent receives such a written notice of the occurrence of a material Default or Event of Default, Agent shall give prompt notice thereof to Lenders. Agent shall promptly send to each Lender a copy of any notice of a Default or Event of Default that Agent sends to Borrower or Guarantor. Agent, following consultation with Lenders, shall (subject to Section 10.7) take such action with respect to such Default or Event of Default which is continuing, including with respect to the exercise of remedies or the realization on, or operation or disposition of, any or all of the Collateral or any other collateral for the Loan, as shall be agreed upon by the Required Lenders; provided, however, that, unless and until Agent shall have received such directions from the Required Lenders, if at all, Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem, in its sole discretion, to be in the best interest of Lenders and any action taken or failure to act in the absence of an agreement by the Required Lenders shall be binding on all Lenders and any other holder of all or any portion of the Loan or Participation therein. In no event shall Agent be required to take any such action which it determines would expose Agent to personal liability or would be contrary to or in violation of the Loan Documents or to Applicable Laws. Each Lender acknowledges and agrees that no individual Lender has the right, power or authority to take any action under any of the Loan Documents or against Borrower or other Borrower Party or any Collateral, and shall not take or attempt to take any such action other than through Agent, and each Lender agrees not to attempt to separately enforce or exercise any of the provisions of any of the Loan Documents and any such attempt shall be null and void. Any Lender taking action in violation of the immediately preceding sentence agrees to indemnify and hold each other Lender and Agent harmless from and against claims, judgments, costs, liabilities, damages, losses and expenses (including court costs and reasonable attorneys’ fees) suffered, paid or incurred as a result of such Lender’s action.

(b) If Agent shall take possession of any of Collateral after the occurrence of any Event of Default under the Loan Documents (upon institution of foreclosure proceedings or otherwise), then (i) Agent on behalf of the Lenders shall, in the exercise of the standard of care described in Section 10.1(a), have all necessary power and authority to make and implement any and all decisions and actions regarding the ownership, management, maintenance and day-to-day operations of the Collateral, and (ii) Agent shall collect all rents and other operating revenues generated by such Collateral (“REO Revenue”), and pay from such REO Revenue all expenses incurred by it in connection with the ownership, operation, management (including the fees of an independent management firm) and maintenance of such Collateral (collectively, “REO Expenses”). Agent shall have the right to hire an independent third party management firm or provider of the Provider Operations selected by Agent, provided such firm is hired on an arms-length basis for a commercially reasonable fee and for a term that can be terminated at no cost upon no more than thirty (30) days prior notice.

(c) If there shall be a foreclosure sale of all or a portion of the Collateral, then, unless otherwise directed by the Required Lenders, Agent shall credit bid at the foreclosure sale on behalf of Lenders. The initial credit bid shall be determined by Agent. If the initial credit bid is less than the entire Indebtedness, Agent shall have the right, in its sole discretion, to raise the amount of said credit bid in response to any cash bid or bids made by others at said sale. Upon completion of a foreclosure sale and the conveyance of the Collateral to the highest bidder, Agent shall render an accounting for monies received and monies expended between the date of taking possession of such Collateral and the date of conveyance to the highest bidder, including, without limitation, expenses of foreclosure. If the highest bidder shall be someone other than Agent, then, upon receipt from the highest bidder of the amount of the bid, Agent will disburse all funds received pursuant to the terms and conditions of this Agreement and the other Loan Documents. If the highest bidder shall be Agent, or if title shall be transferred to Agent by other means (i.e., deed-in-lieu of foreclosure), then Agent will cause the Collateral to be legally conveyed to a single-asset, single-purpose entity formed and owned by Lenders (the “REO Entity”), the interests in which shall be owned by Lenders or their nominees in proportion to the outstanding principal balance of each Lender’s Note to the aggregate outstanding principal balance of all Notes. Until such time as the written agreement described in subsection (d) below is executed, Agent shall continue to have the sole power and authority with respect to the collateral as described in Section 10.3(b).

(d) If an REO Entity acquires the Collateral either by foreclosure or deed in lieu of foreclosure or otherwise, then Lenders agree to negotiate in good faith an operating or similar agreement (an “REO Agreement”) for the REO Entity relating to the ownership, operation, maintenance, management, leasing and marketing of the Collateral. The terms of the REO Agreement shall include the following: (i) the Collateral will not be held as a long-term investment and will be marketed to sell such Collateral as Agent directs; (B) Agent shall have power and authority described in Section 10.3(b); and (C) each Lender shall waive any right to partition the Collateral. Agent shall be entitled to be paid an annual asset management fee (payable in equal monthly installments) in an amount equal to fifty basis points (0.50%) of the total committed Loan amount under the Loan Documents for its services in managing the REO Entity and Collateral (whether or not an independent management firm manages or leases the Collateral), plus all of Agent’s costs, charges and expenses incurred in connection with performing its services in managing the REO Entity and Collateral. Until such time as Lenders finalize and execute an REO Agreement, Agent shall continue to have the sole power and authority with respect to the collateral as described in Section 10.3(b).

(e) At all times Agent is in possession of the Collateral or the REO Entity owns the Collateral: (i) all REO Revenue in excess of REO Expenses and necessary reserves for any period of determination shall be distributed to Lenders in accordance with the terms and provisions of this Agreement; and (ii) the excess, if any, of REO Expenses over REO Revenue for any period of determination shall be paid pursuant to Section 10.5.

10.4 Rights of Agent as Lender. With respect to its Note and interest in the Loan, Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the terms “Lender” and “Lenders” shall include Agent solely in its capacity as a Lender and not in its capacity as Agent. Agent and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower or Guarantor (and any affiliates of them) as if it were not acting as Agent. Under no circumstances shall Agent in its capacity as a Lender hereunder have any liability, responsibility or obligation arising out of any act or omission in its capacity as Agent.

10.5 Sharing of Costs by Lenders; Indemnification of Agent. Each Lender shall pay its Pro Rata Share of any liabilities, costs or expenses suffered or incurred (to the extent not paid or reimbursed by Borrower after demand for payment is made by Agent) by or on behalf of Lenders in connection with any amounts due and owing under the Loan Documents, including, without limitation, costs and expenses of enforcement of the Loan Documents and any advances to pay taxes, insurance premiums or common charges or otherwise to preserve the lien of the Mortgage or to preserve or protect the Collateral. In the event a Lender fails to pay its share of expenses as aforesaid, and all or a portion of such unpaid amount is paid by Agent and/or one or more of the other Lenders, then the defaulting Lender shall immediately and without demand reimburse Agent and/or the other Lender(s) for the portion of such unpaid amount paid by it or them, as the case may be, together with interest thereon at the Default Rate from the date of payment by Agent and/or the other Lender(s). In addition, each Lender agrees to reimburse and indemnify Agent (to the extent it is not paid by or on behalf of Borrower, after demand for payment is made by Agent, under Section 5.3.6 or under the applicable provisions of any other Loan Document, but without limiting the obligation of Borrower under said Section 5.3.6 or such provisions), for such Lender’s Pro Rata Share, of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided, however, that no Lender shall be liable for (i) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified or (ii) any loss of principal or interest with respect to Agent’s Note or interest in the Loan.

10.6 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own analysis of the collateral for the Loan and of the credit of Borrower and Guarantor, and its own decision to enter into this Agreement, and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties (including, without limitation, the Premises) or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or Guarantor (or any affiliate of them) which may come into the possession of Agent or any of its affiliates; provided, however, that promptly after a Lender’s request therefor, Agent shall deliver to such Lender a copy of any financial statement or report delivered to Agent pursuant to Section 5.1.1, and any such Lender acknowledges and agrees that Agent makes no representations or warranties (implied, express or otherwise) as to the accuracy or completeness of any such financial statements or reports and the data and calculations contained therein.

10.7 Failure of Agent to Act. Except for action expressly required of Agent hereunder, Agent shall in all cases be fully justified in failing or refusing to act hereunder:

(a) unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of Lenders under Section 10.5 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (and if any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for an additional indemnity and cease, or not commence, the action indemnified against until such additional indemnity is furnished), or

(b) in the absence of instructions, directions or consent of the Required Lenders, if Agent, in the exercise of its discretion, requests instructions, directions or consent of the Required Lenders for any matter where such direction or consent is not expressly required hereunder.

10.8 Resignation or Removal of Agent. Agent may resign on at least thirty (30) days’ written notice to Lenders and Borrower or upon the occurrence of an Event of Default. Agent may be removed at any time by the Required Lenders upon a final determination of Agent’s gross negligence or intentional misconduct or if the Required Lenders (without considering the vote of Agent in its capacity as Lender) elect to remove Agent following Agent’s election described in Section 10.7(a) (provided that Agent shall have the option, in a written notice to Lenders, to withdraw such election described in Section 10.7(a) within five (5) Business Days of its receipt of written notice of the Required Lenders’ election to remove Agent as aforesaid and in such instance, such election of the Required Lenders shall be null and void and of no force or effect), provided that Borrower and the other Lenders shall be promptly notified thereof. Upon such resignation or removal of Agent, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within twenty (20) days after the resignation or the Required Lenders’ removal of the retiring Agent, then the retiring or removed Agent may, on behalf of Lenders, appoint a successor Agent, which shall be one of Lenders, within ten (10) days. The Required Lenders or the resigning or removed Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify Borrower and the other Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

10.9 Amendments Concerning Agency Function. Notwithstanding anything to the contrary contained in this Agreement, Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, obligations and/or functions hereunder or thereunder unless it shall have given its prior written consent thereto.

10.10 Liability of Agent. Agent (in its capacity as Agent and not as a Lender) shall not have any liabilities, obligations or responsibilities to Borrower on account of the failure of any Lender to perform its obligations hereunder or to any Lender on account of the failure of Borrower or any other Lender to perform its obligations hereunder or under any other Loan Document.

10.11 Transfer of Agency Function. Without the consent of Borrower or any Lender, Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located in the United States, provided that Agent shall promptly notify Borrower and Lenders thereof.

10.12 Non-Receipt of Funds by Agent; Adjustments.

(a) Unless Agent shall have received notice from a Lender or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Lender is to make payment hereunder to Agent of Loan proceeds or Borrower is to make payment to Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Agent, Agent may assume that the Required Payment has been made in full to Agent on such date, and Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Agent, the recipient of such payment shall repay to Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Agent until the date Agent recovers such amount, at the Default Rate, provided that nothing contained in this Agreement or the other Loan Documents shall excuse or give any Lender the right to delay its obligations to fund its Pro Rata Share of an Advance.

(b) If, after Agent has paid each Lender’s share of any payment received or applied by Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Agent, whether pursuant to any Insolvency Laws, the sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Agent’s request, promptly return its share of such payment or application to Agent, together with such Lender’s proportionate share of any interest or other amount required to be paid by Agent with respect to such payment or application. In addition, if a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Agent its share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

10.13 Withholding Taxes. Each Lender represents to each of Borrower and Agent that such Lender is entitled to receive any payments to be made to it hereunder without the withholding or backup withholding of any tax and will furnish to Borrower and Agent such forms, certifications, statements and other documents and any required renewals thereof as either of them may reasonably request from time to time to evidence such Lender’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Borrower and Agent to comply with any Applicable Laws relating thereto. Without limiting the effect of the foregoing, such Lender will furnish to Borrower and Agent promptly after their request therefor Form W-8ECI, Form W-8BEN or Form W-9 of the U.S. Internal Revenue Service, or such other forms, certifications, statements or documents and any required renewals thereof, duly executed and completed by such Lender, as evidence of such Lender’s complete exemption from the withholding and backup withholding of United States tax with respect thereto. Agent shall not be obligated to make any payments hereunder to such Lender in respect of the Loan until such Lender shall have furnished to Agent the requested form, certification, statement or document. Each Lender shall timely inform Agent and Borrower of any change to the information it previously provided on such certification, statement or document to the extent any such change affects such Lender’s exemption from the withholding and backup withholding of any tax.

10.14 Sharing of Payments among Lenders. If a Lender shall obtain payment of any principal of its Note or of interest thereon through the exercise of any right of setoff,

banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Lender receiving a greater payment than it would have been entitled to had such payment been paid directly to Agent for disbursement to Lenders, then such Lender shall promptly purchase for cash from the other Lenders Participations in the Loan in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share ratably the benefit of such payment. To such end Lenders shall make appropriate adjustments among themselves (by the resale of Participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

10.15 Possession of Documents. Each Lender shall maintain possession of its own Note. Agent shall hold all other Loan Documents and related documents in its possession and maintain separate records and accounts with respect to the Loan, reflecting the interests of Lenders in the Loan, and shall permit Lenders and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

10.16 Effect of a Lender’s Failure to Make an Advance. In the event any Lender fails for any reason to fund the portion it is required to fund of any Advance (a “Delinquency Amount”) by 3:00 p.m. (Dallas time) on the next Business Day after the date established by Agent as the date such advance is to be made, such Lender shall be a “Delinquent Lender” for all purposes hereunder until and unless such delinquency is cured in accordance with the terms of and by the time permitted under Section 10.17, and the following provisions shall apply:

(a) Agent shall notify (such notice being referred to as the “Delinquency Notice”) each Lender and Borrower of any Lender’s failure to fund. Each Non-Delinquent Lender shall have the right, but in no event or under any circumstance the obligation, to fund all or any portion of the Delinquency Amount and the Delinquent Lender agrees to repay upon demand to each of the Lenders who have advanced a portion of the Delinquency Amount the amount advanced on behalf of the Delinquent Lender, together with interest thereon at the Default Rate from the date such amount was advanced until repaid by the Delinquent Lender. If more than one Lender elects to advance a portion of the Delinquency Amount such Lenders’ advances shall be made based on the relative ratable shares of the Loan of each advancing Lender or as otherwise agreed to by such Lenders. In cases where a Delinquent Lender fails to fund the portion required to be funded by it of an Advance and none of the other Lenders advance the Delinquent Lender’s unfunded share of the applicable Advance pursuant to this subsection (a), Agent shall so notify Borrower and, within thirty (30) days of Borrower’s receipt of such notice, Borrower shall either: (i) cause a Replacement Lender (who shall be an Eligible Lender) to assume the Delinquent Lender’s obligations with respect to the entire undisbursed portion of the Delinquent Lender’s Individual Loan Commitment in accordance with Section 10.20, or (ii) commit in writing to Agent and Lenders, prior to any subsequent Advance, that Borrower shall fund the entire undisbursed portion of the Delinquent Lender’s Individual Loan Commitment, and submit satisfactory evidence to Agent, in its sole and absolute discretion, that Borrower is and shall be able to meet such commitment. So long as a Replacement Lender has not assumed the Delinquent Lender’s obligations with respect to the entire undisbursed portion of the Delinquent Lender’s Individual Loan Commitment in accordance with Section 10.20, the obligation of the Non-Delinquent Lenders to fund their respective portions of such Advance and each subsequent Advance shall be conditioned on Borrower’s written commitment described in

(i) above and Borrower depositing with Agent, no later than five (5) Business Days prior to each Advance, the portion of the costs and expenses that are the subject of such Advance in an amount equal to the Delinquent Lender’s portion of such Advance, which shall be disbursed by Agent in accordance with the terms hereof.

(b) The failure of any Lender to pay any Delinquency Amount shall not relieve any other Lender of its obligation, if any, hereunder to make its ratable portion of the Advance on the date of such Advance, but no Lender shall be responsible for the failure of any other Lender to make its ratable portion of the Advance to be made by such other Lender on the date of any Advance. If, pursuant to Section 2.1, Lenders are not obligated to make an Advance, Agent may nonetheless make a determination in its sole discretion that Lenders shall make such Advances and all Lenders shall be bound by such determination.

(c) Subject to a Delinquent Lender’s right to cure as provided in Section 10.17, but notwithstanding anything else to the contrary contained in this Agreement, the Delinquent Lender’s interest in, and any and all amounts due to a Delinquent Lender under, the Loan Documents (including, without limitation, all principal, interest, fees and expenses) shall be subordinate in lien priority and to the repayment of all amounts (including, without limitation, interest) then or thereafter due or to become due to the Non-Delinquent Lenders under the Loan Documents (including future advances). Subject to a Delinquent Lender’s right to cure as provided in Section 10.17, Agent shall make no payment to a Delinquent Lender until the Non-Delinquent Lenders have been paid in full their respective Pro Rata Share of all Indebtedness, it being understood that all sums which would otherwise be due a Delinquent Lender under the Loan Documents (interest, principal, fees and all other amounts) shall be distributed to the Non-Delinquent Lenders (each Non-Delinquent Lender receiving its ratable share thereof) as follows: first, all sums which constitute a payment of principal under the Loan shall be treated as a repayment of principal under the Notes of the Non-Delinquent Lenders; and, next, all sums which constitute a payment of interest, fees, Charges or any other item under the Loan (other than a payment of principal) shall be treated as additional interest under the Loan and shall not be deemed to be a repayment of principal, provided that Agent shall deduct from amounts due (or, in the case of a Delinquent Lender, amounts that would otherwise be payable to such Delinquent Lender) a Lender in default under its obligations under Section 10.5, the amount owing by such Lender pursuant to said Section 10.5 and pay the amount so deducted to itself, the other Lenders, or such other party as is entitled to such amount, as applicable. No payments received by any Non-Delinquent Lender as set forth above shall release or in any way limit a Delinquent Lender’s obligations under this Agreement, including, without limitation, Delinquent Lender’s obligations to indemnify Agent and each of the Non-Delinquent Lenders pursuant to Section 10.18. Regardless of whether a Delinquent Lender cures its failure in accordance with Section 10.17, under no circumstances (i) shall Agent or any Non-Delinquent Lender have any obligation to pay, refund or return to a Delinquent Lender (or a former Delinquent Lender) any payments that Agent or any Non-Delinquent Lender received pursuant to this Section 10.17(c), or (ii) shall any Delinquent Lender (or a former Delinquent Lender) be entitled to receive its Pro Rata Share of any fees payable by Borrower in connection with the Loan, including, without limitation, the Exit Fee, the Minimum Interest Lookback Amount, the Amortization Conversion Fee and any extension fee, and notwithstanding anything in this Agreement of the other Loan Documents to the contrary, the portion of any such fees that would otherwise be due a

Delinquent Lender under the Loan Documents shall be paid to the Non-Delinquent Lenders (each Non-Delinquent Lender receiving its ratable share thereof).

(d) No Delinquent Lender shall have the right to participate in any discussions among and/or decisions by Lenders hereunder (including, without limitation, any Major Decision) and/or under the other Loan Documents. Further, subject to Section 10.17, any Delinquent Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Agent and/or the Non-Delinquent Lenders under, any Loan Document which is made subsequent to the Delinquent Lender’s becoming a Delinquent Lender. Nothing contained in this Agreement or the other Loan Documents is intended to waive or limit any right, claim or cause of action, in law or in equity, of any Non-Delinquent Lender or Borrower against any Delinquent Lender, it being understood that any Non-Delinquent Lender or Borrower may proceed directly against any such Delinquent Lender. Each Delinquent Lender, on behalf of itself and its successors and assigns, releases and discharges Agent from, and irrevocably waives any and all rights it may have under any Applicable Law with respect to, any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the Loan, the Loan Documents, the Collateral, any action taken or not taken, and any other matter relating thereto.

(e) If, pursuant to the operation of Section 10.12, an Advance is made without Agent’s receipt of a Delinquent Lender’s portion thereof, in addition to Borrower’s obligations under Section 10.12, Borrower shall, upon demand of Agent, refund the entire such Advance to Agent. Borrower’s failure to do so within ten (10) days of such demand shall, notwithstanding anything to the contrary contained herein or in the Mortgage, constitute an Event of Default. Upon its receipt of such funds from Borrower, Agent shall promptly remit to each Non-Delinquent Lender its appropriate share thereof.

10.17 Cure by Delinquent Lender. Provided that no Replacement Lender has assumed the Delinquent Lender’s obligations pursuant to Section 10.20, Delinquent Lender may cure a delinquency arising out of its failure to fund its required portion of any Advance if it remits to Agent (1) its required portion of such Advance (together with interest thereon at the Default Rate from the date such Advance was to have been made if such Advance was made by Agent and not refunded by Borrower pursuant to either Section 10.12 or Section 10.16(e)), and (2) an administrative fee, for Agent’s own account, in the amount of $10,000 plus all of Agent’s reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred in connection with such delinquency and cure, in which event Agent shall so notify Borrower and the Non-Delinquent Lenders (i) of its receipt of such funds and (ii)(A) if the Advance that was the subject of the delinquency shall not have been made (or shall have been refunded by Borrower pursuant to Section 10.16(e)), of the rescheduled date of the Advance (which shall be no sooner then three (3) Business Days after such notice) or (B) if Agent shall have funded the entire Advance that was the subject of the delinquency (including the Delinquent Lender’s portion) and Borrower shall not have refunded such Advance pursuant to Section 10.16(e), of its intention to reimburse itself from funds received from the Delinquent Lender (which reimbursement is hereby authorized) for funding the Delinquent Lender’s required portion of the Advance. In the event any Delinquent Lender cures a delinquency, such Delinquent Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Agent and/or the Non-Delinquent Lenders under, any Loan

Document which is made subsequent to that Lender’s becoming a Delinquent Lender and prior to its curing the delinquency as provided in this Section, provided that such amendment or waiver of action was taken in accordance with the provisions of this Agreement. A Delinquent Lender shall have absolutely no right to cure any delinquency if a Replacement Lender has assumed the Delinquent Lender’s obligations pursuant to Section 10.20.

10.18 Delinquent Lender Not Excused. Nothing contained in Sections 10.16 or 10.17 shall release or in any way limit a Delinquent Lender’s obligations as a Lender hereunder and/or under any other of the Loan Documents. Further, a Delinquent Lender shall fully, unconditionally and irrevocably indemnify and hold harmless Agent and each of the Non-Delinquent Lenders from any claim, loss, or costs incurred by Agent and/or the Non-Delinquent Lenders as a result of a Delinquent Lender’s failure to comply with the requirements of this Agreement or any of the other Loan Documents, including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Agent and any Lender as a result of and/or in connection with (i) a Non-Delinquent Lender’s advance of all or any portion of the Delinquency Amount, (ii) any enforcement action brought by Agent or any Non-Delinquent Lender against a Delinquent Lender, and (iii) any action brought against Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.

10.19 Notices Regarding Delinquent Lender. Notices by Agent or Lenders pursuant to Sections 10.16 or 10.17 may be by telephone (to be promptly confirmed in writing).

10.20 Replacement Lender. If any Lender becomes a Delinquent Lender and none of the other Lenders elects to be an Electing Lender pursuant to Section 10.16, Borrower shall have the right, provided there exists no Default or Event of Default, to cause an Eligible Lender to assume the Delinquent Lender’s obligations with respect to the entire undisbursed portion of the Delinquent Lender’s Individual Loan Commitment on the then-existing terms and conditions of the Loan Documents (such replacement institution, a “Replacement Lender”). Such assumption shall be pursuant to a written instrument satisfactory to Agent. Upon such assumption and the payment by the Replacement Lender to Agent of a fee, for Agent’s own account, in the amount of $5,000 plus all of Agent’s reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred in connection with such assumption, the Replacement Lender shall become a “Lender” for all purposes hereunder, with an Individual Loan Commitment in an amount equal to the entire undisbursed portion of the Delinquent Lender’s Individual Loan Commitment, and the Delinquent Lender’s Individual Loan Commitment shall automatically be reduced by the entire undisbursed portion of the Delinquent Lender’s Individual Loan Commitment (and until such time Agent shall have no obligation to communicate with or accept or take into account any communication from any Replacement Lender and Agent shall continue to deal solely and directly with any such the Delinquent Lender in connection with the Loan, this Agreement and the other Loan Documents). In connection with the foregoing, Borrower shall execute and deliver to the Replacement Lender and the Delinquent Lender, at the cost and expense of the Delinquent Lender, replacement notes substantially in the form of Exhibit E and stating: “This Note is a replacement note as contemplated by Section 10.20 of the Loan Agreement; it replaces and is in lieu of that certain note made by Maker dated [date of Note] to the order of [Delinquent Lender] in the principal sum of [Delinquent Lender’s original Individual Loan Commitment].” Such replacement notes shall be in amounts equal to, in the case of the Replacement Lender’s note, the entire undisbursed portion of the Delinquent Lender’s Individual Loan Commitment and, in the case of the Delinquent Lender’s note, its Individual Loan Commitment, as reduced as aforesaid. Such replacement notes shall constitute “Notes” and the obligations evidenced thereby shall be secured by the Mortgage. In connection with Borrower’s execution of replacement notes as aforesaid, Borrower shall deliver to Agent such evidence of the due authorization, execution and delivery of the replacement notes and any related documents as Agent may reasonably request. If the Replacement Lender is not incorporated under the Laws of the United States or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. The execution and delivery of replacement notes as required above shall be a condition precedent to any further advances of Loan proceeds. Upon receipt of its replacement note, the Delinquent Lender will return to Borrower its note(s) that was replaced, provided that the delivery of a replacement note to the Delinquent Lender pursuant to this Section 10.20 shall operate to void and replace the note(s) previously held by the Delinquent Lender regardless of whether or not the Delinquent Lender returns same as required hereby. A Replacement Lender’s assumption of the Delinquent Lender’s obligations pursuant to this Section 10.20 shall not be deemed a cure of the Delinquent Lender’s failure to perform its obligations under this Agreement and in such event the Delinquent Lender shall remain and be deemed to be for all purposes under this Agreement and the other Loan Documents a Delinquent Lender.

At the cost and expense of the Delinquent Lender, Borrower, Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Agent, be necessary or desirable in connection with the substitution of Lenders in accordance with the foregoing provisions of this Section.

Lenders shall reasonably cooperate with Borrower’s attempts to obtain a Replacement Lender, but they shall not be obligated to modify the Loan Documents in connection therewith, other than modifications pursuant to the immediately preceding paragraph. As part of the first advance of Loan proceeds following the admission of the Replacement Lender, the Replacement Lender shall advance to Borrower, subject to the satisfaction of all conditions of this Agreement, an amount equal to the amounts paid by Borrower pursuant to Section 2.1(ii).

10.21 Relationship; Other Matters. No term in this Agreement or in the other Loan Documents and no course of dealing between Agent and Lenders shall be deemed to create any relationship of partnership or joint venture or any fiduciary duty by Agent to Lenders. Lenders agree to be fully bound by all of the terms and provisions of Sections 9.34 and 9.35.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed this Agreement (if in counterparts, each of which shall be deemed an original) to be effective as of the date set forth in the first paragraph hereof.

BORROWER:

CALIFORNIA PROTON TREATMENT CENTER, LLC, a Delaware limited liability company

By:	/s/ James Thomson
Name:	James Thomson
Title:	Manager & Vice President

AGENT AND LENDER:

ORIX CAPITAL MARKETS, LLC, a Delaware limited liability company (as Agent and Lender)

By:	/s/ Michael J. Moran
Name:	Michael J. Moran
Title:	CEO

LENDER:

VARIAN MEDICAL SYSTEMS INTERNATIONAL AG, a Swiss corporation (as Lender)

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Director

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.2

The following terms shall have the following meanings:

“ACH” means a pre-authorized Automated Clearinghouse transaction.

“Account Debtor” means “account debtor”, as defined in Article 9 of the Code, and any other Person obligated on any Account of a Borrower Party or Provider. The term “Account Debtor” specifically includes, without limitation, any Insurer, Non-Governmental Payor, Government Account Debtor and any Patient who is not covered by an Insurer or other Non-Governmental Payor and has promised to pay for Medical Services provided by Provider at the Facility.

“Accounts” means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as that term is defined in the Code now or hereafter in effect), any accounts receivable, any “health-care-insurance receivables” (as that term is defined in the Code now or hereafter in effect), any “payment intangibles” (as that term is defined in the Code now or hereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by Borrower or Provider or to which either of them is entitled in respect of or related to the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality), and (e) all proceeds of any of the foregoing.

“Accrued Interest” means all accrued and unpaid interest on the outstanding principal balance of the Loan from time to time.

“Additional Costs” means any out-of-pocket costs, losses, liabilities, fees or expenses actually incurred by any Lender which it determines are attributable to its making or maintaining its Pro Rata Share of the Loan, or its obligation to make any Advances, or any reduction in any amount receivable by any Lender under the Loan or its Note.

“Advance” means each advance of any portion of the Loan Amount (including advances of Holdbacks) other than the Initial Disbursement, and each advance from a Reserve.

“Advance Date” has the meaning set forth in Section 3.2.7.

“Affiliate” means with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common control with such Person, including, without limitation, any general or limited partnership in which such Person is a partner, or any such Person’s immediate family members, direct ancestors or descendants of a person.

“Agent” has the meaning set forth in Section 1.1.2.

“Agent Releasees” has the meaning set forth in Section 10.1.

“Agent’s Address” has the meaning set forth in Section 1.1.2.

“Agreement” means this Loan and Security Agreement.

“Amortization Commencement Date” has the meaning set forth in Section 1.1.4.

“Applicable Laws” means all applicable statutes, laws, treaties, regulations, rules, ordinances or orders of any kind whatsoever, including court decisions interpreting, administering or applying the foregoing. The term Applicable Laws shall include all Healthcare Laws, zoning or building laws or ordinances; all environmental protection laws or regulations, including, without limitation, all Environmental Laws; any rules, regulations orders of any governmental agency, department, commission, board, bureau or other instrumentality or Governmental Authority; any building or environmental permit issued to Borrower, the Proton Equipment Vendor, Provider or in respect of the Property and/or the Project; any order, writ or injunction of any court having jurisdiction over Borrower, the Property and/or the Project; and any condition, easement, right of way, covenant or restriction of record affecting Borrower, the Property and/or the Project.

“Appraisal” means a market appraisal of the Property prepared by a licensed MAI appraiser engaged or approved by Agent and satisfies either (a) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted b the Appraisal Standards Board of the Appraisal Foundation, or (b) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in either case as in effect on the Closing Date.

“Approved CapEx Expenses” means Project Costs actually incurred by Borrower and included in the Project Budget.

“Approved Plans” means complete plans, drawings, specifications and scope of work, that comply with Applicable Laws and have been approved in writing by Agent, for any Construction Project. Agent acknowledges that it has approved the Construction Documents (as that term is defined in the General Contractor’s Agreement) as the “Approved Plans.”

“Architect” means the licensed architect, if any, engaged by Borrower in connection with a Construction Project.

“Assignee” has the meaning set forth in Section 9.8.

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement in the form of Exhibit F attached hereto and made a part hereof (with all blanks noted therein appropriately filled in), delivered to Agent in connection with an assignment to an Assignee of all or a portion of a Lender’s interests under this Agreement pursuant to the terms, conditions and provisions of this Agreement.

“Authorizing Entity” means each corporation, partnership, limited partnership, limited liability company or other legal entity whose consent or authorization is required for

Borrower to enter into, and perform its obligations under, this Agreement and the other Loan Documents.

“Bankruptcy Action” means, with respect to any Person, if such Person: (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties, (vii) fails to have dismissed within one hundred twenty (120) days after the commencement thereof, any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (viii) fails to have vacated or stayed within ninety (90) days after the appointment thereof without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, or within ninety (90) days after the expiration of any such stay, fails to have the appointment vacated or (ix) takes any action in furtherance of any of the foregoing.

“Bankruptcy Code” means Chapter 11 of Title II of the United States Code (11 U.S.C. §101 et seq.), as it may be amended, restated, replaced or superseded from time to time.

“Basis Point” means one one-hundredth of one percent.

“Blocked Account” means an account established for the collection of all funds deposited directly by Provider and other debtors of Borrower, which account shall be entitled “ORIX Capital Markets, LLC, as Agent, pursuant to Loan and Security Agreement dated as of September 30, 2011 -Blocked Account,” or such other designation as may be required by Agent, and shall be under the sole dominion and control of Agent and subject to such terms and conditions as Agent shall determine to be satisfactory.

“Board of Managers” means the Board as that term is defined in the Organizational Documents.

“Borrower” has the meaning set forth in Section 1.1.1.

“Borrower’s Address” has the meaning set forth in Section 1.1.1.

“Borrower’s Counsel” has the meaning set forth in Section 1.1.1.

“Borrower’s Counsel’s Address” has the meaning set forth in Section 1.1.1.

“Borrower’s Equity” has the meaning set forth in Section 3.1.21.

“Borrower’s Knowledge” means the actual knowledge, after reasonable inquiry, of Guarantor, each member of the Board of Managers, and each individual director, officer,

employee or representative of a Borrower Party who exercises supervisory authority or has supervisory responsibilities with respect to the Property and/or the Project.

“Borrower Parties” means, collectively, Borrower, each Authorizing Entity and Guarantor; and “Borrower Party” means any of the foregoing individually.

“Broker” has the meaning set forth in Section 1.1.5.

“Budget” has the meaning given to that term in the Facility Lease.

“Building Permits” has the meaning set forth in Section 4.1.1(u).

“Business Day” means any weekday other than any holiday in the State of Texas during which banks are required or authorized to be closed.

“CapEx Holdback” has the meaning set forth in Section 1.1.4.

“Cash Trap Event” has the meaning set forth in Exhibit E to the Closing Certificate of Borrower.

“CCP” has the meaning set forth in Section 5.1.5(g).

“Change Order” means any modification, addition or other change either to any Construction Document after it has been approved by Agent, or to the scope or specifications of any Construction Project after the same have been approved by Agent.

“Charges” means any and all costs and expenses of the Loan, and any and all other fees and charges owing to Agent or any Lender pursuant to the Loan Documents, including all costs and expenses incurred by Agent or any Lender in connection with the documentation of the Loan or any modification, extension, renewal or amendment thereof, all workout costs relating to the Loan, all recording, filing and registration fees and charges, mortgage or documentary taxes, UCC searches, title and survey charges, all fees and disbursements of Agent’s or any Lender’s attorneys, consultants and engineers, any out-of-pocket costs involved in the disbursement and administration of the Loan, any repair or maintenance costs incurred by Agent or any Lender with respect to the Property and/or the Project, attorneys’ fees relating to the syndication of or participation in the Loan, if any, all payments made to remove or protect against Liens other than those which are Permitted Exceptions or otherwise for the protection of the Collateral, all costs and expenses incurred by Agent or any Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Agent or Lenders hereunder, and any out-of-pocket costs in connection with evaluating any Borrower request, including any request for consent or approval of any matter, regardless of whether it is granted, including the review of any proposed Lease or non-disturbance and attornment agreement.

“Closing Certificate of Borrower” has the meaning set forth in Section 3.1.11.

“Closing Checklist” means the checklist prepared by Agent and furnished to Borrower of documents, certificates, reports, surveys, title property insurance requirements and other items and deliveries that Borrower is obligated to deliver or satisfy as a condition to the Initial Disbursement.

“Closing Date” means the date the Initial Disbursement is made.

“CMS” means the Centers for Medicare and Medicaid Services, a division of the U.S. Department of Health and Human Services.

“Code” means the Uniform Commercial Code as adopted in the State of Texas, as amended from time to time.

“Collateral” means the Property and all other assets of Borrower, whether now owned or hereafter acquired, and all proceeds thereof.

“Collateral Reserve” means a reserve account established by and under the control of Agent as additional security for the Indebtedness in accordance with Section 2.5.5.

“Commitment Fee” has the meaning set forth in Section 1.1.4.

“Completion” or “Complete” means one hundred percent (100%) completion of construction, including all punch list items, in a good and workmanlike manner and in compliance with all Applicable Laws, the applicable Construction Documents as approved by Agent and matters included in Permitted Exceptions, and free and clear of all liens, claims, encumbrances and rights of others, other than Permitted Exceptions, as evidenced by the issuance of certificates of completion by the Construction Consultant, the Architect and the General Contractor, in each case in form and substance acceptable to Agent and, if available or required under Applicable Law, a final or partial certificate of occupancy and, as applicable, acceptance of completion by the applicable tenant.

“Construction Consultant” means an inspecting architect, engineer, physicist, commissioning consultant or other consultant or representative as Agent may designate and engage to inspect the Property as construction progresses.

“Construction Contracts” means the General Contractor’s Agreement, the Proton System Purchase Agreement and each other contract or agreement to which Borrower or any agent of Borrower is a party, providing for the provision of construction services (including architect’s or engineering services), labor or material in connection with any of the Construction Work.

“Construction Defect” has the meaning given to that term in the Facility Lease.

“Construction Documents” means each of the following as approved by Agent with respect to each Construction Project: the Approved Plans, a completion schedule, the Project Budget and the applicable Construction Contracts.

“Construction Project” means and refers to each discrete Construction Work project. For example, any capital improvements to the Property, including renovations and additions, including, without limitation, the construction of the Improvements and the installation, testing and commissioning of the Proton System will constitute a Construction Project.

“Construction Work” means all interior or exterior construction and construction-related activities, including without limitation, all work to be performed pursuant to the Proton System Purchase Agreement, all renovations, alterations, additions, expansions, capital improvements, repairs and replacements to or at the Improvements.

“Contested Taxes” means any Impositions which Borrower is contesting in accordance with the provisions of the Loan Documents.

“Contingency Holdback” has the meaning set forth in Section 1.1.4.

“Control” or “Controlling”: As such term is used with respect to any entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity through the ownership of 50% or more of the outstanding voting securities in such entity.

“Corporate Service Provider” means one of the following nationally-recognized companies that provides professional independent managers, directors and or trustees: (i) Corporation Service Company, (ii) CT Corporation, (iii) National Registered Agents, Inc., and (iv) Independent Directors Services, Inc. (provided that Borrower and Agent may add or replace, by mutual agreement, any one or more of the foregoing Corporate Service Providers with other nationally-recognized companies that have been used by other borrowers for commercial mortgage loans).

“Debt Service” means the sum of (i) the product obtained by multiplying the outstanding principal balance of the Loan by the Interest Rate as of the date of determination and (ii) the Minimum Amortization Payment payable in the month immediately preceding the date of determination multiplied by twelve (12).

“Default” means the existence of any circumstance or the occurrence of any event which with the passage of time or the giving of notice, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 1.1.4.

“Deficiency” means (a) with respect to any Construction Project, the amount, if any, by which the hard, soft and other costs to Complete such Construction Project exceeds the sum of any retainage for work completed with respect to such Construction Project plus the undisbursed amount of any Holdback, or that portion of a Holdback, that has been allocated to such Construction Project, all as estimated or determined by Agent in its reasonable discretion; and (b) with respect to all other Holdbacks, the amount by which the unfunded balance of each such Holdback will be insufficient to fully pay the unfunded costs and expenses for which each such Holdback was created.

“Delinquency Amount” has the meaning set forth in Section 10.16(a).

“Delinquency Notice” has the meaning set forth in Section 10.16(a).

“Delinquent Lender” has the meaning set forth in Section 10.16.

“Deposits” means all amounts Borrower is required to deposit with Agent pursuant to the terms of this Agreement or the other Loan Documents, including the Monthly Tax Deposits, the Monthly Insurance Deposits, the Replacement Reserve, the Marketing Reserve, the Collateral Reserve, the O&M Reserve, the Subaccounts and any other deposits held by Agent, including tenant security deposits, Loss Recoveries (unless and until the same are applied to the Indebtedness) and all funds deposited with Agent pursuant to Section 5.2.4; provided, however, no amounts on deposit in the Operating Deficit Escrow Account, the Pre-Opening Expenses Escrow Account or the Working Capital Escrow Account shall be deemed to be “Deposits” hereunder.

“Development Fee” has the meaning set forth in Section 2.2.

“Development Fee Holdback” has the meaning set forth in Section 1.1.4.

“Eligible Expenses” means ordinary and necessary operating expenses of the Property during the applicable month which are included in the Operating Budget or otherwise reasonably incurred in the ordinary course of Borrower’s business, excluding (i) any expenses paid to Borrower or any Affiliate of Borrower, unless expressly permitted by Agent, (ii) debt service and any other amounts due Agent and Lenders under the Loan Documents, (iii) all expenses relating to the Facility that are the obligation of Provider under the Facility Lease, (iv) Premiums, Impositions, Support Services Fees and all payments to Ground Lessee under the terms of the Ground Sublease, and (v) all Project Costs.

“Eligible Lender” means (i) a real estate investment trust, bank, savings and loan association, investment bank, financial institution, insurance company, trust company or commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, or any entity Controlled by any of the entities described above, provided such Person has total assets (in name or under management) in excess of $750,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $200,000,000 and is acceptable to Agent in its sole and absolute discretion, or (ii) any Lender.

“Engineering Reports” means the property condition reports relating to the physical condition of the Property and the Project prepared by consultants engaged or approved by Agent and either addressed to Agent or covered by a reliance letter in favor of Agent confirming that Agent may fully rely upon the contents of such report.

“Environmental Claim” means any claim made by a Governmental Authority or third party relating to the presence at, on, under or about, or the release from, the Property of Hazardous Substances.

“Environmental Indemnity” means the Unsecured Environmental Indemnity Agreement executed by Borrower and Guarantor in favor of Agent, for the benefit of Lenders.

“Environmental Law” means and includes, without limitation, any federal, state or local law, whether under common law, statute, rule regulation or otherwise, requirements under permits or other authorizations issued with respect thereto, and other orders, decrees, judgments, directive or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct, disclosure or notification with regard to the protection of human health, the environment, ecological conditions, Hazardous Substances or any activity involving Hazardous Substances, all as previously or now existing and in the future to be amended.

“Environmental Report” means any report relating to the presence or possible presence of Hazardous Substances at, on, under or about the Property or the compliance of the Property with Environmental Laws.

“Environmental Site Assessment” means a Phase I and, if required by Agent, a Phase II and other environmental site assessments covering the Property and the Project prepared by a licensed hydrogeologist, licensed environmental consulting firm engaged or approved by Agent in conformance with the current standards promulgated by ASTM and the requirements of Agent, and either addressed to Agent or covered by a reliance letter in favor of Agent confirming that Agent may fully rely upon the contents of such report.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

“Error” has the meaning given to that term in the O&M Agreement.

“Escrow Account” and “Escrow Accounts” have the meaning set forth in Section 2.5.2.

“Escrow Funding Notice” has the meaning set forth in Section 2.5.2.

“Event of Default” has the meaning set forth in Section 7.1.

“Excess Revenues” has the meaning set forth in Section 2.6.

“Executive Personnel” has the meaning given to that term in the Facility Lease.

“Extension Notice” has the meaning set forth in Rider 1.1.4.

“Extension Option” has the meaning set forth in Rider 1.1.4.

“Extension Term” has the meaning set forth in Rider 1.1.4.

“Facility Lease” has the meaning set forth in Section 1.1.3.

“Final Acceptance” has the meaning given to that term in the Proton System Purchase Agreement.

“Financing Statement” means financing statements filed under the Code and any amendments thereto or extensions or terminations thereof.

“First Room Acceptance” has the meaning given to that term in the Proton System Purchase Agreement.

“Force Majeure Event” means any event or condition beyond the reasonable control of Borrower, including, without limitation, strikes, labor disputes, the elements (other than weather conditions which are normal and customary at the time in the geographic area where the Property is located), governmental restrictions, regulations or controls, enemy action, civil commotion, fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or materials, which causes delay; provided, however, that any lack of funds shall not be deemed to be a condition beyond the control of Borrower except to the extent same is due to a default by Lenders in advancing funds pursuant to the terms of this Agreement; and further provided, however, that any breach by General Contractor, Provider or Proton Equipment Vendor under the General Contractor’s Agreement, the Facility Lease or the Proton Equipment Vendor Documents, respectively, shall not be deemed to be a Force Majeure Event.

“General Contractor’s Agreement” means that certain Standard Form of Agreement Between Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price, dated October 15, 2009, between Borrower as Owner and General Contractor, as amended and modified by that certain Standard Form of General Conditions of Contract Between Owner and Design-Builder, Change Order No. 01 dated July 28, 2010, Change Order No. 02 dated July 28, 2010; Change Order No. 03 dated December 7, 2010 and Guaranteed Maximum Price dated December 7, 2010.

“General Contractor” has the meaning set forth in Section 1.1.5.

“Governmental Account Debtor” means any Account Debtor which is (a) the United States of America acting under the Medicare program established pursuant to the Social Security Act or any other program established by federal law requiring that payments for Medical Services be made to the providers or suppliers of such services (including, without limitation, CHAMPUS as set forth in Title 10 U.S.C. Section 1071 et seq.), (b) any state or the District of Columbia responsible for administering such state’s (or district’s) Medicaid program adopted pursuant to Title XIX of the Social Security Act or (c) any agent, carrier, administrator or intermediary for any of the foregoing.

“Governmental Health Program” means (a) any plan or program that provides health benefits (including mental health benefits), whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States Government, including Medicare and the health benefits plans and programs of the Department of Defense (but excluding the federal employee health insurance program established under chapter 89 of title 5 of the United States Code); (b) any plan or program of a state receiving federal funds pursuant to subchapter V (pertaining to maternal and child health services), XIX (Medicaid), XX

(pertaining to social services), or XXI (pertaining to child health) of chapter 7 of title 42 of the United States Code, and (c) any other plan or program established under state or local law under which payment for health care (including mental health) or social services is made, in whole or in part, from public funds.

“Governmental Authority” means any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

“Government Contract” has the meaning set forth in Section 5.1.5(h).

“Ground Lease” has the meaning set forth in Section 1.1.3.

“Ground Sublease” has the meaning set forth in Section 1.1.3.

“Guarantor” has the meaning set forth in Section 1.1.1.

“Guaranty” means, individually, each guaranty signed by Guarantor in favor of Agent, for the benefit of Lenders, and, collectively, all such guaranties.

“Hazardous Substances” means and includes, without limitation: any substance, chemical, material or waste (including, without limitation, any waste, substance, or material (solid, liquid, or gaseous) generated, produced, or resulting from the diagnosis, treatment, or immunization of human beings, or any research pertaining thereto, or the production or testing of biological agents) (A) the presence of which causes a nuisance or trespass of any kind under any applicable Environmental Law, (B) which is regulated by any Governmental Authority or is likely to create liability under any Environmental Law because of its toxic, flammable, corrosive, reactive, carcinogenic, mutagenic, infectious, radioactive, or other hazardous property or because of its effect on the environment, natural resources or human health and safety; including but not limited to, flammables and explosives, gasoline, petroleum and petroleum products, asbestos containing materials, polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, microbial matter, biological toxins, mylotoxins, mold or mold spores or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such by any Governmental Authority, or (C) which is designated, classified, or regulated as being a hazardous or toxic substance, material, pollutant, waste (or a similar such designation) under any federal, state or local law, regulation or ordinance, including under any Environmental Law.

“Healthcare Laws” has the meaning set forth in Section 4.1.5(b).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliance Date” has the meaning set forth in Section 4.1.5(e).

“HIPAA Compliance Plan” has the meaning set forth in Section 4.1.5(e).

“HIPAA Compliant” has the meaning set forth in Section 4.1.5(e).

“Holdback” and “Holdbacks” have the meanings set forth in Section 1.1.4.

“Impositions” means all general and special taxes and assessments imposed on the Property and/or the Project, including personal property taxes, water charges, sewer charges and all other charges against the Property and/or the Project of any nature whatsoever; provided that if said taxes, assessments or other charges exclude the Improvements or any part thereof now constructed or to be constructed, then Agent’s reasonable estimate as to the amount of taxes, assessments and charges to be levied and assessed on all of the Improvements shall be used to determine the amount of Impositions. If any such general or special taxes or assessments shall be levied, charged, assessed or imposed upon or for the Property and/or the Project, or any portion thereof, and if such taxes or assessments shall also be a levy, charge, assessment or imposition upon or for any other premises, then the amount of Impositions shall be based upon the entire amount of such taxes or assessments, and Borrower shall not have the right to apportion the amount of any such taxes or assessments for the purposes of such computation. Notwithstanding the foregoing, “Impositions” shall not include any taxes, assessments or charges relating to the Facility that are the obligation of Provider under the Facility Lease.

“Improvements” means, from time to time, all buildings, parking lots, fixtures (including, without limitation, the Proton System) and other structures attached to or located upon the Land.

“In Balance” means no Deficiency then exists.

“Indebtedness” means all obligations of Borrower to Agent and Lenders from time to time for the payment of money, including without limitation, the principal amount of the Loan outstanding from time to time, all Accrued Interest, the Exit Fee, the Minimum Interest Lookback Amount, the Amortization Conversion Fee and all Charges and all amounts expended by Agent or any Lender or on its behalf which Borrower is obligated to reimburse, including interest, as provided in the Loan Documents.

“Individual Loan Commitment” means, with respect to each Lender, the amount set forth below opposite the name of such Lender (subject to change in accordance with the terms of this Agreement):

Lender	Individual Loan Commitment
ORIX Capital Markets, LLC	$50,000,000
Varian Medical Systems International AG	$115,300,000

“Initial Disbursement” has the meaning set forth in Section 1.1.4.

“Insolvency Laws” means the federal Bankruptcy Code, or any similar federal or state insolvency laws, governing any reorganization, arrangement, composition, readjustment,

liquidation, dissolution, or the appointment of a receiver or similar administrator for the protection of creditors.

“Insolvency Proceeding” means the filing or pendency of any voluntary or involuntary petition or proceeding under any Insolvency Laws.

“Insurer” means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with any Borrower Party or Provider to compensate such Borrower Party or Provider for providing goods or services to a Patient.

“Interest” means interest on the Indebtedness at the Interest Rate or the Default Rate, as applicable.

“Interest Holdback” has the meaning set forth in Section 1.1.4.

“Interest Rate” has the meaning set forth in Section 1.1.4.

“Joint Operating Committee” has the meaning given to that term in the Facility Lease.

“Land” has the meaning set forth in Section 1.1.3.

“Lease” means the Facility Lease and any other oral or written lease and any other occupancy arrangement, possessory license or other agreement demising or otherwise granting possessory rights, to any party of all or any party of the Property, excluding, however, the Ground Lease and the Ground Sublease.

“Legal Limits” means the limits imposed on Agent’s or Lenders’ ability to accept payments of interest, fees or other charges in connection with the Loan, under Applicable Laws, including without limitation, usury laws.

“Lender” and “Lenders” have the respective meanings set forth in Section 1.1.2 of this Agreement, and shall include the successors and assigns of each owner of the Loan Documents from time to time.

“Lender Reply Period” has the meaning set forth in Section 9.16.

“Lenders’ Counsel” has the meaning set forth in Section 1.1.2.

“Lenders’ Counsel’s Address” has the meaning set forth in Section 1.1.2.

“LIBOR” means the rate published each Business Day in The Wall Street Journal for notes maturing thirty (30) days after issuance under the caption “Money Rates, London Interbank Offered Rates (Libor).”

“Licenses” means the Proton System Approvals and all other certifications, permits, licenses, approvals, registrations, authorizations, accreditations, consents, certificates of needs, regulatory approvals, privileges, and franchises from all applicable Governmental Authorities.

“Lien” means any security interest, encumbrance, mortgage or lien, whether consensual or created by law, whether statutory or common law, (including tax liens, mechanics’ or materialmens’ liens and environmental liens) which encumbers the Collateral or any portion thereof.

“Loan” means the loan made pursuant to this Agreement.

“Loan Amount” has the meaning set forth in Section 1.1.4.

“Loan Budget” has the meaning set forth in Section 1.1.4.

“Loan Documents” means, collectively, this Agreement, the Notes, the Mortgage, the Guaranty, the Environmental Indemnity, the Multi-Party Agreement and any other documents, agreements, certificates or instruments evidencing or securing or which guaranty the Obligations or executed in connection with the Loan whether on or about the Closing Date or thereafter, and any modifications, renewals or extensions thereof.

“Loan Transfer” means any transfer or assignment by a Lender of its Pro Rata Share of the Loan or any partial interest therein, the Loan Documents or, with respect to Agent, the servicing rights with respect to the Loan.

“Loss Recoveries” means all proceeds of insurance paid or payable to Borrower arising out of any loss, damage or casualty affecting the Property and all awards, damages and payments paid or payable to Borrower arising out of any actual or threatened condemnation or eminent domain proceeding affecting the Property or any portion of the Property.

“Major Decisions” has the meaning set forth in Section 9.16.

“Manager Event of Default” has the meaning given to that term in the Facility Lease.

“Marketing Reserve” means a reserve account established by and under the control of Agent for the payment of costs and expenses to be incurred by Borrower in connection with the marketing, advertising and promotion of the Facility.

“Marketing Reserve Amount” means $ -0- annually or such other amount reasonably estimated by Agent in its sole discretion for the payment of costs and expenses to be incurred by Borrower in connection with the marketing, advertising and promotion of the Facility.

“Material Agreement” means each Construction Contract, the Facility Lease, the Proton Equipment Vendor Documents, the Ground Lease, the Ground Sublease, the Second Lien Security Agreement, the Multi-Party Agreement and any other agreement to which Borrower is a party and which is not terminable at the option of Borrower upon 30 days notice (or less) without the payment of any fee, liability or penalty.

“Material Adverse Effect” means that the matter in question could reasonably be anticipated to materially and adversely affect (a) a party’s ability to perform its obligations under any of the Loan Documents, including the ability to Complete any Construction Project, (b) Borrower’s ability to operate the Property in conformance with the then current Operating Budget, (c) the value, cash flow or marketability of the Collateral, either presently or as contemplated to be operated, constructed, used, leased or configured pursuant to the then current business plan of Borrower as approved by Agent, (d) enforceability of any Loan Document or the perfection or priority of any lien created under any Loan Document, or (e) the business operations, economic performance, assets or condition (financial or otherwise) of Borrower, Guarantor or the Facility.

“Maturity Date” has the meaning set forth in Section 1.1.4.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all applicable state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative and reimbursement guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medical Services” means medical and health care services provided to a Patient, including, but not limited to, medical and health care services provided to a Patient which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative and reimbursement guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Minimum Amortization Payment” has the meaning set forth in Section 1.1.4.

“Minimum Working Capital Amount” means the Minimum Working Capital Amount as that term is defined in the Facility Lease and subject to adjustment pursuant to the

Facility Lease. Notwithstanding the foregoing, if at any time Agent reasonably believes that the Minimum Working Capital Amount in the next succeeding calendar year will be greater than the Minimum Working Capital Amount in the current calendar year, the term “Minimum Working Capital Amount” shall mean, effective upon Agent’s notice to Borrower, Agent’s estimate of the next succeeding calendar year’s Minimum Working Capital Amount; provided that upon the determination of the Minimum Working Capital Amount for the next succeeding calendar year in accordance with the Facility Lease, the term “Minimum Working Capital Amount” shall mean the amount so determined in accordance with the Facility Lease (subject to further adjustment by Agent in accordance with this sentence).

“Monthly Cash Flow Amount” means, for any calendar month in question and on a cash basis, the amount of Revenues which constitute only operating cash flow (i.e., excluding such items as Loan disbursements, Loss Recoveries, forfeited security deposits, lease termination fees and other Revenues required to be deposited with Agent or applied to the principal balance of the Loan) generated from all sources and activities with respect to the Property and the Project, reduced only by that amount of money expended to pay Eligible Expenses, the Monthly Insurance Deposit and the Monthly Tax Deposit. If the Property and the Project do not generate income or other operating cash flow, then the Monthly Cash Flow Amount shall be zero.

“Monthly Insurance Deposit” means an amount equal to the total annual Premiums that will next become due and payable as estimated by Agent from time to time, and at any time, less any amount then held by Agent for the payment of such Premiums, then divided by the number of months to elapse prior to the date when such total annual Premiums become due and payable. Agent’s determination of the Monthly Insurance Deposit shall be binding and conclusive.

“Monthly Interest Deficiency” means the excess of Accrued Interest for any calendar month over the Monthly Cash Flow Amount for such month.

“Monthly O&M Deposit” means an amount equal to the Support Services Fees and all other amounts payable by Borrower pursuant to the O&M Agreement that will next become due and payable from time to time, less any amount then held by Agent in the O&M Reserve, then divided by the number of months to elapse prior to the date when such Support Services Fees and other amounts become due and payable. Agent’s determination of the Monthly O&M Deposit shall be binding and conclusive.

“Monthly Tax Deposit” means one-twelfth (1/12th) of the amount of the total annual Impositions applicable to the Property, provided that if the total annual Impositions have not yet been finally determined, then the Monthly Tax Deposit shall be based on Agent’s estimate of such total from time to time, and at any time, plus, if requested by Agent the amount of money which, together with the aggregate of the monthly deposits to be made as of one month prior to the date on which the next installment of Impositions becomes due, shall be sufficient to pay in full such installment, as determined by Agent. Agent’s determination of the Monthly Tax Deposit shall be binding and conclusive.

“Mortgage” means, collectively, all mortgages, deeds of trust, deeds to secure debt or similar instruments made by Borrower in favor of Agent for the benefit of Lenders, which encumbers the Land and Improvements, and Borrower’s leasehold interest in the Land pursuant to the Ground Sublease, as security for the Indebtedness.

“Multi-Party Agreement” means that certain Multi-Party Agreement by and among Provider, Borrower, Agent and Ground Lessee dated as of the date hereof.

“Net Operating Income” means annualized Revenues of the Property generated from the Leases as of the date of determination, excluding, however, Revenues in respect of Leases that are sixty (60) days or more in arrears, Leases that are otherwise expiring within sixty (60) days following the date of determination or Leases in which there then exists an uncured default, less annualized operating expenses of the Property (such operating expenses shall include all rent and other sums paid by Borrower under the terms of the Ground Sublease, but shall exclude expenses relating to the Facility that are the obligation of Provider under the Facility Lease) as of the date of determination, each as determined by Agent.

“Non-Delinquent Lender” means each Lender other than the Delinquent Lender(s).

“Non-Governmental Payor” has the meaning set forth in Section 4.1.5(d).

“Notes” means the promissory notes made by Borrower in the form of Exhibit E (one for each Lender in an amount equal to such Lender’s Individual Loan Commitment, payable for the account of such Lender), in an aggregate principal amount equal to the Loan Amount, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including, without limitation, any substitute notes pursuant to Section 9.8(c) or 10.20 (each, a “Note”).

“Notices” means all communications, requests or notices required or appropriate to be given under this Agreement or any of the other Loan Documents.

“O&M Agreement” means that certain Proton System Operations and Maintenance Agreement dated as of June 29, 2011 between Borrower and the Proton Equipment Vendor.

“O&M Holdback” has the meaning set forth in Section 1.1.4.

“O&M Reserve” means a reserve account established by and under the control of Agent as additional security for the Indebtedness in accordance with Section 2.5.6.

“Obligations” means all or any payment or performance obligations of Borrower or Guarantor to Agent or Lenders under the Loan Documents.

“OFAC” means the Office of Foreign Asset Control of the United States Department of the Treasury.

“Operating Account” means the Operating Account as that term is defined in the Facility Lease, which shall be subject to and governed by a bank account control agreement among Borrower, Agent, Provider and the depository bank in form and substance satisfactory to Agent.

“Operating Agreement” means each Lease, each declaration of covenant, restrictions and/or conditions or other matters of title to which the Property is subject, and any other material agreement which affects the use, occupancy or operation of the Property and which is not terminable upon 30 days notice or less (without the payment of any fee, liability or penalty) and under the terms of which a Lien could be imposed upon the Property or a reversion of title could occur.

“Operating Budget” means the annual operating budget for the Property as approved by Agent in connection with approval of Borrower’s then current business plan as amended from time to time with the written approval of Agent.

“Operating Deficit Escrow Account” means the account to be established and maintained in accordance with Section 5.6 of the Facility Lease.

“Operating Deficit Escrow Funds” means the Operating Deficit Escrow Funds as that term is defined in the Facility Lease.

“Operating Deficit Holdback” has the meaning set forth in Section 1.1.4.

“Organizational Documents” means all of the documents creating or governing Borrower, including, without limitation, the SPE Agreement and Resolution, or, as applicable, an Authorizing Entity.

“ORIX” has the meaning set forth in Section 9.8(c).

“Participant” has the meaning set forth in Section 9.8.

“Participation” means any participation interest in the Loan.

“Patient” means any Person receiving Medical Services at the Facility and all Persons legally liable to pay for such Medical Services other than Insurers or Governmental Authorities.

“Payor” has the meaning set forth in Section 10.12.

“Permitted Exceptions” means all Liens and exceptions to title shown on Schedule B of the Title Policy (including, without limitation, the Ground Lease and Ground Sublease) and all Liens in favor of Agent.

“Permitted Indebtedness” means (i) obligations for lease payments for standard diagnostic equipment to be installed and used at the Facility not to exceed $3,100,000 and (ii) unsecured trade payables in the ordinary course of Borrower’s business which (1) do not exceed, at any time, $50,000 and (2) are paid within (30) days of the date incurred.

“Permitted Transfer” means (a) any absolute Transfer (as opposed to a Transfer for collateral purposes) of direct or indirect ownership interests in Class A Membership Interests (as defined in the Organizational Documents) of Borrower to Affiliates of Borrower, family members of the owners (as of the Closing Date) of direct or indirect ownership interests in Borrower (or trusts maintained for the benefit of such persons), and (b) any sale, conveyance or assignment of direct or indirect ownership interests in Class A Membership Interests of Borrower among the owners of such ownership interests (as of the Closing Date); provided that in the case of Transfers described in clauses (a) and (b), above, (i) after giving effect to such Transfer, Sponsor shall continue to own all of its Class B Membership Interests (as defined in the Organizational Documents) that it owned as of the Closing Date and Sponsor shall be Controlled and owned by Guarantor or entities wholly owned by Guarantor in the same percentages as of the Closing Date, (ii) the constituent members of the Board of Managers shall be unchanged, (iii) any such transfers are made in strict accordance with the Organizational Documents, and (iv) Agent is provided with prior written notice of any such Transfer and evidence that the transferee is not a Prohibited Person.

“Person” means any individual, trustee under a trust agreement or declaration of trust, corporation, partnership, limited liability company, unincorporated organization, association or other legal entity.

“Personal Property” means all of Borrower’s personal property, fixtures, attachments and equipment located upon, attached to, used or required to be used in connection with the operation of the Property, including the following types of property, as defined in Article 9 of the Code: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Electronic Chattel Paper, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, and Supporting Obligations.

“Premiums” means the premium charges and all other related costs necessary to maintain in force all of the policies of insurance that Borrower is required to maintain pursuant to the Loan Documents, excluding, however, those premium charges and all other related costs that are the obligation of Provider under the Facility Lease.

“Pre-Opening Escrow Funds” means the Pre-Opening Escrow Funds as that term is defined in the Facility Lease.

“Pre-Opening Expense Holdback” has the meaning set forth in Section 1.1.4.

“Pre-Opening Expenses Escrow Account” means the account to be established and maintained in accordance with Section 5.9 of the Facility Lease.

“Preventive Maintenance Interruption Period” has the meaning given to that term in the O&M Agreement.

“Pro Rata Share” means, at any particular time with respect to each Lender, the ratio of such Lender’s outstanding Individual Loan Commitment to the Loan Amount, as adjusted from time to time to give effect to any applicable Assignment and Acceptance Agreement or the payment or reimbursement of any Delinquency Amount, in each case as determined by Agent. As of the date hereof, Lenders’ respective Pro Rata Shares are as follows:

Lender	Pro Rata Share
ORIX Capital Markets, LLC	30.25%
Varian Medical Systems International AG	69.75%

“Prohibited Person” shall mean any Person:

(a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) with whom Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list;

(f) subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder;

(g) who has been excluded from participation in a Governmental Health Program or has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518; or

(h) who is an Affiliate of or affiliated with a Person listed above.

“Project” has the meaning set forth in Section 1.1.3.

“Project Budget” means a detailed budget, in form and substance satisfactory to Agent, specifying all Project Costs. Without limiting the foregoing, the Project Budget shall, if required by Agent, include as line items: the cost of architect’s, engineering and attorneys’ fees; advertising and promotion expenses; interest on the Loan; Impositions that may accrue and be payable during the term of the Loan as said term may be extended; survey costs; title insurance premiums; insurance or payment and performance bond, Premiums; fees of Agent’s consultants;

costs of utilities that may accrue and be payable during the term of the Loan as said term may be extended; any unpaid Loan expenses; and fees and costs associated with the procurement of all approvals, licenses and permits necessary to complete the Construction Work. The Project Budget is attached as Exhibit C to the Closing Certificate of Borrower.

“Project Costs” means all costs and expenses of every kind and nature whatsoever to be incurred by Borrower in connection with the Completion of all Construction Projects and the Facility, and fully equipping the Facility to enable the Provider Operations to be conducted therein, including such reserves and contingencies as Agent shall reasonably require.

“Project Working Capital Holdback” has the meaning set forth in Section 1.1.4.

“Project Yield” means the ratio, expressed as a percentage, of Net Operating Income to the outstanding principal balance of the Loan as of the date of determination.

“Property” means collectively, the Land, the Improvements, including any Improvements that are constructed after the Closing Date, all Personal Property, all Leases and appurtenances relating to any of the foregoing.

“Proton Equipment Vendor” has the meaning set forth in Section 1.1.5.

“Proton Equipment Vendor Documents” means the Proton System Purchase Agreement and the O&M Agreement.

“Proton System” has the meaning given to that term in the Proton Equipment Vendor Documents.

“Proton System Approvals” has the meaning set forth in Section 5.1.5.

“Proton System Purchase Agreement” means that certain Proton System Purchase Agreement dated as of April 29, 2010 between Borrower and the Proton Equipment Vendor.

“Provider” has the meaning set forth in Section 1.1.5.

“Provider Operations” means the Medical Services and ancillary services related to the delivery of treatment to Patients by the Proton System at the Facility, and such related services furnished to Patients at the Facility.

“Ramp-Up Period” the Ramp-Up Period as that term is defined in the Facility Lease.

“Rating Agency” means any statistical rating agency that has assigned, or has been requested to assign, a rating to any Securities.

“REO Agreement” has the meaning set forth in Section 10.3.

“REO Entity” has the meaning set forth in Section 10.3.

“REO Expenses” has the meaning set forth in Section 10.3.

“REO Revenue” has the meaning set forth in Section 10.3.

“Replacement Lender” has the meaning set forth in Section 10.20.

“Replacement Reserve” means a reserve account established by and under the control of Agent for the payment of costs and expenses to be incurred by Borrower in connection with anticipated capital improvements, repairs and replacements to be performed at the Property.

“Replacement Reserve Amount” means $15,525 annually or such other amount reasonably estimated by Agent in its sole discretion for the payment of costs and expenses to be incurred by Borrower in connection with anticipated capital improvements, repairs and replacements to be performed at the Property.

“Required Lenders” means, at any time, those Non-Delinquent Lenders holding at least seventy percent (70%) of that portion of the aggregate outstanding principal amount of the Notes held by the Non-Delinquent Lenders.

“Required Payment” has the meaning set forth in Section 10.12.

“Reserve” means either the Marketing Reserve, the Replacement Reserve, the Collateral Reserve or the O&M Reserve, as applicable.

“Revenue Sweep” shall mean those right and remedies of Borrower described in clause (ii) of the second grammatical paragraph of Section 15.1.9 of the Facility Lease.

“Revenues” means all rents, revenues and other income, from whatever source, including without limitation, lease termination fees, returns of deposits and any other ordinary or extraordinary revenues or income generated from or relating to the ownership, leasing, management, maintenance or operation of the Property which, in each case, Borrower receives or is entitled to receive (and which shall include all proceeds paid in connection with any rent loss and/or business interruption insurance maintained by or on behalf of Borrower and all sums Borrower receives in connection with that certain Agreement and Grant of Easements dated as of June 15, 2010 by and between H. G. Fenton Property Company and Borrower, as amended).

“RFE Readiness Document” has the meaning given to that term in the Proton System Purchase Agreement.

“Scheduled Payment Date” means the first Business Day after the fifteenth (15th) calendar day of each calendar month after the Closing Date, provided that if the Closing Date is not the first Business Day after the fifteenth (15th) calendar day of a calendar month, then the first Scheduled Payment Date shall be the first Business Day after the fifteenth (15th) calendar day of the second calendar month following the calendar month during which the Closing Date occurs.

“Second Lien Security Agreement” means that certain security agreement between Borrower and Proton Equipment Vendor granting a subordinated second lien security interest on the Proton System securing the purchase money owed from time to time from Borrower to Proton Equipment Vendor, which shall be expressly subordinate and junior to the Lien of the Mortgage and the Loan and shall be acceptable to Agent in its reasonable judgment.

“Securities” means any mortgage pass-through certificates or other securities issued, directly or indirectly, by Agent representing rights or interests in or with respect to the Loan.

“Single Purpose Entity” means an entity that, since the date of its formation and at all times on and after the date thereof, (i) exists solely for the purpose of owning and operating the Project, (ii) conducts business only in its own name, (iii) does not and will not engage in any business other than the ownership, management and operation of the Property, (iv) does not and will not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns in the Property, (v) does not have any assets other than those related to its interest in the Property and does not have any debt other than as permitted by this Agreement and does not guarantee or otherwise obligate itself with respect to the debts of any person or entity, (vi) has its own separate books, records, accounts, financial statements and tax returns (with no commingling of funds or assets), (vii) holds itself out as being a company separate and apart from any other entity, (viii) observes limited liability company formalities, as the case may be, independent of any other entity, and (ix) complies with each and every covenant contained in Section 5.1.7.

“SPE Agreement and Resolution” means, collectively, (i) that certain Special Purpose Entity Provisions, Separateness Covenants and Related Obligations Agreement, dated effective September 30, 2011, and duly adopted, approved and confirmed by the Board of Managers of Borrower, and (ii) that certain Unanimous Written Consent of Board of Managers in Lieu of Special Meeting of Borrower, dated as of September 30, 2011, and duly adopted, approved and confirmed by the Board of Managers of Borrower.

“Special Representative” means a natural person who is employed by a Corporate Service Provider and for the five (5) year period prior to his or her appointment as Special Representative is not, directly or indirectly: (i) an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of Borrower, any Authorizing Entity or any of their Affiliates (other than his or her service as a Special Representative or independent manager of Borrower), (ii) a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the Company or any of its members or Affiliates (other than his or her service as a Special Representative or independent manager if such Person has been provided by a nationally-recognized company that provides professional independent managers), (iii) a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person, or (iv) any member of the immediate family (including grandchildren or siblings) of a person described in clauses (i), (ii) or (iii) immediately above. A natural person who otherwise satisfies the foregoing definition shall not be disqualified from serving as a Special Representative of Borrower because such person is an independent manager of a “Special Purpose Bankruptcy Remote Entity” affiliated with Borrower that does not own a direct or indirect equity interest in Borrower if such individual is an independent manager provided by a nationally-recognized company that provides professional independent managers.

“Sponsor” means Advanced Particle Therapy LLC, a Nevada limited liability company.

“Stored Materials” has the meaning set forth in Section 3.2.2(q).

“Subaccount” and “Subaccounts” have the meaning set forth in Section 2.5.2.

“Subject Persons” has the meaning set forth in Section 4.1.5(b).

“Subsidiary” means, with respect to a Person, any entity of which such Person would be the direct or indirect parent entity.

“Substantial Completion” has the meaning given to that term in the General Contractor’s Agreement.

“Substantially Complete” has the meaning given to that term in the Facility Lease.

“Support Services Fees” has the meaning given to that term in the O&M Agreement.

“Support Service Start Date” has the meaning given to that term in the O&M Agreement.

“Survey” means a land title survey of the Land and the Improvements prepared by a licensed surveyor and certified to Agent in the form required by Agent as complying with then current ALTA/ACSM standards with such Table A items as Agent shall designate.

“System Exception Event” has the meaning given to that term in the O&M Agreement.

“Title Company” has the meaning set forth in Section 1.1.3.

“Title Policy” means the loan policy of title insurance issued by the Title Company to Agent in form and substance approved and accepted by Agent on the Closing Date which, among other things, insures the lien of the Mortgage as a first priority mortgage lien against the fee simple title to the Land and Borrower’s leasehold interest in the Land pursuant to the Ground Sublease.

“Transfer” means any sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (a) all or any portion of the Property or any portion of any other Collateral, (b) all or any portion of Borrower’s right, title and interest (legal or equitable) in and to the Property or any portion of any other Collateral, or (c) any direct or indirect interest in Borrower or any interest in any Authorizing Entity.

“Transfer Notice” has the meaning set forth in Section 9.8(c).

“Varian” has the meaning set forth in Section 9.8(c).

“Working Capital Escrow Account” means the account to be established and maintained in accordance with Section 5.7 of the Facility Lease.

“Working Capital Holdback” has the meaning set forth in Section 1.1.4.

EXHIBIT A

Legal Description

Parcel A:

Parcel 2 of Parcel Map No. 20772, in the City of San Diego, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County, April 30, 2010 as Document No. 2010-0217240 of Official Records.

Parcel B:

Non-exclusive easements as created, limited and defined by Agreement and Grant of Easements recorded June 16, 2010 as Instrument No. 2010-0301541 of Official Records; as amended by First Amendment to Agreement and Grant of Easements dated July 11, 2011 between H. G. Fenton Property Company (which acquired title as H. G. Fenton Material Company) and California Proton Treatment Center, LLC, recorded July 28, 2011 as Document No. 2011-0383980.

APN: 809-333-77-40

EXHIBIT B

Pending Suits

None.

EXHIBIT C

Material Agreements

1.	Standard Form of Agreement Between Owner and Design-Builder – Cost Plus Fee with an Option for a Guaranteed Maximum Price, dated October 15, 2009, between California Proton Treatment Center, LLC, as Owner, and The Haskell Company, a Delaware corporation, as amended and modified by that certain Standard Form of General Conditions of Contract Between Owner and Design Builder, Change Order No. 01 dated July 28, 2010, Change Order No. 02 dated July 28, 2010; Change Order No. 03 dated December 7, 2010 and Guaranteed Maximum Price dated December 7, 2010.

2.	Lease and Management Services Agreement by and between California Proton Treatment Center, LLC, as lessor, and Scripps Clinic Medical Group, Inc., as lessee, dated as of June 11, 2010.

3.	Ground Lease by and between California Proton Treatment Center, LLC, as lessor, and ORIX Proton San Diego, LLC, as lessee, dated as of September 30, 2011.

4.	Ground Sublease by and between ORIX Proton San Diego, LLC, as sublessor, and California Proton Treatment Center, LLC, as sublessee, dated as of September 30, 2011.

5.	Proton System Purchase Agreement dated as of April 29, 2010 between California Proton Treatment Center, LLC and Varian Medical Systems, Inc.

6.	Proton System Operations and Maintenance Agreement dated as of June 29, 2011 between California Proton Treatment Center, LLC and Varian Medical Systems, Inc.

7.	Second Lien Security Agreement dated as of September 30, 2011 by and between California Proton Treatment Center, LLC and Varian Medical Systems, Inc.

8.	Multi-Party Agreement dated as of September 30, 2011 by and among California Proton Treatment Center, LLC, Scripps Clinic Medical Group, Inc., ORIX Proton San Diego, LLC and ORIX Capital Markets, LLC.

9.	Amended and Restated Project Development and Management Services Agreement [undated] by and between Advanced Particle Therapy LLC and California Proton Treatment Center, LLC.

10.	Development Agreement dated November 1, 2009 by and between Signet Development, Ltd. and California Proton Treatment Center, LLC.

EXHIBIT D

Participation Agreements

None.

EXHIBIT E

NOTE

THIS NOTE (the “Note”), dated                         , 20__, is made and executed by CALIFORNIA PROTON TREATMENT CENTER, LLC, a Delaware limited liability company (“Borrower”) to the order of [NAME OF LENDER] and its successors or assigns (collectively, “Lender”), at the principal office of [NAME OF AGENT] located at                                               (“Agent”) for the account of Lender, pursuant to a certain Loan and Security Agreement of [even date herewith] [dated September 30, 2011] among Borrower and the lenders named therein (including Lender), as Lenders, and Agent, as agent for Lenders (the “Loan Agreement”). This Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement, which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference. Capitalized terms used in this Note and not defined in this Note shall have the meanings given to them in the Loan Agreement.

I

PAYMENT TERMS

1.1 The Promise to Pay. For value received, including without limitation, the Loan made by Lender to Borrower pursuant to the Loan Agreement, Borrower hereby promises to pay to the order of Lender the principal amount of $                        , or so much thereof as may be advanced under the Loan Agreement, together with interest accrued on the principal amount from time to time outstanding at the Interest Rate set forth in the Loan Agreement plus Lender’s Pro Rata Share of the Exit Fee, the Amortization Conversion Fee (if not yet paid) and the Minimum Interest Lookback Amount (if any). Payments of interest and principal under this Note shall be in lawful money of the United States of America and shall be due on each Scheduled Payment Date in the amount or amounts provided under the Loan Agreement and the entire principal balance of the Loan, all Accrued Interest and Lender’s Pro Rata Share of the Exit Fee, the Amortization Conversion Fee (if not yet paid) and the Minimum Interest Lookback Amount (if any) and all other Indebtedness, shall be due and payable on the Maturity Date.

1.2 Payment Terms. Borrower’s rights and obligations regarding prepayments, late payments and the timing, place and manner of payments are governed by certain provisions of the Loan Agreement and, without limiting Section 2.10 hereof, all such provisions of the Loan Agreement are hereby incorporated into this Note by this reference.

1.3 Application of Payment. All payments shall be applied to the Indebtedness in such order and manner as is provided under the Loan Agreement. Interest on the principal balance of the Loan outstanding from time to time shall accrue from the date of disbursement by Lender and shall be computed on the basis of a three hundred sixty (360) day year and charged for the actual number of days elapsed. Without limiting Section 2.10 hereof, the provisions of the Loan Agreement regarding the determination and calculation of the amount

Exhibit E-1

of interest payable by Borrower (including any Legal Limits thereon) are hereby incorporated herein by reference.

II

ADDITIONAL COVENANTS

2.1 Acceleration. If (a) an Event of Default occurs or (b) the right to enforce the Mortgage shall accrue to the holder thereof, whether or not foreclosure proceedings have been commenced, then, at the election of the holder of this Note and without notice, the unpaid principal sum of this Note, together with accrued interest thereon, additional interest, if any, and all other fees and charges payable under the Loan Documents shall at once become immediately due and payable.

2.2 Default Interest. Following the occurrence of an Event of Default, the unpaid principal balance of the Loan shall bear interest at the Default Rate.

2.3 Waivers. Borrower and any other parties hereafter liable for the debt (including, without restricting the foregoing, any endorsers, sureties and guarantors) represented by this Note, hereby (a) waive presentment and demand for payment, notice of dishonor, protest and notice of protest and/or nonpayment, notice of intention to accelerate and all other notices other than those specifically required by the Loan Documents and (b) agree that the time of payment of that debt or any part thereof may be extended from time to time without modifying or releasing the lien of the Loan Documents or the liability of Borrower or any such other parties, the right of recourse against any such parties being hereby reserved by the holder hereof. No release of any security for the Indebtedness or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Loan Agreement or the other Loan Documents made by agreement between Lender or any other person or entity shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, or of any other person or entity who may become liable for the payment of all or any part of the Indebtedness under this Note, the Loan Agreement or the other Loan Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Agent or Lender to take further action without further notice or demand as provided for in this Note, the Loan Agreement or the other Loan Documents. If Borrower is a partnership, the agreements herein contained shall remain in force and applicable, notwithstanding any changes in the individuals comprising the partnership, and the term “Borrower,” as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their general partners shall not thereby be released from any liability. If Borrower is a limited liability company, the agreements herein contained shall remain in force and applicable, notwithstanding any changes in the members comprising the company, and the term “Borrower,” as used herein, shall include any alternate or successor company, but any predecessor company shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein shall remain in full force and applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. Nothing contained in this grammatical paragraph is intended to or shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such

Exhibit E-2

entity which may be set forth in the Loan Agreement, the Mortgage or any other Loan Documents.

2.4 Collection. In the event of a default in the payment of any amount due hereunder, the holder hereof may exercise any remedy or remedies, in any combination whatsoever, available by operation of law or under any instrument given as security for this Note and such holder shall be entitled to collect its reasonable costs of collection, including attorneys’ fees, which shall be additional Indebtedness. For purposes of the preceding sentence, Agent’s and Lender’s attorneys’ fees shall be deemed to include compensation to staff counsel, if any, of Agent or Lender in addition to the fees of any other attorneys engaged by Agent or Lender. Agent or Lender may, and Borrower hereby authorizes Agent and Lender to, charge any account of Borrower held by Agent or Lender and apply any and all balances, credits, deposits, accounts, monies, reserves, certificates of deposit, cash equivalents and other assets of or in the name of Borrower held by Agent or Lender to the Indebtedness evidenced hereby, and Agent and Lender may pursue all its rights and remedies against Borrower under the Loan Documents.

2.5 Governing Law. THIS NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, AND TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE WHERE THE LAND IS LOCATED SHALL APPLY TO THE CREATION, PERFECTION AND ENFORCEMENT OF ANY LIENS, SECURITY INTERESTS AND ENCUMBRANCES GRANTED OR CREATED BY THE MORTGAGE ON REAL PROPERTY LOCATED IN THE STATE WHERE THE LAND IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF THIS NOTE AND ALL OTHER LOAN DOCUMENTS AND THE INDEBTEDNESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE LAWS OF THE STATE OF NEW YORK SHALL APPLY TO ALL MATTERS RELATING TO THE CHARGING AND COLLECTION OF INTEREST AND FEES UNDER THE LOAN DOCUMENTS. THE FACT THAT PORTIONS OF THE LOAN DOCUMENTS MAY INCLUDE PROVISIONS DRAFTED TO CONFORM TO THE LAW OF THE STATE WHERE THE PROPERTY IS LOCATED IS NOT INTENDED, NOR SHALL IT BE DEEMED, IN ANY WAY, TO DEROGATE THE PARTIES’ CHOICE OF LAW AS SET FORTH HEREIN OR IN THE OTHER LOAN DOCUMENTS. BORROWER ACKNOWLEDGES AND AGREES THAT THE CHOICE OF NEW YORK LAW WAS A

Exhibit E-3

MATERIAL INDUCEMENT TO AGENT AND LENDERS TO MAKE THE LOAN EVIDENCED BY THIS NOTE.

2.6 Severability. If any term, restriction or covenant of this instrument is deemed illegal or unenforceable, all other terms, restrictions and covenants and the application thereof to all persons and circumstances subject hereto shall remain unaffected to the extent permitted by law; and if any application of any term, restriction or covenant to any person or circumstance is deemed illegal, the application of such term, restriction or covenant to other persons and circumstances shall remain unaffected to the extent permitted by law.

2.7 Notices. All notices, requests, reports, demands or other instruments required or contemplated to be given or furnished under this Note to Borrower or Agent shall be directed to Borrower or Agent as the case may be at their respective address as set forth in the Loan Agreement. Notices shall be delivered in accordance with the methods for the giving of notices that are provided under the Loan Agreement.

2.8 WAIVER OF JURY TRIAL. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER ACKNOWLEDGES THAT NEITHER AGENT, LENDER NOR ANY PERSON ACTING ON BEHALF OF EITHER OF THEM HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. AGENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER. BORROWER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO A BUSINESS RELATIONSHIP, THAT AGENT AND LENDER HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THE LOAN DOCUMENTS AND THAT AGENT AND LENDER WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

2.9 CONSENT TO JURISDICTION. BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS AND UNCONDITIONALLY AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE OR THE OTHER

Exhibit E-4

LOAN DOCUMENTS SHALL BE LITIGATED SOLELY IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS. BORROWER HEREBY EXPRESSLY UNCONDITIONALLY AND IRREVOCABLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND BORROWER UNCONDITIONALLY AND IRREVOCABLY AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE OTHER LOAN DOCUMENTS SHALL BE BROUGHT, FILED AND LITIGATED BY BORROWER SOLELY IN ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DALLAS, STATE OF TEXAS. BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

2.10 Loan Documents. The obligations evidenced by this Note are secured by Liens in favor of Lender granted by Borrower. All terms, covenants and conditions contained in the Loan Documents are hereby incorporated herein by reference. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall govern and control.

2.11 No Modification, Waiver. No modification, waiver, amendment, discharge or change of this Note shall be valid unless the same is in writing and signed by Borrower and Lender.

2.12 Joint and Several Obligations. The obligations evidenced hereby shall be the joint and several obligations of all signatories or makers of this Note.

2.13 Transfer of Note. Upon the transfer of this Note, Borrower hereby waiving notice of any such transfer except to the extent expressly provided in the Loan Agreement, Lender may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall from that date forward forever be relieved and fully discharged from any liability or responsibility in the matter, but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

[The balance of this page is blank; signature page follows.]

Exhibit E-5

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

BORROWER

CALIFORNIA PROTON TREATMENT CENTER, LLC, a Delaware limited liability company

By:
Print Name:
Its:

Exhibit E-6

EXHIBIT F

Form of Assignment and Acceptance Agreement

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT, dated as of                      (hereinafter referred to as this “Assignment Agreement”), is executed by and between                     , a                      (hereinafter referred to as the “Assignor”) and                 , a                     , a                      (hereinafter referred to as the “Assignee”).

PRELIMINARY STATEMENTS

WHEREAS, the Assignor in its capacity as a Lender is a party to that certain Loan and Security Agreement dated September 30, 2011, executed by and among California Proton Treatment Center, LLC, a Delaware limited liability company (hereinafter referred to as the “Borrower”), ORIX Capital Markets, LLC, a Delaware limited liability company, as the Agent for all of the Lenders thereto (hereinafter referred to as the “Agent”), and the Lenders identified therein (hereinafter each individually referred to as a “Lender” and hereinafter said Loan and Security Agreement, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, shall be referred to as the “Loan Agreement”); and

WHEREAS, defined terms used but not expressly defined herein shall have the same meanings when used herein as set forth in the Loan Agreement; and

WHEREAS, in accordance with Section 9.8 of the Loan Agreement, the Assignor wishes to sell, assign and transfer to the Assignee, and the Assignee wishes to purchase, accept and acquire from the Assignor, a portion, specified herein, of the Assignor’s Individual Loan Commitment, subject to and in accordance with all of the terms and conditions of this Assignment Agreement.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Assignment; Payments; The Notes.

(a) Subject to the terms and conditions hereof, the Assignor hereby irrevocably sells, assigns and transfers to the Assignee, without recourse, and the Assignee hereby purchases, takes and assumes from the Assignor all of the Assignor’s rights, title and interests in and to, together with all of the Assignor’s duties, liabilities and obligations in connection with: (i) that percentage (hereinafter referred to as the “Percentage”) identified on Exhibit “A” attached hereto, of the Assignor’s Individual Loan Commitment under the Loan Agreement and other Loan Documents; and (ii) an identical Percentage of all amounts under the Loan Agreement and the Notes owned by the Assignor as of the date hereof; and (iii) all guarantees thereof and collateral security therefore and all rights, duties, instruments and documents pertaining thereto and arising under or in connection with the Loan Agreement or the Loan Documents (hereinafter those obligations set forth in the foregoing Sections (i), (ii) and (iii) shall be collectively referred to as the

Exhibit F-1

“Assigned Obligations”). From and after the date hereof: (1) principal due on or after the date hereof that would otherwise be payable to the Assignor pursuant to its Notes shall be payable to the Assignee to the extent of the Assignee’s Percentage (as now reflected in the Assignor’s and the Assignee’s respective new Notes); (2) the Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the date hereof or with respect to the making of this Assignment Agreement, directly between themselves, it being understood that interest and fees with respect to the assigned obligations and accruing prior to the date hereof shall be the property of the Assignor, and interest and fees with respect to the assigned obligations and accruing on or after the date hereof shall be the property of the Assignee, and (3) with respect to the Assigned Obligations, the Assignee shall assume and perform all of the Assignor’s duties and liabilities under or in connection with the Loan Agreement, the Notes, and the other Loan Documents.

(b) In consideration of the transfer of the Assigned Obligations, the Assignee shall pay to the Assignor, concurrently with the execution of this Assignment Agreement, the purchase price (hereinafter referred to as the “Purchase Price”) listed on Exhibit “A” attached hereto representing the Assignee’s Percentage of the outstanding principal amount of the Assignor’s Notes. The Assignor and this Assignee shall make appropriate adjustments in payments of interest or fees for periods prior to the date hereof, it being understood that regardless of how or where received, interest accruing prior to the date hereof, and fees (including, without limitation, the Exit Fee, the Amortization Conversion Fee and the Minimum Lookback Amount) payable prior to the date hereof, with respect to the Assigned Obligations shall be the property of the Assignor, and interest accruing on or after the date hereof, and fees (including, without limitation, the Exit Fee, the Amortization Conversion Fee and the Minimum Lookback Amount) payable on or after the date hereof, with respect to the Assigned Obligations shall be the property of the Assignee.

Section 2. Mutual Representations and Warranties; Mutual Covenants.

(a) Each of the Assignor and the Assignee hereby represents and warrants to the other as follows: (i) it is duly organized and validly existing and has full power, authority and legal right to execute and deliver this Assignment Agreement and to perform the provisions of this Assignment Agreement on its part to be performed; (ii) the execution, delivery and performance of this Assignment Agreement have been duly authorized by all necessary corporate action; (iii) this Assignment Agreement is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the creditor’s rights generally, and subject, as to enforceability, to general principles of equity or at law; and (iv) no governmental or regulatory consents, or other official authorizations and approvals are required for the due execution, delivery and performance of this Assignment Agreement, and no action by, and no notice to or filing with, any governmental authority or regulatory body is required for such execution, delivery or performance.

(b) Each of the Assignor and the Assignee hereby agrees that at any time and from time to time upon the request of the other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

Exhibit F-2

Section 3. Disclaimer.

Except as set forth below, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representation made in or in connection with the Loan Agreement, the Loan Documents or any document or any instrument related thereto or the execution, legality, validity, enforceability, genuineness or sufficiency of any such document and assumes no responsibility for the financial condition of the Borrower or any other party obligated with respect to the Loan Agreement or the Loan Documents or the Notes or the sufficiency or adequacy of any security therefor. The Assignor represents and warrants to the Assignee that the Assignor has good and valid title to the Assigned Obligations, free and clear of any liens, security interests and encumbrances.

Section 4. Acknowledgments and Agreements of the Assignee.

(a) The Assignee hereby acknowledges receipt of a conformed copy of the Loan Agreement and all the other Loan Documents and any other documents and instruments incorporated into any of the foregoing. The Assignee agrees to be bound by all of the terms and provisions of the Loan Agreement and the other Loan Documents (including, without limitation, the provisions of Section 9.8 of the Loan Agreement with respect to subsequent sale, assignment or participation of all or a portion of the Loans) as if an original Lender signatory or party thereto.

(b) The Assignee hereby expressly accepts this Assignment Agreement without recourse to the Assignor. The Assignee hereby confirms that it has made an independent credit investigation and appraisal of the Borrower and the Loan Facilities and the sufficiency of any Collateral for the Assigned Obligations on the basis of such information as the Assignee has deemed appropriate, has entered into this Assignment Agreement on the basis of such independent investigation and appraisal and has made and shall continue to make its own credit decisions with respect to the Assigned Obligations and the Loan Agreement and actions taken or not taken thereunder. The Assignee hereby expressly acknowledges that it is not relying upon any representation or warranty of the Assignor, express or implied relating to the validity, genuineness, enforceability, collectability or other status of the Assigned Obligations or the credit worthiness of the Borrower or any other Person obligated with respect to the Assigned Obligations under or in connection with the Loan Agreement and/or the Assignor’s Notes and the Loan Documents or the value of any security therefor. The Assignee hereby further acknowledges that the Assignor has made no assurances that the Assignor will not transfer all or any part of its remaining outstanding Individual Loan Commitment under the Loan Agreement, except that the Assignor shall be required to comply with the provisions of Section 9.8 of the Loan Agreement.

Section 5. Assignment.

Neither the Assignee nor the Assignor may assign any of its rights or obligations under this Assignment Agreement without the prior express written consent of the other party, such consent not to be unreasonably withheld or delayed.

Exhibit F-3

Section 6. Notices; Authorized Communications.

(a) All notices and other communications provided for in this Assignment Agreement shall be in writing, which may be by confirmed telecopier transmission and addressed as set forth below or to such other address or telecopier number as may from time to time be designated by the intended recipient thereof by notice to the other party. All such notices and other communications shall be hand-delivered, or mailed by airmail, postage prepaid, or telecopied, addressed as aforesaid, and shall be effective if hand-delivered, upon delivery, or if mailed, when received, or if telecopied, when transmitted.

(b) Each party hereto shall be authorized and entitled to rely upon any communication reasonably believed by such party to be signed, sent or made by a proper and duly authorized person.

Section 7. Amendment.

This Assignment Agreement may not be amended, supplemented or modified except in writing, signed by both the Assignee and the Assignor.

Section 8. Waiver.

No failure or delay on the part of either party in exercising any right hereunder shall operate as a waiver of, or impair such right. No single or partial exercise of any such right shall preclude any other further exercise thereof or the exercise of any other rights. No waiver of any such right shall be effective unless given in writing. No waiver of any such right shall be deemed a waiver of any other right hereunder.

Section 9. Entire Agreement.

This Assignment Agreement contains the entire agreement between the parties relating to the subject matter herein and supersedes all previous oral statements and other writings with respect thereto. The section headings used herein are intended for convenience only and shall not be deemed to control or effect any interpretation of any of the provisions hereof.

Section 10. Governing Law.

This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 11. Counterparts.

This Assignment Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Exhibit F-4

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by an authorized signatory and delivered as of the day and year first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

CONSENTED TO AND AGREED UPON THIS              DAY OF             , 20             :

ORIX CAPITAL MARKETS, LLC, a Delaware limited liability company, as the Agent

By:
Name:
Title:

Exhibit F-5

Rider 1.1.4

Extension

Borrower shall have the right to extend the Maturity Date (each, an “Extension Option”) for up to two (2) additional, consecutive twelve (12) month terms (each such 12-month period being hereinafter referred to as an “Extension Term”). Borrower may only exercise an Extension Option upon satisfying the following conditions:

(i) Borrower shall have delivered to Agent written notice of such election (the “Extension Notice”) no later than 120 days’ prior to then scheduled Maturity Date and failure to so deliver the Extension Notice constitutes Borrower’s waiver of its extension rights;

(ii) Each such Extension Notice shall be accompanied by a non-refundable extension fee equal to seventy five one-hundredths of one percent (0.75%) of the then outstanding principal balance of the Loan;

(iii) With respect to the first Extension Term (a) the Net Operating Income shall be equal to or greater than the product obtained by multiplying the Debt Service by two (2) and (b) the Project Yield shall be equal to or greater than twenty-five percent (25%);

(iv) With respect to the second Extension Term (a) the Net Operating Income shall be equal to or greater than the product obtained by multiplying the Debt Service by two (2) and (b) the Project Yield shall be equal to or greater than twenty-five percent (25%);

(v) No Event of Default shall have previously occurred or then exists under the Loan Documents, nor shall any Default or Cash Trap Event then exist.

Rider 10.1(b)

Actions by Agent

Subject to the terms and provisions of this Agreement (but without limiting in any way the generality thereof), Agent shall have the right, and Lenders acknowledge that Agent, exclusively, has all necessary power and authority (but under no circumstances shall be obligated), to undertake any or all the following actions on behalf of Lenders:

(i) communicate and otherwise deal with Borrower and the other Borrower Parties in connection with or related to the Loan;

(ii) receive, process and review any and all requests (including requests for approval of or consent to an action or matter) submitted by any of the Borrower Parties under the Loan Documents or otherwise, and determine whether to approve or disapprove any such matter or action;

(iii) process and review any and all requests for Advances and disbursements under the Loan Documents (including Advances of the Holdbacks and/or the disbursement of Deposits), and determine whether Borrower has complied with and satisfied any and all conditions to such Advances and disbursements and when any such Advances or disbursements should be made;

(iv) prepare, negotiate, finalize and execute any and all notices, demands, default letters, amendments, modifications, waivers, workouts, releases, payoff letters, approvals, consents, disapprovals and other communications of, in connection with or with respect to the Loan and any of the Loan Documents;

(v) require and acquire additional security for the Loan from the Borrower Parties;

(vi) receive, hold and disburse all Revenue and Deposits;

(vii) vote all claims with respect to the Loan in any bankruptcy, insolvency or similar proceedings, whether voluntary or involuntary including the right to approve or reject any plan of reorganization;

(viii) take any legal action to enforce or protect Lenders’ interests with respect to the Loan or to exercise or refrain from exercising any powers or rights which Lenders may have under the Loan Documents, including, without limitation, the right at any time to accelerate, or refrain from accelerating, the Loan, to foreclose and sell and otherwise deal with the Collateral, or, refrain from foreclosing, selling or otherwise dealing with the Collateral, and to enforce or refrain from enforcing the Loan Documents;

(ix) approve or disapprove of Borrower’s Operating Budget with respect to the Collateral;

(x) approve or disapprove of the execution, renewal, termination or amendment of any lease;

(xi) approve or disapprove of the release of any escrow held in conjunction with the Loan to Borrower substantially in accordance with the terms of the Loan Documents or as otherwise required by applicable law;

(xii) approve or disapprove of any alterations to the Collateral or any Project, to the extent approval by Agent of such alterations is required by the Loan Documents;

(xiii) approve or disapprove of any change in any Loan Documents (other than Major Decisions);

(xiv) approve or disapprove of any change in the manager of all or any portion of the Collateral in accordance with the terms of the Loan Agreement;

(xv) waive any notice provisions related to prepayment; and

(xvi) exercise all such powers and take such actions as are incidental to any and all of the foregoing consistent with the terms and provisions of this Agreement.